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                                                                PRELIMINARY COPY

                       [LETTERHEAD OF CELADON GROUP, INC.]
                                                                          , 1998

Dear Stockholder:

          You are cordially invited to attend a Special Meeting of Stockholders of Celadon Group, Inc. ("Celadon" or the "Company") to be held at a.m. on , 1998 at __________ (the "Special Meeting").

          At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 23, 1998 (the "Merger Agreement"), by and between Celadon and Laredo Acquisition Corp. ("Merger Sub"). Merger Sub is a newly-formed Delaware corporation controlled by Odyssey Investment Partners Fund, L.P. ("Odyssey").

          Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the transactions contemplated thereby (the "Effective Time"), (a) Merger Sub will be merged into Celadon (the "Merger"), with Celadon continuing as the surviving corporation (the "Surviving Corporation"); (b) the current directors of Celadon will be replaced by the directors of Merger Sub (and a majority of the directors of the Surviving Corporation will be designees of Odyssey); (c) the shares of common stock of Merger Sub held by Odyssey will be converted into shares of common stock of the Surviving Corporation, representing approximately 90% of the outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time; (d) certain stockholders of Celadon (including an officer and director and an entity affiliated with a director) will retain an aggregate of 320,000 shares of common stock of Celadon (the "Rollover Shares"), which represent approximately 4.1% of the outstanding shares of common stock of Celadon and which will represent approximately 10% of the outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time; (e) each share of common stock of Celadon outstanding immediately prior to the Effective Time (except for the Rollover Shares, treasury shares held by Celadon, and shares held by dissenting stockholders who have properly exercised their rights pursuant to Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $20.00 per share in cash (the "Cash Merger Price"); (f) the warrants granted to Hanseatic Corporation ("Hanseatic," and such warrants the "Hanseatic Warrants") will be canceled and Hanseatic shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of common stock of Celadon previously subject to the Hanseatic Warrants and the excess of the Cash Merger Price per share over the exercise price per share of the Hanseatic Warrants; and (g) except for certain options to be retained by certain officers and directors of the Company (the "Rollover Options") which represent the right to purchase approximately ___% of the common stock of Celadon and which will represent the right to purchase approximately _____ % of the common stock of the Surviving Corporation immediately following the Effective Time, each outstanding employee or director stock option (the "Options") granted under the 1994 Celadon Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan (collectively, the "Stock Option Plans") will be canceled and the former holder thereof shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of common stock of Celadon previously subject to such Option and the excess of the Cash Merger Price per share over the exercise price per share of such Option. Applicable withholding taxes will be deducted from all payments made in respect of the Options and the Hanseatic Warrants. Also, Stephen Russell, President, Chief Executive Officer, and Chairman of the Company's Board, and four other members of senior management of the Company will enter into new employment agreements, which will have a term of four years with respect to Stephen Russell and three years with respect to each other member of senior management and provide for severance payments to the members of senior management under certain circumstances. In addition, an annual bonus plan, and a stock option plan with respect to an aggregate


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amount  of  7.5% of the  common  stock  of the  Surviving  Corporation,  will be instituted for approximately twenty of the Company's executives, including members of senior management. Upon consummation of the Merger and the other transactions contemplated by the Merger Agreement, (a) options with respect to 3.0% of the common stock of the Surviving Corporation will be granted to Stephen Russell pursuant to the stock option plan described in the preceding sentence, and options with respect to 4.0% of such common stock will be distributed among designated executives, including the other members of senior management, and (b) signing bonuses in an aggregate amount of $1.1 million will be distributed among
designated   executives,   including   approximately   $500,000  which  will  be
distributed to Stephen Russell and certain other amounts to be distributed to other members of senior management.

          Two substantially similar litigations have been filed by the same law firm in the Delaware Court of Chancery challenging the proposed Merger. In sum, these putative class actions allege (a) that the payment of $20.00 per share to public stockholders upon consummation of the Merger would constitute an acquisition of such shares by management of the Company for less than fair and adequate consideration and (b) that the Company's directors breached their fiduciary duties to the Company and its stockholders.

          The terms of the Merger Agreement are described in the accompanying Proxy Statement and a conformed copy of the Merger Agreement is included as Annex A with the Proxy Statement. The rights of dissenting stockholders are described in the accompanying Proxy Statement and a copy of Section 262 of the Delaware General Corporation Law is included as Annex B with the Proxy Statement.

          The  affirmative  vote of a majority  of the  issued  and  outstanding shares of common stock of Celadon entitled to vote thereon is required to approve and adopt the Merger Agreement. Stephen Russell and Hanseatic, as stockholders of Celadon, have entered into a Voting Agreement, dated as of June 23, 1998, with Merger Sub pursuant to which they appointed certain persons designated by Merger Sub as proxy to vote each of their respective shares of common stock of Celadon in favor of the Merger Agreement at the Special Meeting. As of June 23, 1998, the shares of common stock of Celadon held by such stockholders represented approximately 24% of the outstanding shares of common stock of Celadon. Stephen Russell and Hanseatic own, respectively, 200,000 and 120,000 Rollover Shares, which represent approximately 2.6% and 1.5%, respectively, of the outstanding shares of common stock of Celadon and which will represent approximately 6.25% and 3.75%, respectively, of the common stock of the Surviving Corporation immediately following the Effective Time. Paul Biddleman, President of Hanseatic, is Hanseatic's designee to the Company's Board of Directors. In addition, Stephen Russell and _________ own, respectively, _______ and __________ Rollover Options, which will represent the right to purchase an additional ___% and ___%, respectively, of the common stock of the Surviving Corporation immediately following the Effective Time.

          Consummation of the Merger is subject to certain conditions, including the completion of financing to provide an aggregate of approximately $239.1 million which will be used to fund the Cash Merger Price, the repayment of certain outstanding indebtedness and capital leases, and transaction fees and expenses. The financing transactions will include (a) the issuance of senior subordinated notes by Celadon Trucking Services, Inc., a wholly-owned subsidiary of the Company, (b) the issuance of senior discount notes by the Company, (c) bank financing, and (d) equity financing.

          The Board of Directors of the Company has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, the holders of Celadon's common stock (other than the holders of the Rollover Shares) and recommends that stockholders vote FOR the approval and adoption of the Merger Agreement.

         The approval and determination of the Board was based on a number of factors, described in the accompanying Proxy Statement, including the opinion of Wasserstein Perella & Co. ("Wasserstein Perella"), the Company's financial advisor, to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of Celadon's common stock in connection with the Merger was fair to such holders (other than the holders of the Rollover


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Shares) from a financial  point of view. The opinion of  Wasserstein  Perella is included as Annex C to the Proxy Statement and should be read in its entirety.

          Your vote is important. Regardless of whether you plan to attend the Special Meeting, please sign and date the enclosed proxy and return it in the envelope provided in order that your shares may be represented at the Special Meeting. If you decide to attend the Special Meeting, you may revoke your proxy and vote your shares in person.

                                                    Sincerely,


                                                    Stephen Russell
                                                    Chairman of the Board


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                                PRELIMINARY COPY

                               CELADON GROUP, INC.
                                One Celadon Drive
                        Indianapolis, Indiana 46235-4207


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON , 1998

To the Stockholders of Celadon Group, Inc.:

          NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Celadon Group, Inc. ("Celadon") will be held at a.m., local time, on , 1998, at for the ------- following purposes:

         (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 23, 1998 (the "Merger Agreement"), by and between Celadon and Laredo Acquisition Corp. ("Merger Sub"), a newly formed Delaware corporation controlled by Odyssey Investment Partners Fund, LP ("Odyssey"), and the transactions contemplated thereby. Upon the terms and subject to the conditions of the Merger Agreement at the effective time of the transaction contemplated (the "Effective Time"), (a) Merger Sub will be merged into Celadon, with Celadon continuing as the surviving corporation (the "Surviving Corporation"); (b) the current directors of Celadon will be replaced by the directors of Merger Sub (and a majority of the directors of the Surviving Corporation will be designees of Odyssey); (c) the shares of common stock of Merger Sub held by Odyssey will be converted into shares of common stock of the Surviving Corporation, representing approximately 90% of the outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time; (d) certain stockholders of Celadon (including an officer and director and an entity affiliated with a director) will retain existing shares of common stock in Celadon (the "Rollover Shares"), which now represent approximately 4.1% of the outstanding shares of common stock of Celadon and will represent approximately 10% of the outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time; (e) each share of common stock of Celadon outstanding immediately prior to the Effective Time (except for the Rollover Shares, treasury shares held by Celadon, and shares held by dissenting stockholders who have properly exercised their rights pursuant to Section 262 of the Delaware General Corporation Law), will be converted into the right to receive $20.00 per share in cash (the "Cash Merger Price"); (f) the warrants granted to Hanseatic Corporation ("Hanseatic", and such other warrants, the "Hanseatic Warrants") will be canceled and Hanseatic shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of common stock of Celadon previously subject to the Hanseatic Warrants and the excess of the Cash Merger Price per share over the exercise price per share of the Hanseatic Warrants, reduced by applicable withholding taxes or other taxes required by law to be withheld; (g) except for certain Options (defined below) to be retained by certain officers and directors of the Company (the "Rollover Options") which represent the right to purchase approximately ___% of the common stock of Celadon and which will represent the right to purchase approximately _____ % of the common stock of the Surviving Corporation immediately following the Effective Time, each outstanding employee or director stock option (the
"Options") granted under the 1994 Celadon Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan (the "Stock Option Plans") will be canceled and the former holder thereof shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of common stock of Celadon previously subject to such Option and the excess of the Cash Merger Price per share over the exercise price per share of such Option, less applicable withholding taxes; and (h) Stephen Russell, President, Chief Executive Officer, and Chairman of the Company's Board, and four other members of senior management of the Company will enter into new employment agreements which will (i) have a term of four years with respect to Stephen Russell and three years with respect to each other member of senior management and (ii) provide for severance payments to the members of senior


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management under certain circumstances. In addition, an annual bonus plan, and a stock option plan with respect to an aggregate amount of 7.5% of the common stock of the Surviving Corporation, will be instituted for approximately twenty of the Company's executives, including members of senior management. Upon consummation of the Merger and the other transactions contemplated by the Merger Agreement, (i) options with respect to 3.0% of the common stock of the Surviving Corporation will be granted to Stephen Russell pursuant to the stock option plan described in the preceding sentence, and options with respect to 4.0% of such common stock will be distributed among designated executives, including the other members of senior management and (ii) signing bonuses in an aggregate amount of $1.1 million will be distributed among designated executives, including approximately $500,000 to be distributed to Stephen Russell and certain other amounts to be distributed to other members of senior management.

          (2) To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

          Stephen Russell and Hanseatic own, respectively, 200,000 and 120, 000 Rollover Shares, which now represent approximately 2.6% and 1.5%, respectively, of the outstanding shares of common stock of Celadon and which will represent approximately 6.25% and 3.75%, respectively, of the common stock of the Surviving Corporation immediately following the Effective Time. Paul Biddleman, President of Hanseatic, is Hanseatic's designee to the Company's Board of Directors. In addition, Stephen Russell and _______ own, respectively, ______, and _____ Rollover Options, which will represent the right to purchase an additional ___% and _____%, respectively, of the common stock of the Surviving Corporation immediately following the Effective Time.

          Two substantially similar litigations have been filed by the same law firm in the Delaware Court of Chancery challenging the proposed Merger. In sum, these putative class actions allege (a) that the payment of $20.00 per share to public stockholders upon consummation of the Merger would constitute an acquisition of such shares by management of the Company for less than fair and adequate consideration and (b) that the Company's directors breached their fiduciary duties to the Company and its stockholders.

          A copy of the Merger Agreement appears as Annex A to, and is described in, the accompanying Proxy Statement. Rights of dissenting stockholders, are described in the accompanying Proxy Statement and a copy of Section 262 of the Delaware General Corporations Law appears as Annex B thereto.

          All stockholders are cordially invited to attend the meeting, although only those stockholders of record at the close of business on , 1998, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                              By Order of the Board of Directors
                                                            Paul Will, Secretary

Dated:                 , 1998

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING BY DELIVERING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, BY SUBMITTING TO THE SECRETARY OF THE COMPANY A LATER DATED PROXY OR BY VOTING IN PERSON AT THE SPECIAL MEETING.


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                                PRELIMINARY COPY
                               CELADON GROUP, INC.
                                ONE CELADON DRIVE
                        INDIANAPOLIS, INDIANA 46235-4207

                                 ---------------
                                 PROXY STATEMENT
                                ----------------
                         SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON , 1998

          This proxy statement is being furnished to the stockholders of Celadon Group, Inc., a Delaware corporation ("Celadon" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders to be held on , 1998, at local time, at
 .

          At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 23, 1998 (the "Merger Agreement"), by and between Celadon and Laredo Acquisition Corp. ("Merger Sub"). Merger Sub is a newly-formed Delaware corporation controlled by Odyssey Investment Partners Fund, L.P. ("Odyssey"). Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below) (a) Merger Sub will be merged into Celadon (the "Merger"), with Celadon continuing as the surviving corporation (the "Surviving Corporation");
(b) the current directors of Celadon will be replaced by the directors of Merger Sub and a majority of the directors of the Surviving Corporation will be designees of Odyssey; (c) the shares of common stock of Merger Sub held by Odyssey will be converted into shares of common stock, par value $0.033 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), representing approximately 90% of the outstanding shares of the Surviving Corporation Common Stock immediately following the Effective Time; (d) certain stockholders of Celadon (including an officer and director and an affiliate of a director) will retain an aggregate of 320,000 outstanding shares (the "Rollover Shares") of common stock, par value $0.033 per share, in Celadon (the "Celadon Common Stock"), which now represent approximately 4.1% of the outstanding shares of Celadon Common Stock and will represent approximately 10% of the outstanding shares of the Surviving Corporation Common Stock immediately following the Effective Time; (e) each share of Celadon Common Stock outstanding immediately prior to the Effective Time (except for the Rollover Shares, treasury shares held by Celadon (the "Excluded Shares")and shares, ("Dissenting Shares") held by dissenting stockholders who have properly exercised their rights pursuant to
Section 262 of the Delaware General Corporation Law ("DGCL")) will be converted into the right to receive $20.00 per share in cash (the "Cash Merger Price");
(f) the warrants granted to Hanseatic Corporation ("Hanseatic," and such warrants the "Hanseatic Warrants") will be canceled and Hanseatic shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of Celadon Common Stock previously subject to the Hanseatic Warrants and the excess of the Cash Merger Price per share over the exercise price per share of the Hanseatic Warrants, reduced by applicable withholding taxes or other taxes required by law to be withheld ; and (g) except for certain Options (as defined below) to be retained by certain officers and directors of the Company (the "Rollover Options") which will represent the right to purchase approximately _____ % of the Surviving Corporation Common Stock immediately following the Effective Time, each outstanding employee or director stock option (the "Options") granted under the 1994 Celadon Stock Option Plan and the 1996 Non- Employee Director Stock Option Plan (the "Stock Option Plans") will be canceled and the former holder thereof shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of Celadon Common Stock previously subject to such option and the excess of the Cash Merger Price per share over the exercise price per share of such Option, reduced by applicable withholding taxes or other taxes required by law to be withheld. Stephen Russell, President, Chief Executive Officer, and Chairman of the


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Company's Board, and four other members of senior management of the Company will enter into new employment agreements which will (i) have a term of four years with respect to Stephen Russell and three years with respect to each other member of senior management and (ii) provide for severance payments to the members of senior management under certain circumstances. In addition, an annual bonus plan, and a stock option plan with respect to an aggregate amount of 7.5% of the Surviving Corporation Common Stock, will be instituted for approximately twenty of the Company's executives, including members of senior management. Upon consummation of the Merger and the other transactions contemplated by the Merger Agreement, (i) options with respect to 3.0% of the Surviving Corporation Common Stock will be granted to Stephen Russell pursuant to the stock option plan described in the preceding sentence, and options with respect to 4.0% of the Surviving Corporation Common Stock will be distributed among the designated executives, including the other members of senior management and (ii) signing bonuses in an aggregate amount of $1.1 million will be distributed among designated executives, including approximately $500,000 to be distributed to Stephen Russell and certain other amounts to be distributed to other members of senior management.

          Two substantially similar litigations have been filed by the same law firm in the Delaware Court of Chancery challenging the proposed Merger. In sum, these putative class actions allege (a) that the payment of $20.00 per share to public stockholders upon consummation of the Merger would constitute an acquisition of such shares by management of the Company for less than fair and adequate consideration and (b) that the Company's directors breached their fiduciary duties to the Company and its stockholders.

          Any shares of Celadon Common Stock held in the Company's treasury (the "Excluded Shares") will be canceled and retired. The effective time of the Merger will be the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL (the "Effective Time"), which is scheduled to occur as soon as practicable after the satisfaction of certain closing conditions. See "Special Factors--Interests of Certain Persons in the Merger" and "Certain Provisions of the Merger Agreement--Treatment of Securities in the Merger."

          A copy of the Merger Agreement is included as Annex A hereto. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

          A copy of Section 262 of the DGCL is included as Annex B hereto. The summaries the rights of dissenting stockholders set forth in this Proxy Statement do not purport to be complete and are qualified in their entirety by reference to, the text of Section 262 of the DGCL.

          The affirmative vote of the holders of a majority of the issued and outstanding shares of Celadon Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Only holders of record of shares of Celadon Common Stock at the close of business on , 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any and all adjournments and postponements thereof. Stephen Russell and Hanseatic, as stockholders of Celadon, have entered into a Voting Agreement, dated as of June 23, 1998, with Merger Sub (the "Voting Agreement"), pursuant to which each such stockholder appointed certain persons designated by Merger Sub as his proxy to, among other things, vote his shares of Celadon Common Stock (including shares issuable upon exercise of Options prior to the Effective Time) in favor of the Merger Agreement. As of June 23, 1998, the shares of Celadon Common Stock held by such stockholders represented approximately 24% of the outstanding shares of Celadon Common Stock. In addition, Stephen Russell and Hanseatic own, respectively, 200,000 and 120,000 Rollover Shares, which represent approximately 2.6% and 1.5% of the outstanding shares of Celadon Common Stock and which will represent approximately 6.25% and 3.75%, respectively, of the Surviving Corporation Common Stock immediately after the Effective Time. Paul Biddleman, President of Hanseatic, is Hanseatic's designee to the Company's Board of Directors. Stephen Russell and _________ own, respectively, _________ and __________ Rollover Options, which will represent the right to purchase an additional ___% and ___%,


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respectively,  of the Surviving  Corporation Common Stock immediately after the Effective Time. See "Special Factors--Interests of Certain Persons in the Merger."

          THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. See "Special Factors-- Interests of Certain Persons in the Merger."

          This  Proxy   Statement  is  first  being  mailed  to  the   Company's
stockholders on or about , 1998.

          THIS   TRANSACTION  HAS  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

          THE DATE OF THIS PROXY STATEMENT IS , 1998.




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          NO  PERSON  IS  AUTHORIZED  TO GIVE  ANY  INFORMATION  OR TO MAKE  ANY
REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE SOLICITATION MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CELADON, MERGER SUB OR ODYSSEY. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION   THAT  THE  INFORMATION   CONTAINED   HEREIN  OR  IN  ANY  DOCUMENT
INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATE OF SUCH DOCUMENT, AS THE CASE MAY BE, OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF CELADON SINCE THE DATE HEREOF OR THE DATE OF SUCH DOCUMENT, AS THE CASE MAY BE. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY FROM ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION.




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




                                     SUMMARY

          The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement, including the Annexes hereto. Stockholders are urged to read and consider carefully this entire Proxy Statement, including the Annexes.

THE PARTIES TO THE MERGER

          Celadon. Celadon's principal executive offices are located at One Celadon Drive, Indianapolis, Indiana 46235-4207 (Telephone: (317) 972-7000). For additional information regarding Celadon and its business, see "Selected
Historical Consolidated Financial Information" and "Incorporation of Certain Documents by Reference."

          Merger Sub and Odyssey. Merger Sub was recently incorporated under the laws of the State of Delaware for the purpose of consummating the Merger. Merger Sub has not conducted any business other than the transactions described herein and has no assets. Merger Sub was formed by and is controlled by Odyssey. Odyssey is a Delaware limited partnership principally engaged in the business of investing in companies. The address of the principal executive offices of each of Merger Sub and Odyssey is located at c/o Odyssey Investment Partners, LLC, 280 Park Avenue, 38th Floor, New York, New York 10017. See "Merger Sub and Odyssey."

THE SPECIAL MEETING

          The Special Meeting will be held at a.m., local time, on 1998 at . At the Special Meeting, stockholders of Celadon (a) will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and (b) will transact such other business as may properly come before the Special Meeting. The Board of Directors has fixed the Record Date as the date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any and all adjournments and postponements thereof. As of the Record Date, there were ____________shares of Celadon Common Stock issued and outstanding and entitled to vote at the Special Meeting.

          Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Celadon Common Stock entitled to vote at the Special Meeting. As of the Record Date, the directors and executive officers of Celadon were the beneficial owners of _________ shares of Celadon Common Stock (including shares of Celadon Common Stock issuable upon the exercise of Options and the Hanseatic Warrants prior to the Effective Time). The directors and executive officers of Celadon have indicated that they intend to vote such shares in favor of the approval and adoption of the Merger Agreement. In addition, Stephen Russell and Hanseatic have entered into the Voting Agreement pursuant to which they agreed with Merger Sub to vote in favor of the Merger Agreement. Stephen Russell and Hanseatic beneficially own 1,989,860 shares of Celadon Common Stock (including shares of Celadon Common Stock issuable upon the exercise of Options and the Hanseatic Warrants prior to the Effective Time) of which 1,907,739 shares, constituting approximately 25% of the outstanding Celadon Common Stock, are outstanding as of June 23, 1998. The total number of outstanding shares of Celadon Common Stock that either are held by the directors and officers of Celadon or are subject to the Voting Agreement is 2,069,345, or approximately 27.0% of the outstanding shares of Celadon Common Stock. See "Special Factors--Interests of Certain Persons in the Merger--Voting Agreement."



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REASONS FOR THE MERGER

          The Board of Directors of Celadon, in attempting to maximize stockholder value, has unanimously approved the Merger Agreement and has determined that the Merger Agreement is fair to and in the best interests of Celadon's stockholders (other than the holders of the Rollover Shares and Excluded Shares). This determination was based on, among other things, the following factors: a comparison of the risks and benefits of the Merger against the risks and benefits of the other strategic alternatives available to Celadon, including continuing as an independent entity; a comparison of the benefits and risks of a prior offer for the Company; the Cash Merger Price of $20.00 per share of the Celadon Common Stock, which represents a premium over recent historical price levels; the written opinion of Wasserstein Perella with respect to the fairness from a financial point of view of the consideration to be received by Celadon's stockholders (other than the holders of Rollover Shares and Excluded Shares) in the Merger; and the terms and conditions of the Merger Agreement. See "Special Factors--Reasons for the Merger; Recommendation of the Board of Directors."

TERMS OF THE MERGER

          General. At the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation. Also at the Effective Time, the current directors of the Company will be replaced by the directors of Merger Sub, and a majority of the directors of the Surviving Corporation will be designees of Odyssey. Stephen Russell (the President, Chief Executive Officer, and Chairman of the Board of Celadon) will, upon consummation of the Merger, become a director of the Surviving Corporation. All members of the Company's current management will continue as such immediately after the Effective Time. See "Certain Provisions of the Merger Agreement--Board of
Directors and Officers of the Surviving Corporation" and "Directors and Executive Officers of the Surviving Corporation."

          Cash Merger Price. At the Effective Time, each share of Celadon Common Stock held by the Company's stockholders (other than the Rollover Shares, Excluded Shares, and Dissenting Shares) will be converted into the right to receive the Cash Merger Price. No interest will be paid or accrued on the Cash Merger Price.

          Payment of Cash Merger Price. The Cash Merger Price will be paid as soon as practicable after the Effective Time upon receipt by a paying agent selected by Merger Sub (the "Paying Agent") of certificates which, immediately prior to the Effective Time represented, the shares of Celadon Common Stock held by such stockholders. As of or at the Effective Time, Merger Sub will deposit with the Paying Agent for the benefit of the holders of shares of Celadon Common Stock, the funds necessary to pay the Cash Merger Price for each share payable pursuant to the terms of the Merger Agreement. As soon as practicable after the Effective Time, the Paying Agent will mail to each record holder of Celadon Common Stock a notice and letter of transmittal advising the holder of the effectiveness of the Merger and the procedure for surrendering certificates to the Paying Agent for exchange into the Cash Merger Price. Stockholders should not forward stock certificates to the Paying Agent until they have received transmittal forms. Certificates should not be returned with the enclosed proxy cards.

          Rollover Shares. At the Effective Time, the Rollover Shares will be converted on a share-for-share basis into shares of Surviving Corporation Common Stock. The Rollover Shares will represent approximately 10% of the total outstanding shares of Surviving Corporation Common Stock. Stephen Russell (Chairman, Chief Executive Officer and President of Celadon ) and Hanseatic own, respectively, 200,000 and 120,000 Rollover Shares, which represent approximately 2.6% and 1.5%, respectively, of the outstanding shares of Celadon Common Stock and which will represent approximately 6.25% and 3.75%, respectively, of the total outstanding shares of Surviving Corporation Common Stock immediately after the Effective Time. Paul Biddleman, President of Hanseatic, serves as Hanseatic's designee to Celadon 's Board of Directors. See "Special
Factors--Interests of Certain Persons in the Merger--Retention of Rollover Shares" and "Certain Provisions of the Merger Agreement--Treatment of Securities in the Merger."



                                        2



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




          Excluded Shares. At the Effective Time, the Excluded Shares will be canceled and retired without payment of any consideration therefor.

          Issuance of Surviving Corporation Common Stock to Odyssey. At the Effective Time, the issued and outstanding shares of Merger Sub will be converted into 2,880,000 shares of Surviving Corporation Common Stock, representing approximately 90% of the total outstanding shares of Surviving Corporation Common Stock immediately following the Effective Time.

          Payment for Options and Hanseatic Warrants. Except for the Rollover Options, the Company will cause each Option under the Stock Option Plans, whether or not then exercisable or vested, to be canceled. In consideration of such cancellation, the Company will pay to such holders of Options an amount in cash in respect thereof equal to the product of the excess of the Cash Merger Price over the exercise price of each such Option and the number of shares of Celadon Common Stock previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes). The Company will cause the Hanseatic Warrants to be canceled. In consideration of such cancellation, the Company will pay to Hanseatic an amount in cash in respect thereof equal to the product of the excess of the Cash Merger Price over the exercise price of the Hanseatic Warrants and the number of shares of Celadon Common Stock previously subject to the Hanseatic Warrants immediately prior to cancellation (such payment to be net of withholding taxes).

EFFECTIVE TIME

          The Effective Time of the Merger will be the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, which is scheduled to occur as soon as practicable after the satisfaction of certain closing conditions. Either Merger Sub or the Company may terminate the Merger Agreement should the Merger not be consummated by November 30, 1998. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger" and "--Termination; Effects of Termination."

FINANCING ARRANGEMENTS

          Financing of the Merger will require approximately $239.1 million to pay the Cash Merger Price, to pay the value of the Options, to refinance certain existing indebtedness and capital leases of Celadon and its subsidiaries (the "Refinancing"), and to pay the fees and expenses in connection with the Merger and such financing. These funds are expected to be provided through (a) the issuance by Celadon Trucking Services, Inc. ("CTSI"), a wholly-owned subsidiary of the Company, of $150 million of senior subordinated notes (the "CTSI Senior Subordinated Notes"), (b) the issuance by the Company of senior discount notes for gross proceeds of $25 million (the "Company Senior Discount Notes"), (c) drawings of up to $7.5 million under the Revolver (defined below) of $25 million, and (d) equity financing provided by Odyssey in the amount of approximately $57.6 million through the purchase of the common stock of Merger Sub. In the event that the offerings of the CTSI Senior Subordinated Notes and the Company Senior Discount Notes are not consummated at or prior to the Effective Time, the Company and CTSI intend to incur the Bridge Loans (defined below). The Merger Sub has obtained financing letters (each a "Financing Letter") from General Electric Capital Corporation ("GE"), and Bankers Trust Corporation ("BT") with respect to the terms and conditions of the financing to be provided by each entity.

          Revolving Credit Facility. Pursuant to a Financing Letter obtained by Merger Sub from GE, as Agent, GE has committed to arrange, subject to the terms and conditions provided therein, a $25 million revolving credit facility (the "Revolver") to be used by CTSI for working capital purposes and other corporate purposes. Pursuant to the terms of the GE Financing Letter, CTSI is prohibited from borrowing in excess of $7.5 million of the Revolver for use in connection with the Refinancing.



                                        3



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




          Senior Secured Capital Expenditure and Acquisition Line. Pursuant to the GE Financing Letter, GE has committed to arrange, subject to the terms and conditions provided therein, for a $150 million senior secured capital expenditure and acquisition line (the "CAPEX Line") to be used by CTSI for certain permitted capital expenditures and the permitted acquisitions.

          CTSI Senior Subordinated Notes. CTSI intends to issue $150 million of CTSI Senior Subordinated Notes concurrently with the consummation of the Merger. It is anticipated that the CTSI Senior Subordinated Notes will be issued pursuant to a private placement exemption to the Securities Act of 1933, as amended (the "Securities Act").

          Company Senior Discount Notes. The Company intends to issue, for gross proceeds of $25 million, Company Senior Discount Notes concurrently with the consummation of the Merger. It is anticipated that the Company Senior Discount Notes will be issued pursuant to a private placement exemption to the Securities Act.

          Bridge Loans. In the event that the offerings of the CTSI Senior Subordinated Notes and the Company Senior Discount Notes are not consummated at or prior to the Effective Time, (a) CTSI intends to incur a senior subordinated bridge loan in an aggregate amount not to exceed $100 million (the "CTSI Bridge Loan") and (b) the Company intends to incur a senior discount bridge loan yielding gross proceeds of $25 million (the "Company Bridge Loan" and, together with the CTSI Bridge Loan, the "Bridge Loans"). BT has agreed to provide the Bridge Loans, subject to the terms and conditions of the BT Financing Letter.

          Equity Investment. Odyssey's investment in the Surviving Corporation after the Effective Time will consist of a cash contribution to Merger Sub in an aggregate amount of approximately $57.6 million, which Merger Sub will contribute to Celadon at the Effective Time.

          The total equity investment in the Surviving Corporation after the Effective Time will be approximately $64.0 million, consisting of (a) approximately $57.6 million of Surviving Corporation Common Stock, in the form of approximately $57.6 million contributed by Odyssey through the Merger Sub and
(b) the approximately $6.4 million value of the Rollover Shares.

          For a summary of certain terms of the CTSI Senior Subordinated Notes, Company Senior Discount Notes, the Bridge Loans, the Revolver and the CAPEX Line, and a discussion of the sources of funds for the financing of the Merger, see "Financing of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          In considering the recommendation of the Company's Board of Directors that stockholders vote in favor of the Merger Agreement, stockholders should be aware that certain members of Celadon's management and Board of Directors have interests in the Merger that are in addition to, and may be deemed to be in conflict with, the interests of the stockholders of Celadon generally. These interests include (a) (i) benefits under certain employment agreements to be executed by the Company, on the one hand, and by each of Stephen Russell and the four other members of senior management on the other hand, (ii) an annual bonus plan for Company executives (including senior management) to be adopted after the Effective Time, (iii) a new stock option plan for Company executives (including senior management) with respect to 7.5% of the common stock of the Surviving Corporation, to be adopted after the Effective Time, and (iv) the payment of signing bonuses in the aggregate amount of $1.1 million to Company executives (including senior management); (b) the retention by Stephen Russell and Hanseatic of the Rollover Shares; (c) the cash settlement of Options and the Hanseatic Warrants pursuant to the terms of the Merger Agreement; (d)
indemnification of officers and directors; and (e) certain other matters. Stephen Russell, President, Chief Executive Officer, and Chairman of the Company's Board, owns 200,000 Rollover Shares, which represent approximately 2.6% of the outstanding shares of Celadon Common Stock and which will represent approximately 6.25% of the outstanding shares of Surviving Corporation Common Stock immediately following


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




the Effective Time, and ________ Rollover Options which will represent the right to purchase an additional _______% of the shares of Surviving Corporation Common Stock Immediately following the Effective Time. Hanseatic owns 120,000 Rollover Shares which represent approximately 1.5% of the outstanding shares of Celadon Common Stock and which will represent approximately 3.75% of the outstanding shares of Surviving Corporation Common Stock immediately following the Effective Time. Paul Biddleman, President of Hanseatic, acts as Hanseatic's designee to the Company's Board. See "Special Factors--Interests of Certain Persons in the Merger."

RECOMMENDATION OF THE BOARD

          The Board of Directors of the Company unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has determined that the Merger Agreement is fair to, and in the best interests of, the stockholders of the Company (other than holders of the Rollover Shares) and recommends that the stockholders vote FOR the approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Board in reaching its recommendation and determination, see "Special Factors--Reasons for the Merger; Recommendation of the Board of Directors."

          Two substantially similar litigations have been filed by the same law firm in the Delaware Court of Chancery challenging the proposed Merger. In sum, these putative class actions allege (a) that the payment of $20.00 per share to public stockholders upon consummation of the Merger would constitute an acquisition of such shares by management of the Company for less than fair and adequate consideration and (b) that the Company's directors breached their fiduciary duties to the Company and its stockholders. See "Litigation."

OPINION OF FINANCIAL ADVISOR

          Wasserstein Perella has delivered to the Board of Directors of the Company its written opinion to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of Celadon Common Stock (other than holders of the Rollover Shares) in connection with the Merger was fair to stockholders from a financial point of view. The full text of Wasserstein Perella's opinion, including the procedures followed, the matters considered and the assumptions made by Wasserstein Perella, is included as Annex C to this Proxy Statement and should be read in its entirety. See "Special Factors--opinion of Wasserstein Perella, Financial Advisor to Celadon."

CONDITIONS TO CONSUMMATION OF THE MERGER

          Consummation of the Merger is subject to various conditions, including among other matters: (a) approval of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the issued and outstanding shares of Celadon Common Stock entitled to vote thereon; (b) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended (the "HSR Act"); (c) receipt of the funding contemplated by the Financing Letters; (d) Merger Sub's reasonable satisfaction that the Merger will be accounted for as a recapitalization; and (e) satisfaction of certain customary conditions. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger."

CERTAIN RELATED AGREEMENTS

          For a Summary of certain terms of agreements entered into in connection with the Merger, see "Special Factors--Certain Related Agreements."



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CERTAIN EFFECTS OF THE MERGER

          If the Merger is consummated, the Company's stockholders (other than the holders of the Rollover Shares, the Excluded Shares, and the Dissenting Shares) will have the right to receive $20.00 in cash, without interest, for each share of Celadon Common Stock held immediately prior to the Effective Time. As a result of the Merger, such stockholders will cease to have any ownership interest in Celadon and will cease to participate in future earnings and growth, if any, of Celadon. Moreover, if the Merger is consummated, public trading of the Celadon Common Stock will cease, the Celadon Common Stock will cease to be quoted on the Nasdaq National Market, the registration of the Celadon Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated; and the Company will cease filing reports with the Securities and Exchange Commission (the "Commission").

          Immediately following the Merger, approximately 90% of the outstanding shares of Surviving Corporation Common Stock will be owned by Odyssey and the remaining 10% will be owned by certain stockholders (including an officer and director and an affiliate of a director) of the Company. See "Special Factors--Interests of Certain Persons in the Merger" and "Certain Provisions of the Merger Agreement--Treatment of Securities in the Merger."

          The Merger Agreement provides that the current directors of the Company will be replaced by the directors of the Merger Sub. All members of the Company's current management will continue as such immediately after the Effective Time. See "Directors and Executive Officers of the Surviving Corporation."

          Upon consummation of the Merger, the Surviving Corporation expects to refinance certain existing indebtedness and capital leases of Celadon. See "Financing of the Merger."

          It is currently anticipated that the Surviving Corporation will be operated after the Merger in a manner substantially the same as Celadon's current operations.

ACCOUNTING TREATMENT OF TRANSACTION

          The Merger will be accounted for as a recapitalization. Accordingly, the historical basis of Celadon's assets and liabilities will not be impacted by the Merger and the transactions contemplated thereby.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

          The receipt of cash for Celadon  Common  Stock in the Merger will be a
taxable   transaction   for   federal   income  tax   purposes.   See   "Special
Factors--Certain Federal Income Tax Consequences of the Merger."

NO SOLICITATION; FIDUCIARY DUTIES

          Under the Merger Agreement, Celadon has agreed immediately to cease any existing activities, discussions or negotiations with any parties (other than Odyssey and Merger Sub) with respect to (a) any acquisition or purchase of 20% or more of the assets or of over 20% of any class of equity securities of the Company and its subsidiaries, (b) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, (c) any merger, consolidation, recapitalization, sale of all or substantially all of its assets, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the assets other than the transactions contemplated by the Merger Agreement, or (d) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to materially dilute the benefits to Merger Sub of the transactions contemplated hereby (each such transaction being referred to herein as an "Acquisition Proposal"). Pursuant to the Merger Agreement, Celadon has agreed that neither it nor its subsidiaries will initiate, solicit or encourage, directly

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




or indirectly, or take any other action to facilitate, any inquiries or the making or implementation of any proposal or offer that constitutes an Acquisition Proposal, or negotiate or discuss with, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or authorize or permit any of its officers, directors, employees, agents, or representatives to take any such action. Celadon is obligated to notify Merger Sub if any such inquiries or proposals are received by, or any such information is requested from, the Company, or any such negotiations or discussions are sought to be initiated or continued with the Company. Nothing contained in the Merger Agreement prohibits the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a bona fide Acquisition Proposal if, and only to the extent that, (a) the furnishing of such information is pursuant to an appropriate confidentiality agreement, (b) the Board of Directors of the Company determines in good faith in reliance upon written advice of outside counsel that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by law, (c) the Board determines in good faith after consultation with its financial advisor that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement, and (d) the Company is otherwise in compliance with its obligations regarding Acquisition Proposals as provided in the Merger Agreement. See "Certain Provisions of the Merger Agreement--No Solicitation; Fiduciary Out."

          If the Merger Agreement is terminated under certain circumstances generally related to the presence of an Acquisition Proposal, the Company will be obligated to pay a fee to the Merger Sub and to reimburse Merger Sub for its out-of-pocket expenses in an aggregate amount of up to $8.0 million. See "Certain Provisions of the Merger Agreement--Termination; Effects of Termination."

REGULATORY APPROVALS

          The consummation of the Merger is subject to the expiration or termination of the statutory waiting period under the HSR Act. The Company and the Merger Sub will be filing notification and report forms under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). See "Special Factors--Regulatory Approvals."

TERMINATION; FEES AND EXPENSES

          The Merger Agreement may be terminated at any time prior to the Effective Time upon the occurrence of certain events or if the Merger is not consummated by November 30, 1998. Under certain circumstances generally related to the presence of an Acquisition Proposal, or withdrawal by the Board of Directors or modification in a manner adverse to Merger Sub of its approval or recommendation of the Merger Agreement or the Merger, termination of the Merger Agreement will result in a fee and reimbursement by the Company of Merger Sub's out-of-pocket expenses in an aggregate amount of up to $8.0 million. See "Certain Provisions of the Merger Agreement--Termination; Effects of Termination."

APPRAISAL RIGHTS

          Stockholders who meet the requirements of and follow the procedures set forth in Section 262 of the DGCL may receive, in lieu of the $20.00 cash per share of Celadon Common Stock to be paid in the Merger, a cash payment equal to the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Cash Merger Price.

          To be entitled to receive payment of the fair value of the shares of Celadon Common Stock, a stockholder (a) must file a written demand for appraisal of his or her shares with the Company prior to the voting by stockholders on the Merger Agreement at the Special Meeting (such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares); (b) must not vote his or her shares in favor of approval and adoption of the Merger Agreement; (c) must hold shares of Celadon Common Stock on the date of the making of a demand for appraisal and continuously hold such shares through the Effective Time; and
(d) must have his or her shares valued in an appraisal proceeding, as described below. See "Special Factors -- Appraisal Rights." A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a stockholder file a written demand for appraisal as set forth above.


MARKET PRICES; DIVIDENDS

          Celadon Common Stock is quoted on the Nasdaq National Market under the symbol "CLDN." On June 22, 1998, the last trading day prior to the public announcement that Celadon and Merger Sub had executed the Merger Agreement, the high and low sale prices per share of Celadon Common Stock as reported on the Nasdaq National Market were $15 and $14.25, respectively.

          The following table sets forth the high and low sale prices per share of Celadon Common Stock on the Nasdaq National Market with respect to each quarterly period since the First Quarter of fiscal year 1997.



                                                                 HIGH       LOW
FISCAL 1997

   First Quarter (July 1 - September 30)...................    $ 9.50     $  5.75
   Second Quarter (October 1 - December 31)................    $11.25     $  8.47
   Third Quarter (January 1 - March 31)....................    $12.75      $10.00
   Fourth Quarter (April 1 - June 30)......................    $11.75      $10.25
FISCAL 1998
   First Quarter (July 1 - September 30)...................    $15.75      $11.13
   Second Quarter (October 1 - December 31)................    $17.00      $12.88
   Third Quarter (January 1 - March 31)....................    $16.00      $13.00
   Fourth Quarter (April 1 - June 22)......................    $15.38      $12.75
   Fourth Quarter (June 23 - June 30)......................    $19.25      $14.00
FISCAL 1999
   First Quarter (July 1 -       ) ........................    $____       $____


          Although  the Company has paid cash  dividends  on the Celadon  Common
Stock from time to time, it has not paid any dividends on its Common Stock in fiscal 1997 and 1998 and has no present intention of paying cash dividends on the Celadon Common Stock in the foreseeable future. In addition, the payment of dividends by the Company is subject to certain restrictions under the Company's existing credit agreements, which will be refinanced in connection with the Merger. Under the Merger Agreement, the Company has agreed not to pay any dividends on the Celadon Common Stock prior to the Effective Time. Pursuant to the terms of the agreements contemplated by the Financing Letters, the Surviving Corporation's ability to pay certain dividends will be restricted. See "Market Prices and Dividends."

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

          The selected consolidated financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included in the documents incorporated by reference herein. The consolidated financial information set forth below for and as of each of the years in the five-year period ended June 30, 1997 has been derived from audited consolidated financial statements of the Company. The consolidated financial information for and as of the nine-month periods ended March 31, 1998 and 1997 has been derived from the unaudited consolidated financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for the fair presentation of the financial position and results of operations for these periods. The results for the nine-month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ended June 30, 1998. See "Incorporation of Certain Documents by Reference."

                                                                                                  Nine Months Ended

                                                                Year Ended June 30,             March 31,
                                                 1993      1994         1995         1996       1997        1997         1998
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT
   Operating revenue                           $ 76,558   $ 94,746    $116,360   $166,544    $191,035   $140,759       $164,690
     Operating income                             5,162      8,330       9,179      1,737      12,435      9,509         11,680
   Interest expense, net....................      4,250      4,342       3,171      3,672       4,944      3,662          4,122
   Equity loss in unconsolidated affiliate..        343         --          --        --         --          --         --
   Gain on sale of investment
      in unconsolidated affiliate...........         --      (189)          --        --         --          --         --
   Other (income) expense...................         21        (6)         103         72         (37)       (37)       (86)
   Income (loss) from continuing operations
      before income taxes...................        548      4,183       5,905     (2,007)      7,528      5,884      7,644
   Provision for income taxes (benefit).....        252      1,711       3,690       (411)      3,024      2,354      2,944
     Income (loss) continuing operations            296      2,472       2,215     (1,596)      4,504      3,530      4,700
     Income (loss) discontinued operations        (288)        731     (2,606)    (15,203)        --         --         --
   Net income (loss) .......................          8      3,203       (391)    (16,799)      4,504      3,530      4,700
   Preferred stock dividends and redemption
      premium (1) ..........................        317        262       --            --         --         --         --
       Net income (loss) attributable to         $(309)     $2,941      $(391)   $(16,799)    $ 4,504     $3,530     $4,700
       common stockholders .................

Earnings (loss per common share):
Continuing Operations ......................  $  (.01)     $ .46      $  .31      $  (.20)    $   .59    $   .46     $  .61
Discontinued Operations ....................     (.09)       .15        (.36)       (1.93)         --        --         --
Net income (loss) (2) ......................  $  (.10)     $ .61      $ (.05)      $(2.13)    $   .59    $   .46     $  .61
Dividends per common share..................  $  (.02)   $   --     $    --     $    --       $    --    $   --      $  --
Weighted average number of common shares
  and common share equivalents outstanding      3,263      4,853       7,192        7,879       7,660      7,656      7,734

                                                                                                            Nine Months Ended
                                                               Year Ended June 30,                              March 31,
                                               1993       1994         1995         1996      1997      1997        1998
                                                                 ( IN THOUSANDS)

BALANCE SHEET
   Working Capital (deficit) ............... $   (305)  $ 17,491   $  23,801    $  17,039  $  12,727   $ 11,420     $ 10,241
     Total assets...........................   80,227     99,265     151,624      141,921    139,194    144,730      174,178
     Long-term debt ........................   44,028     29,234      39,557       50,025     54,361     55,918       75,182
   Redeemable Preferred Stock...............    2,000       --           --           --         --        --           --


                                                                                                               Nine Months Ended
                                                                      Year Ended June 30,                          March 31,
                                                      1993      1994          1995        1996     1997      1997         1998
                                                                    ( IN THOUSANDS)


   Redeemable Common Stock................            --        --           3,614         --        --       --           --
   Stockholders' Equity...................         1,538     42,079 (3)     57,839 (4)   41,962    45,794   44,651       54,002
------------------

(1) Represents (i) dividends and redemption premium on the Series I Preferred Stock which was redeemed in fiscal 1994, (ii) dividends on the Series F 12% Convertible Preferred Stock which was converted into Celadon Common Stock in fiscal 1993, and (iii) dividends on previously redeemed issuances of preferred stock.
(2) Calculation of fully-diluted net income (loss) per common share for all periods prior to 1997 are anti-dilutive. All share and per shares amounts have been adjusted to reflect the one-for-3.3 reverse stock split in January 1994.
(3) Includes the effect of the net proceeds ($29.9 million) from the Company's initial public offering and the conversion of the senior subordinated debt ($7.6 million) to Celadon Common Stock.
(4) Includes the effect of the net proceeds ($15.9 million) from the issuance of Celadon Common Stock in a public offering.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                      (in thousands; except per share data)

     The accompanying unaudited pro forma condensed consolidated balance sheet as of March 31, 1998 has been prepared to give effect to (i) the Merger and related transactions contemplated by the Merger Agreement and (ii) the acquisition of Gerth Transport of Ontario, Canada ("Gerth"), in each case as if they had occurred as of the balance sheet date. The unaudited pro forma condensed consolidated income statement for the year ended June 30, 1997 and for the nine months ended March 31, 1998 have been prepared to give effect to (i) the Merger and related transactions contemplated by the Merger Agreement and
(ii) the completion of the acquisition of the net assets of General Electric Transportation Services ("GETS") and the acquisition of Gerth, in each case as if it had occurred on July 1, 1996 and July 1, 1997, respectively. The acquisitions of GETS and of Gerth were completed on September 3, 1997 and May 22, 1998, respectively, and were accounted for under the purchase method of accounting. The recapitalization of the Company will be accounted for as a recapitalization.

     All adjustments necessary to fairly present this pro forma condensed consolidated financial information have been made based on available information and assumptions which, in the opinion of management, are reasonable. All such pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial information is based upon and should be read in conjunction with, the historical consolidated financial statements of the Company and the notes thereto included elsewhere in this Proxy Statement. The pro forma condensed consolidated financial statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the Merger and related transactions contemplated by the Merger Agreement, the acquisitions of GETS and Gerth, and the other adjustments described below in fact occurred as of such dates or to project the Company's results of operations or financial condition for any future period or as of any date. In addition, there can be no assurance that the assumptions used in the preparation of the pro forma condensed consolidated financial statements will prove to be correct.

       Unaudited Pro Forma Condensed Consolidated Income Statement for the
                            Year Ended June 30, 1997



                                                        (1)              (2)                   (3)
                                                      Recent           Pro Forma      Recapitalization
                                      Historical   Acquisitions       Adjustments       Adjustments         Pro Forma
Operating revenue                      $191,035       $55,921                                               $246,956
Operating expenses                      178,600        52,894          $(4,538)(A)                           226,956
                                      ----------  -------------      -------------    ---------------      ----------
Operating income                         12,435         3,027            4,538                                19,999
Other (income) expense:
  Interest expense (net)                  4,944           641            2,650(B)         $15,690 (A)         23,926
  Other                                     (37)                                                                 (37)
                                      ----------  -------------      -------------   ----------------      ------------
Income before taxes                       7,528         2,385            1,888            (15,690)            (3,889)
Provision for income taxes
   (benefit)                              3,024           954              755 (C)         (6,276)(B)         (1,543)
                                      ----------  -------------     --------------    ---------------    -------------
Net income                              $ 4,504       $ 1,431           $1,133           ($ 9,414)         ($  2,346)
                                      ==========  ============     ===============    ===============    =============
Per share data - net income:
  Diluted EPS                          $   0.59       $  0.19           $ 0.15                             ($   0.73)
  Basic EPS                            $   0.59       $  0.19           $ 0.15                             ($   0.73)
Average shares outstanding:
  Diluted                                 7,660         7,660            7,660                                      3,200
  Basic                                   7,628         7,628            7,628                                      3,200
Other data:
  EBITDA (4)                          $  22,570       $ 3,883           $6,976                                   $ 33,428
  Depreciation and amortization       $  10,135       $   856           $2,438                                  $  13,429


       Unaudited Pro Forma Condensed Consolidated Income Statement for the
                        Nine Months Ended March 31, 1998




                                                 (1)             (2)              (3)
                                               Recent        Pro Forma         Recapitalization
                                 Historical  Acquisitions   Adjustments         Adjustments            Pro Forma



Operating revenue                 $164,690    $ 28,907                                                 $193,597
Operating expenses                 153,010      27,491      $(2,590)(A)                                 177,911
                               ------------   ---------     ----------       --------------------    ------------
Operating income                    11,680       1,416        2,590                                      15,686
Other (income) expense:
  Interest expense (net)             4,122         531        1,168(B)          $ 11,728(A)              17,549
  Other                                (86)                                                                 (86)
                               ------------  ----------     ----------       --------------------    ------------
Income before taxes                  7,644         885        1,422               (11,728)               (1,777)
Provision for income taxes
  (benefit)                          2,944         336          540(C)             (4,457)(B)              (636)
                               ------------  ----------     ----------       --------------------    ------------
Net income                        $  4,700   $     549      $   882              $ (7,272)             ($ 1,141)
                               ============  ==========     ==========       ====================    ===========
Per share data - net income:
  Diluted EPS                     $   0.61   $    0.07      $  0.11                                   ($   0.36)
  Basic EPS                       $   0.61   $    0.07      $  0.12                                   ($   0.36)
Average shares outstanding:
  Diluted                            7,734       7,734        7,734                                       3,200
  Basic                              7,647       7,647        7,647                                       3,200
Other data:
  EBITDA (4)                      $ 21,190    $  2,151      $ 3,744                                    $ 27,085
  Depreciation and amortization   $  9,510    $    735      $ 1,154                                    $ 11,399


    NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS


     (1) For the year ended June 30, 1997, this column reflects the results of operations for GETS and Gerth for the entire year. For the nine months ended March 31, 1998, this column reflects the results of operations for GETS from July 1,1997 to September 3, 1997 (the date of its acquisition by the Company) and the results of operations of Gerth from July 1, 1997 to May 22, 1998 (the date of its acquisition by the Company). The acquisitions of GETS and Gerth were accounted for by the purchase method of accounting.

     (2)  This  column  reflects   certain   adjustments   arising  out  of  the
          acquisition of GETS and the acquisition of Gerth and certain other adjustments as follows:

                                                                                      Year
                                                                                      Ended          Nine Months

          (A)  The following are adjustments to operating expense:                   6/30/97        Ended 3/31/98


          Reflects the elimination of third-party maintenance expense for 480 trailers acquired in the acquisition of GETS.  The Company's own maintenance facilities have absorbed the costs of maintaining these trailers.  The savings were computed by comparing the difference between the maintenance mileage charge paid by GETS to the
          Company's internal variable cost for trailer maintenance.                 ($235)              ($39)

          Reflects the reduction in liability and cargo insurance and claims expense due to incorporating the Gerth operations under the
          Company's then existing insurance policies.  The Company's incremental insurance and claims expense as applied to Gerth was determined based on the Company's historical cost structure under its then existing policies.  The coverages under both policies were
          substantially similar.                                                     (939)              (802)

          Reflects the depreciation expense on 11 tractors and 52 trailers acquired from a former affiliate of Gerth as part of the acquisition of Gerth.  These tractors and trailers had previously been leased by
          Gerth from such affiliate.                                                  161                120

          Reflects the depreciation expense resulting from the refinancing of
          355 trailers in connection with the acquisition of GETS.  The Company assumed existing operating leases for these trailers. These leases were refinanced following the acquisition of GETS, and are currently
          treated as capitalized leases.                                              426               142

          Reflects depreciation expense associated with the conversion of
          1,354 trailers from operating leases to capital leases that occurred in January 1998.  At that time, the Company declared that it would exercise its end of lease option to purchase these trailers.  Upon declaration of this intent to purchase, the accounting treatment was
          appropriately changed from operating lease to capital lease.              1,428                714

          Reflects the elimination of the rental expense resulting from the
          refinancing of 355 trailers (discussed above).                             (959)              (320)

          Reflects the elimination of rental expense associated with the conversion of 1,354 trailers from operating leases to capital leases
          (discussed above).                                                       (3,812)            (1,906)




                                       14








          Reflects  the  expense  savings  associated  with the  turn-in  of 100 short-term  rental  trailers.  Due to the size of the combined trailer pool resulting from the acquisition of Gerth, these trailers represent excess  capacity  and will be returned to the lessors and not replaced
          by the Company.                                                            (336)              (252)

          Reflects the elimination of intercompany rental expense on 11 tractors and 52 trailers acquired from a former affiliate of Gerth as part of the acquisition of Gerth.  These tractors and trailers had previously
          been leased by Gerth from such affiliate.                                  (252)              (189)

          Reflects the reduction of third-party sales commission expense paid by Gerth for  one-half  of  Gerth's  northbound  Mexico  loads.  Gerth utilizes a third-party  agent to solicit  shipments from Mexico to the
          United  States and  Canada.  The  Company  has its own sales  force in
          Mexico, which will assist in soliciting  northbound business on behalf of Gerth.  The savings were  calculated by comparing  the  incremental difference between Gerth's third-party agent rate and the Company's
          internal cost.                                                             (246)              (204)

          Reflects the elimination of intercompany charges previously allocated to GETS by a subsidiary of General Electric Company.  These functions have been absorbed by the Company without an
          incremental increase in costs.                                             (198)               (32)

          Reflects the incremental goodwill amortization resulting from the purchase accounting treatment of the  acquisitions of GETS and
          Gerth.                                                                      423                177
                                                                                  --------             ------
                Operating expenses subtotal                                       ($4,538)           ($2,590)

          (B)   The following are adjustments to Interest expense:

          Reflects the interest expense relating to the debt incurred to
          purchase GETS and Gerth.                                                   $865               $321

          Reflects the interest expense related to the refinancing of 355
          trailers discussed above.                                                   277                 92

          Reflects the interest expense associated with the conversion of 1,354
          trailers from operating leases to capital leases (discussed above).        1,508               754
                                                                                  ----------           ---------
                Interest expense subtotal                                           $2,650            $1,168

     (C)   Reflects the income tax effect of the pro forma adjustments at an
           assumed rate of 40% for 1997 and 38% for 1998.                              755               540

(3) This column reflects certain effects of the recapitalization of the Company as follows:

          (A) Reflects the interest expense and amortization of financing fees related to the Financing, the CTSI Senior Subordinated Notes, and the Company Senior Discount Notes, and expenses, net of a decrease in interest expense from the assumed repayment of existing long-term debt as follows:


                                                            For Year      For Nine Months
                                                             Ended             Ended
                                                         June 30, 1997     March 31, 1998
Pro forma interest expense on new debt (a)..............    $18,741          $14,032
Pro forma amortization of financing fees (b)............      1,308              981
Fee for unused portion of the Financing (c).............        843              632
Decrease from repayment of existing long-term debt......     (5,202)          (3,917)

      New pro forma interest adjustment.................    $15,690          $11,728
                                                          ==========       =============


     (a) Pro forma adjustment to record interest expense on new debt is as follows:

                                                                          Pro forma       Pro Forma Interest
                                                         Assumed      Interest Expense      Expense for Nine
                                          Assumed      Outstanding     for Year Ended          Months Ended
Assumed New Debt                       Interest Rate     Balance       June 30, 1997         March 31, 1998
Revolver...............................    8.0%           $6,485       $      519            $      389
CTSI Senior Subordinated Notes.........   10.0%          150,000           15,000                11,250
Company Senior Discount Notes..........   12.5%           25,000            3,223                 2,393
                                                                       --------------    --------------------
                                                                       $   18,741               $14,032
                                                                       ==============    ====================




          If the interest rate for the Revolver was to increase (decrease) by 1/8 of 1.0% net income would decrease (increase) by less than $100 for the year ended June 30, 1997 and less than $100 for the nine months ended March 31, 1998.

     (b) Pro forma adjustment to reflect amortization of an estimated $9,300 of financing fees related to the Financing, CTSI Senior Subordinated Notes and Company Senior Discount Notes.

     (c) Represents the commitment fee equal to 0.5% per annum of the undrawn portion of the available commitment under the Financing. (B) Reflects the income tax effect of the pro forma adjustments at an assumed rate of 40% for 1997 and 38% for 1998. The actual tax benefit may be limited as the Company is in a net operating loss carryforward position and the tax benefit of additional losses may require the recognition of a valuation allowance to reduce such benefit under FAS No. 109. In addition, there can be no assurance that interest accretion on the Company Senior Discount Notes will be tax deductible.

(4) "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, the Company believes that EBITDA is accepted as a generally recognized measure of performance in the truckload industry. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                              as of March 31, 1998



                                                                        (1)          (2)            (3)
                                                        Company        Gerth        Gerth     Recapitalization
                                                       Historical    Historical   Pro Forma      Adjustments       Pro Forma
                                                                                 Adjustments
Assets
Current assets:
  Cash  and cash equivalents                            $  1,657                                                   $1,657
  Trade receivables, net                                  31,533      $6,108                                       37,641
  Other current assets                                    15,585                                                   15,585
   Total current assets                                   48,775       6,108                                       54,883
Fixed assets, net                                        111,650       7,023       $864                           119,537
Goodwill and Intangibles                                   9,022                  2,750                            11,772
Fees and expenses                                                                               $9,300 (A)          9,300
Other assets                                               4,731         386                                        5,117
   Total assets                                         $174,178     $13,518     $3,614         $9,300           $200,610

Liabilities and stockholders' equity (deficit)
Current liabilities:
   Accounts payable and accrued expenses                 $19,635      $3,095       $900                           $23,630
   Current maturities of debt                             18,872       1,340                  $(12,192)(B)          8,021
     Total current liabilities                            38,507       4,435        900        (12,192)            31,651
Financing                                                                                        6,485 (B)          6,485
Capital lease obligations, less current maturities        64,099       5,361                   (37,375)(B)         32,085
Existing long-term debt, less current maturities          11,083       2,603      3,833        (17,518)(B)
CTSI Subordinated Notes                                                                        150,000 (B)        150,000
Company Discount Notes                                                                          25,000 (B)         25,000
      Total debt, less current maturities                 75,182       7,964      3,833        126,592            213,570
Other liabilities                                          9,475                                                    9,475
      Total liabilities                                  123,164      12,399      4,733        114,400            254,696
Minority Interest                                             12                                                       12
Stockholders' equity (deficit)                            51,002       1,119     (1,119)       (105,100)(C)       (54,098)
      Total liabilities and stockholders' equity
      (deficit)                                         $174,178     $13,518     $3,614          $9,300          $200,610

(1) This column reflects the historical balances of assets acquired and liabilities assumed pursuant to the Gerth acquisition.

(2) This column reflects the application of purchase accounting to the net assets acquired in connection with the acquisition of Gerth.

(3) This column reflects certain effects of the recapitalization of the Company as follows:


     (A) Represents financing fees incurred in connection with the Financing and the issuance of the CTSI Senior Subordinated Notes and Company Senior Discount Notes and advisory fees incurred in connection with raising such financing.

     (B) Represents the Revolver, CTSI Senior Subordinated Notes and the Company Senior Discount Notes used to fund the recapitalization and refinance existing indebtedness and certain capital leases.

     (C) Components of pro forma adjustments to stockholders' equity (deficit) are as follows:


Equity investment by Odyssey.............................................   $57,600
Less:
  Payment of cash consideration in recapitalization (including fees and expenses)............................................................... (159,191)(1)
  Payment to holders of options, net......................................   (3,397)(2)
  Payment to holders of warrants, net.....................................     (111)(3)
Subtotal.................................................................  (162,700)
Net pro forma adjustment................................................. $(105,100)

---------------------------------

     1 Represents payments to stockholders for 7,401,989 shares of Celadon Common Stock (other than 320,000 shares to be retained by an officer and director and an entity affiliated with a director of the Company and an affiliate of a director) at the Cash Merger Price at the Effective Time and $11,151 of fees and expenses.

     2 Represents payments to holders of options to purchaseapproximately 444,675 shares of Celadon Common Stock at the Cash Merger Price, net of the aggregate option exercise price.

     3 Represents payments to Hanseatic to purchase 12,121 shares of Celadon Common Stock at the Cash Merger Price, net of the aggregate warrant exercise price.

                               THE SPECIAL MEETING

GENERAL

          This Proxy Statement is being furnished to the holders of Celadon Common Stock in connection with the solicitation of proxies by the Board of Directors of Celadon from holders of the outstanding shares of Celadon Common Stock for use at the Special Meeting of Stockholders to be held at a.m., local time, on , 1998 at and any adjournments and postponements thereof. At the Special Meeting, stockholders of Celadon (a) will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and (b) will transact such other business as may properly come before the Special Meeting.

RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES

          The Board of Directors of the Company has fixed the Record Date as the date for determining the Celadon stockholders entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of Celadon Common Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were ________ shares of Celadon Common Stock issued, outstanding, and held by _________ holders of record. Holders of Celadon Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Celadon Common Stock held of record at the close of business on the Record Date.

          Proxies in the form enclosed are being solicited by the Board of Directors of the Company. Shares of Celadon Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. Any holder of Celadon Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

          It is not anticipated that any matter other than the proposal to approve and adopt the Merger Agreement will be brought before the Special Meeting. If any other matter is properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment; provided, however, that no proxy that directs the shares represented thereby to be voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any adjournment of the Special Meeting for purposes other than the absence of a quorum.

          A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting, by (a) giving written notice of revocation to the Secretary of the Company, (b) properly submitting to the Company a duly executed proxy bearing a later date, or (c) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to the Company as follows: Celadon Group, Inc., One Celadon Drive, Indianapolis, Indiana 42636-4207, Attention:
Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Company's Secretary or other person responsible for tabulating votes on behalf of the Company.

          The expense of soliciting proxies for the Special Meeting will be paid by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, and employees of Celadon in person or by telephone, telegram, or other means of communication. Such directors, officers, and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees, and fiduciaries, and Celadon will reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith. In addition, Celadon has retained D.F. King & Co., Inc., a proxy solicitation organization, to assist in the solicitation of proxies for the Special Meeting for a fee of $_______, plus reasonable out-of-pocket expenses.


QUORUM; REQUIRED VOTE

          Approval of the Merger Agreement and the transactions contemplated thereby requires the presence of a quorum and the affirmative vote of the holders of a majority of the issued and outstanding shares of Celadon Common Stock entitled to vote thereon at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of Celadon Common Stock at the Special Meeting is necessary to constitute a quorum of the holders of Celadon Common Stock at the Special Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. However, because the proposal to approve and adopt the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of Celadon Common Stock, abstentions and broker non- votes will have the effect of a vote against the Merger Agreement and the transactions contemplated thereby in determining whether effective action has been taken. THE EFFECT ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OF FAILING TO PROPERLY EXECUTE AND RETURN A PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL BE THE SAME AS VOTING AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

          As of the Record Date, the directors and executive officers of Celadon were the beneficial owners of __________ shares of Celadon Common Stock. The directors and executive officers of Celadon have indicated that they intend to vote such shares in favor of the approval and adoption of the Merger Agreement. Stephen Russell, President, Chief Executive Officer, and Chairman of the Company's Board and Hanseatic, principal stockholders of the Company, who beneficially own in the aggregate 1,989,860 shares of Celadon Common Stock (including shares of Celadon Common Stock issuable upon the exercise of Options and the Hanseatic Warrants prior to the Effective Time) of which 1,907,739 shares, constituting approximately 24% of the outstanding Celadon Common Stock, are outstanding as of June 23, 1998, have entered into the Voting Agreement, pursuant to which each of them appointed certain persons designated by Merger Sub as his or its proxy to, among other things, vote their respective shares of Celadon Common Stock (including shares issuable upon exercise of Options prior to the Effective Time) in favor of the Merger Agreement. Paul Biddleman, President of Hanseatic, is Hanseatic's designee to the Company's Board of Directors. See "Special Factors--Interests of Certain Persons in the Merger--Voting Agreement."

                                 SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

          Historically, the for-hire truckload industry in which the Company competes has been highly fragmented. More recently, however, there has been increasing movement toward consolidation in the industry, with larger carriers gaining market share over smaller carriers. To position itself strategically in the industry, the Company, beginning in 1996, reorganized its senior management team. The new senior management of the Company focused its attention on refining and furthering the Company's existing core routing strategy by making strategic acquisitions along core routes. In order to pursue this strategy, and to take advantage of other opportunities for growth within the industry, senior management believed that the Company needed additional sources of capital.

          In early January 1998, Stephen Russell, Chairman, Chief Executive Officer, and President of the Company, was approached by a senior executive officer of a national trucking and transportation services company (the
"Potential Strategic Acquiror"), who expressed his company's interest in a strategic purchase of Celadon in a stock-for-stock exchange, in which holders of Celadon Common Stock would receive shares of the Potential Strategic Acquiror's common stock in exchange for their shares of Celadon Common Stock. The exchange rate for the Celadon Common Stock would be based upon a valuation of the Celadon Common Stock at $18.00 per share. The transaction would be structured to qualify as a pooling transaction under applicable accounting rules and would be tax-free to Celadon under the Internal Revenue Code of 1986, as amended (the

"Code"). Following the initial meeting with the senior executive, Mr. Russell discussed with the Board of Directors the structure of the proposed transaction and the valuation placed on the Celadon Common Stock by the Potential Strategic Acquiror. Celadon consulted with Furman Selz, Incorporated ("Furman Selz"), which had previously advised the Company with respect to certain financial matters, about the proposal made by the Potential Strategic Acquiror, and also requested that Furman Selz provide suggested alternatives for increasing stockholder value in the Company and for furthering the Company's growth strategy.

          Following its consultation with Furman Selz, the Board rejected the Potential Strategic Acquiror's $18 valuation of the Celadon Common Stock, but indicated that the Company would be willing to continue discussions at a per share valuation of approximately $22. At a meeting on February 12, 1998, the Potential Strategic Acquiror rejected the Board's valuation of $22 per share and suggested that the initial valuation of $18 per share might be reduced based upon the Potential Strategic Acquiror's financial and strategic analysis of the Company. As a result of the meeting, the Board of Directors, with the advice of senior management, decided not to proceed further with discussions.

          In late January, Furman Selz presented, as its suggested alternative to the Company, a $15 - $30 million issuance of convertible preferred stock to strengthen the Company's balance sheet and provide funds to pursue its growth strategy. After reviewing the proposed terms and having discussions with Furman Selz regarding the convertible preferred stock, the Company determined that the proposed terms, including the coupon rate, conversion price, and a mandatory put option, made this alternative too costly for the Company. On February 10, 1998, Stephen Russell (with the authorization of the Board of Directors) met with representatives of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to discuss additional strategic alternatives. DLJ suggested that the Company make an offering of $50 million in debt securities in order to provide funds for the Company to pursue its growth strategy. The Board of Directors considered and rejected this alternative because the proposed terms of the debt securities were less favorable than the Company wanted, particularly in light of the fact that the Company had not identified an immediate and specific use for the funds.

          On February 19, 1998, Mr. Russell met with representatives of Wasserstein Perella to discuss alternatives for the Company that would enable the Company to maintain its acquisition strategy. Wasserstein Perella suggested that the Company consider opportunities in the equity markets and a sale of the Company. Thereafter, Wasserstein Perella made a presentation to the Board regarding various alternatives including a private placement of the Company's equity and a possible sale of the Company. After considering Wasserstein Perella's suggestions, the Board determined that a private sale of the Company was an attractive alternative, particularly in light of the fact that an equity offering would have required the sale of shares of Celadon Common Stock or securities convertible into shares of Celadon Common Stock at that time when the Celadon Common Stock was trading in the range of $13 to $16 per share.

          On March 20, 1998, Celadon engaged Wasserstein Perella to act as the Company's financial advisor in connection with the possible merger with, or sale of substantially all of the Company's assets or stock to, a third party. Wasserstein Perella identified a broad list of potential buyers based primarily upon Wasserstein Perella's trucking industry knowledge and their familiarity with potential financial buyers.

          The Company advised Wasserstein Perella that it believed that, besides the Potential Strategic Acquiror, the number of companies within the trucking industry likely to be interested in acquiring the Company at a price that exceeded the initial proposal made by the Potential Strategic Acquiror was small, and that those companies were likely to value the Company on a basis consistent with the Potential Strategic Acquiror's valuation of the Company. In light of the foregoing, and in light of the fact that the Company believed the distribution of information about the Company within the trucking industry would adversely affect the Company, the Company advised Wasserstein Perella to limit the distribution of information about the Company to potential financial buyers. Thereafter, on behalf of Celadon, Wasserstein Perella contacted potential buyers, and arranged for the execution of confidentiality agreements by interested parties. Upon execution of a confidentiality agreement, each potential buyer was furnished with a package of information concerning the Company.

          On April 4, 1998, a representative of Odyssey contacted Stephen Russell to express an interest in a recapitalization transaction following which the Company would be privately held. Mr. Russell then contacted

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




Wasserstein Perella, who provided information to Odyssey regarding the Company after receiving Odyssey's executed confidentiality agreement. Based on their initial review of the information provided by Wasserstein Perella, on April 13, 1998, representatives of Odyssey (accompanied by representatives of GE) conducted a due diligence visit with the Company and had discussions with senior management regarding the Company's business and operations. At this meeting, Odyssey indicated that, as a financial buyer, its interest in any transaction with the Company was contingent upon the retention of the Company's senior management. Odyssey expressed continued interest in the Company following the initial meeting and called the Company's senior management for additional information regarding financial projections. Odyssey also reiterated that Odyssey's interest was conditioned upon the transaction qualifying for treatment as a recapitalization for accounting purposes. In connection with the transaction and in furtherance of the foregoing, Odyssey would require a limited number of stockholders of the Company to rollover their shares of Celadon Common Stock into shares of Surviving Corporation Common Stock. Although Wasserstein Perella continued discussions with other potential buyers, no other parties met with the Company or made any formal or informal proposal to enter into a transaction with the Company.

          On April 29, 1998, Odyssey, together with GE, indicated in writing its desire to continue to discuss pursuing a recapitalization transaction with the Company at a price of $18.50 per share of Celadon Common Stock (the "Odyssey Proposal"), subject to, among other things, the satisfactory completion of due diligence. The Board of Directors indicated to Odyssey that it believed that the valuation of Celadon Common Stock at $18.50 per share did not adequately reflect the impact on the Company of its fiscal 1998 acquisitions, specifically the acquisition of the net assets of GETS in September 1997 and the acquisition of Gerth, which was scheduled to be completed in May 1998. As a result, Odyssey (GE having at this point withdrawn from the discussions) reviewed and revised the Odyssey Proposal to take into account the Gerth transaction (which expanded the Company's service area to Canada) and the GETS acquisition. The revised Odyssey Proposal which was presented to the Company on April 30, 1998, provided for a valuation of $20.00 per share for the Celadon Common Stock, subject, among other things, to the satisfactory completion of due diligence. In addition, Odyssey conditioned its willingness to proceed with the revised Odyssey Proposal upon the Company entering into an exclusivity agreement and reimbursement arrangement with Odyssey and Odyssey and the Company agreeing upon the terms of employment agreements for senior management and annual bonus, signing bonus, and stock option plans for certain Company executives (including members of senior management). After considering the revised Odyssey Proposal at a meeting on May 1, 1998, the Board authorized Stephen Russell to continue discussions with Odyssey.

          As a condition to Odyssey's proceeding further with a potential transaction, the Company and Odyssey reached an understanding with respect to the employment terms for senior management and certain exclusivity and reimbursement arrangements which were memorialized in an agreement, dated as of May 15, 1998. The agreement provided that, for a period of 21 days (the "Exclusivity Period") following its execution, the Company would not (a) solicit, initiate or encourage any offers or proposals relating to, (b) respond to any submissions, proposals, or offers relating to, (c) engage in any negotiations or discussions with any person relating to, or (d) otherwise cooperate in any way with any person in connection with any acquisition, recapitalization, liquidation, dissolution, or similar transaction involving all or any portion of the Company or its business or assets or all or any portion of the Company's capital stock or other equity interests. The agreement provided for extensions of the Exclusivity Period at Odyssey's request under certain circumstances, subject to Odyssey reconfirming its interest in pursuing a transaction. The Board of Directors agreed to the Exclusivity Period based upon
(a) the level of the Odyssey valuation, (b) the fact that no other party contacted by Wasserstein Perella had made, or then appeared likely to make, a more favorable proposal to the Company with respect to the acquisition of the Company, and (c) the understanding of the parties that definitive documentation for the transaction would provide that it could be terminated by the Board of Directors in the exercise of its fiduciary duties if a proposal for a superior transaction were later received. On May 19, 1998 the Board of Directors authorized Mr. Russell to negotiate the terms of definitive agreements with respect to the revised Odyssey Proposal.

          During the Exclusivity Period, Odyssey performed detailed legal, business and accounting due diligence. At the conclusion of the Exclusivity Period, Odyssey reconfirmed its interest in a possible recapitalization transaction at the Cash Merger Price and, as a result, the Exclusivity Period was extended, as provided in the agreement, for an additional nine days. At the end of the nine-day period, Odyssey again reconfirmed its interest in a possible recapitalization transaction at the Cash Merger Price and the Exclusivity Period was extended, as provided in the agreement, for an additional seven days to June 22, 1998. During that seven-day period, the parties negotiated the definitive Merger Agreement and the Voting Agreement.

          At a meeting held on June 22, 1998, the Board of Directors of Celadon met to review drafts of the definitive documentation with respect to the proposed Merger. At the meeting, the Board of Directors received the opinion of Wasserstein Perella with respect to the fairness, from a financial point of view, of the Cash Merger Price to be received by Celadon's stockholders (other than holders of Rollover Shares) described under "Opinion of Wasserstein Perella, Financial Advisor to Celadon," and, based on that opinion and on the other factors described herein under "Reasons for the Merger; Recommendation of the Board of Directors," the Board approved the Merger Agreement and the Voting Agreement in substantially the forms submitted to the Board, and authorized senior management to complete negotiation of certain remaining points and to execute final documents. On June 22, 1998, Odyssey requested that the Exclusivity Period be extended until noon on June 23, 1998, to provide sufficient time to finalize the definitive Merger Agreement and Voting Agreement. On June 23, 1998, the Merger Agreement and the Voting Agreement were executed by the parties, and Odyssey and Celadon issued a press release announcing the transaction.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

          At a meeting held at 4:30 pm on June 22, 1998, the Board of Directors unanimously approved the Merger Agreement and determined, among other things, that the Merger Agreement was fair to and in the best interests of Celadon's stockholders (other than Rollover Shares) and recommended that Celadon's stockholders approve the Merger Agreement. In reaching these conclusions, the Board of Directors consulted with Wasserstein Perella and Celadon 's legal counsel and considered the following factors:

          (a) A comparison of the risks and benefits of the Merger against the risks and benefits of the other strategic alternatives available to Celadon, including continuing as an independent entity and the initial proposal of the Potential Strategic Acquiror. Of the alternatives available to Celadon, the Merger was determined by the Board of Directors to be the alternative which would yield the best results to the stockholders of Celadon from a financial point of view. The Merger was determined to be more favorable to the stockholders than Celadon continuing as an independent entity because Celadon's ability to engage in strategic acquisitions and other opportunities in a consolidating trucking industry was contingent upon the Company's access to substantial amounts of capital. Alternative means for obtaining such capital, including those proposed by Furman Selz and DLJ, were determined to be either too costly to the Company or inappropriate for the Company's current needs. See "-- Background of the Transaction."

          (b) The  $20.00  per  share  of  Celadon  Common  Stock  to be paid to stockholders in the Merger represented a premium of approximately 36.8% over the closing price of $14.63 per share of Celadon Common Stock on June 22, 1998, which closing immediately preceded the June 22, 1998 board meeting. The $20.00 per share consideration also represented a premium of
     (a) approximately 11.1 % over the $18.00 valuation proposed by the Potential Strategic Acquiror in its initial proposal, although the initial proposal of the Potential Strategic Acquiror, unlike the Odyssey Proposal, was a tax deferred transaction and (b) approximately 10.8% over the initial Odyssey Proposal of $18.50. The Board of Directors considered that shares of Celadon Common Stock have traded at a range from a low of $10.25 to a high of $17.00 during the 52 weeks prior to June 22, 1998, meaning that the Merger offered a substantial premium to stockholders compared to recent historical price levels of Celadon Common Stock.

          (c) The written opinion, dated as of June 22, 1998, of Wasserstein Perella (and the analysis presented to the Board of Directors of Celadon underlying such opinion) to the effect that, based on the assumptions made, matters considered and limits of the review undertaken by Wasserstein Perella, the Cash Merger Price to be received by Celadon's stockholders (other than holders of the Rollover Shares) in the Merger was fair, from a financial point of view, to the stockholders. See " -- Opinion of Wasserstein Perella, Financial Advisor to Celadon."

          (d) The terms and conditions of the Merger Agreement and related matters were the product of arm's-length negotiations in which Celadon was assisted by its legal counsel, Proskauer Rose LLP, and

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     its  financial  advisor,  Wasserstein  Perella.  In  particular,  the Board considered that under the terms of the Merger Agreement, the Board was not prohibited from furnishing information in response to an unsolicited bona fide written Acquisition Proposal or from considering, negotiating, or participating in discussions regarding an unsolicited bona fide written Acquisition Proposal, if (i) such information was furnished pursuant to a
     reasonable   and   customary    confidentiality    agreement,   (ii)   such
     consideration, negotiation or discussion of an Acquisition Proposal was conducted in good faith, upon written advice of outside counsel that such action was required by the Board's fiduciary responsibility to the Company's stockholders, and (iii) the Board determined in good faith after consultation with its financial advisor that such Acquisition Proposal is on financial terms more favorable to the Company's stockholders than the Merger. Under such circumstances, the Board could terminate the Merger Agreement upon payment of a break-up fee of $6.5 million to Merger Sub and reimbursement of Merger Sub's out-of-pocket expenses, up to a maximum of $1.5 million. See "Certain Provisions of The Merger Agreement."

          (e) The terms and conditions of the Voting Agreement, pursuant to which, among other things, Stephen Russell and Hanseatic, who own, in the aggregate, approximately 24% of the issued and outstanding shares of Celadon Common Stock, have agreed to vote and have granted a related proxy to vote their shares of Celadon Common Stock in favor of the Merger Agreement and have agreed to reinvest in the Company by means of retaining the Rollover Shares. The Voting Agreement would terminate if the Board terminated the Merger Agreement in order to recommend or endorse an Acquisition Proposal. In addition, Stephen Russell and four other members of senior management have agreed to enter into new employment agreements on at least as favorable terms as those contained in their existing employment agreements. Upon consummation of the Merger and related transactions, the Surviving Corporation will pay signing bonuses to designated Company executives (including senior management) and will institute an annual bonus plan and a stock option plan with respect to an aggregate amount of 7.5% of the Surviving Corporation Common Stock. See "Interests of Certain Persons in the Merger."

          The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In reaching its determination to approve the Merger Agreement, and in view of the variety of factors considered by the Board of Directors in connection with its evaluation of the Merger Agreement, the Board of Directors did not assign any relative or specific weights to the various factors considered by it.

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




PURPOSES AND REASONS OF ODYSSEY AND MERGER SUB FOR THE MERGER

          The purposes of the Merger are (a) to enable Odyssey, through Merger Sub, to make an investment in, and obtain a controlling interest in, the Company, and (b) to enable existing stockholders of the Company to realize a substantial premium over recent historical market prices for the shares of Celadon Common Stock owned by them. Merger Sub was formed by Odyssey for the purpose of engaging in such transaction. Merger Sub elected to proceed with the Merger for the same reasons that motivated Odyssey.

          The acquisition of Celadon has been structured as a merger pursuant to which Celadon will be the surviving corporation, and certain current officers, directors and stockholders of the Company will retain an interest in the Company in order to (a) effect a recapitalization of the Company for accounting purposes and (b) preserve the corporate identity of Celadon and its existing contractual arrangements with third parties.

POSITION OF ODYSSEY AND MERGER SUB AS TO FAIRNESS OF THE MERGER

          Odyssey and Merger Sub, as the parties proposing to acquire the Company, did not participate in the deliberations of the Board regarding, or receive advice from the Company's financial advisors as to the fairness to the Company's stockholders of, the Merger. As a result, Odyssey and Merger Sub are not in a position to specifically adopt the conclusions of the Board with respect to such matters. However, based upon their understanding from discussions with senior management of the Company regarding the factors considered by the Board referred to herein, Odyssey and Merger Sub also believe that these factors, when considered together with (a) the historical market prices for shares of the Celadon Common Stock, (b) the substantial premium of the Cash Merger Price over the closing price on June 22, 1998, (c) the extent of the sale process described in "Background of the Transaction," (d) the unanimous recommendation of the Board of Directors, (e) the agreement of certain principal stockholders to vote their shares of Celadon Common Stock in favor of the Merger Agreement and the transactions contemplated thereby, (f) the receipt by the Board of the written opinion of its independent financial advisor (see "-- Opinion of Wasserstein Perella, Financial Advisor to Celadon") to the effect that, based on the assumptions made, matters considered and limits of the review undertaken, the Cash Merger Price to be received was fair from a financial point of view, to Celadon's stockholders (other than holders of the Rollover Shares) and (g) the arm's-length nature of the negotiations between Odyssey and Merger Sub, on the one hand, and the Company on the other, provide a reasonable basis for them to believe, as they do, that the Merger is fair to the stockholders of the Company (other than holders of the Rollover Shares). This belief should not, however, be construed as a recommendation to the Company's stockholders by Odyssey or Merger Sub to vote to approve the Merger Agreement and the transactions contemplated thereby. Neither Odyssey nor Merger Sub has undertaken any formal evaluation of the fairness of the Merger to the stockholders of the Company and neither of them has assigned specific relative weights to the factors considered by them.

OPINION OF WASSERSTEIN PERELLA, FINANCIAL ADVISOR TO CELADON

          Celadon retained Wasserstein Perella on March 20, 1998 on an exclusive basis to assist the Company in its analysis and consideration of various financial and strategic alternatives available to it. In connection with the contemplated Merger, Celadon's Board of Directors requested that Wasserstein Perella render its opinion as to the fairness, from a financial point of view, of the Cash Merger Price to be received by Celadon's stockholders (other than the holders of the Rollover Shares).

          At the June 22, 1998 meeting of Celadon's Board of Directors, representatives of Wasserstein Perella made a presentation with respect to the Merger and tendered to Celadon's Board of Directors its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and based on the assumptions made, matters considered and limits of the review undertaken by Wasserstein Perella, the Cash Merger Price to be received by Celadon's stockholders (other than holders of the Rollover Shares) was fair, from a financial point of view, to such stockholders.

          THE FULL TEXT OF WASSERSTEIN PERELLA'S WRITTEN OPINION DATED JUNE 22, 1998 (THE "WASSERSTEIN PERELLA OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS

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ANNEX C AND INCORPORATED HEREIN BY REFERENCE.  CELADON STOCKHOLDERS ARE URGED TO
READ THE WASSERSTEIN PERELLA OPINION IN ITS ENTIRETY. THE WASSERSTEIN PERELLA OPINION IS DIRECTED TO CELADON'S BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION TO CELADON'S STOCKHOLDERS (OTHER THAN THE HOLDERS OF THE ROLLOVER SHARES) FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CELADON STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE WASSERSTEIN PERELLA OPINION WAS RENDERED TO CELADON'S BOARD OF DIRECTORS FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE DISCUSSION OF THE WASSERSTEIN PERELLA OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WASSERSTEIN PERELLA OPINION.

          In connection with the Wasserstein Perella Opinion, Wasserstein Perella reviewed drafts of the Merger Agreement and related documents, and for purposes thereof, assumed that the final forms of such documents would not differ in any material respect from the drafts provided to it. Wasserstein Perella also reviewed and analyzed certain publicly available business and financial information relating to Celadon for recent years and interim periods to the date of the Wasserstein Perella Opinion, as well as certain internal financial and operating information, including financial forecasts, analyses, and projections prepared by or on behalf of Celadon and provided to it for purposes of its analysis, and Wasserstein Perella met with management of the Company to review and discuss such information and, among other matters, Celadon's business, operations, assets, financial condition, and future prospects.

          Wasserstein Perella reviewed and considered certain financial and stock market data relating to Celadon, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that it believed may have been relevant or comparable in certain respects to Celadon or one or more of its businesses or assets, and Wasserstein Perella reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the trucking industry specifically, and in other industries generally, that it believed to be reasonably comparable to the Merger or otherwise relevant to its inquiry. Wasserstein Perella also performed such other financial studies, analyses, and investigations and reviewed such other information as it considered appropriate for purposes of the Wasserstein Perella Opinion.

          In Wasserstein Perella's review and analysis and in formulating its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with it or publicly available, and Wasserstein Perella did not assume any responsibility for independent verification of any of such information. Wasserstein Perella also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it, and it assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Celadon's management. Wasserstein Perella expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, Wasserstein Perella did not review any of the books and records of Celadon, or assume any responsibility for conducting a physical inspection of the properties or facilities of Celadon, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Celadon, and no such independent valuation or appraisal was provided to it. Wasserstein Perella also assumed that the transactions described in the Merger Agreement would be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. The Wasserstein Perella Opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by it as of the date thereof.

          The following is a brief summary of certain of the quantitative analyses performed and factors considered by Wasserstein Perella in connection with rendering the Wasserstein Perella Opinion and reviewed with the Board of Directors of Celadon at its June 22, 1998 meeting.

          Historical Financial Position. In rendering its opinion, Wasserstein Perella reviewed and analyzed historical and current financial information of Celadon which included, but was not limited to, Celadon's (i) balance sheets,
(ii) annual income statements, (iii) cash flow statements, (iv) operating margins, and (v) growth rates.

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




          Cash Merger Price Premium Over Historical Stock Price. Wasserstein Perella reviewed and analyzed the average closing prices per share for the Celadon Common Stock for various periods prior to June 22, 1998, in order to compute the premium over these average prices that the Cash Merger Price ($20.00) would represent. The Cash Merger Price was a 36.8% premium over the June 22, 1998 single day closing price of $14.63 per share. The Cash Merger Price was a 39.9% premium over the prior one week daily average (June 16 to June 22, 1998) closing price of $14.30 per share. The Cash Merger Price was a 42.4% premium over the prior four week daily average (May 26 to June 22, 1998) closing price of $14.05 per share. The Cash Merger Price was a 38.2% premium over the prior twelve week daily average (March 31 to June 22, 1998) closing price of $14.47 per share. This information was presented to the Board of Directors of Celadon to give it background information regarding the stock price performance of the Celadon Common Stock over the periods indicated. In addition, the fact that the Cash Merger Price exceeded the price per share at which the Celadon
Common Stock traded during the periods reviewed was consistent with a determination that the Cash Merger Price was fair to Celadon's stockholders (other than the holders of the Rollover Shares).

          Analysis of Certain Other Publicly Traded Companies. Wasserstein Perella compared certain financial information and commonly used valuation measurements for Celadon to corresponding information for two groups of publicly traded trucking companies. The first group, collectively referred to as "Smaller Market Cap Trucking Companies" consisted of six companies: Covenant Transport, Inc., Knight Transportation, Inc., M.S. Carriers, Inc., Transport Corporation of America, Inc., USA Truck, Inc., and U.S. Express Enterprises, Inc. The second group, collectively referred to as "Larger Market Cap Trucking Companies" consisted of four companies: Heartland Express, Inc., J.B. Hunt Transport Services, Inc., Swift Transportation Co., Inc., and Werner Enterprises, Inc. The Smaller Market Cap Trucking Companies and Larger Market Cap Trucking Companies were selected based upon the similarity of their truckload operations to those of Celadon. Such companies were divided into the corresponding two groups based upon their individual Firm Values (as hereinafter defined) as of June 17, 1998, with the Smaller Market Cap Trucking Companies having estimated Firm Values (as hereinafter defined) of $500 million or less and the Larger Market Cap Trucking Companies having estimated Firm Values in excess of $500 million. The financial information used by Wasserstein Perella in its analysis included, among other things, (i) common equity market valuation; (ii) operating performance; (iii) capitalization ratios; (iv) ratios of common equity market value ("Equity Value") and Equity Value as adjusted to include debt plus preferred stock less cash ("Firm Value") to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), and (v) ratios of common equity market prices per share ("Market Price") to common equity earnings per share ("EPS"). The ratios set forth above were calculated using closing stock prices as of June 17, 1998. In the case of Celadon, Wasserstein Perella also computed such ratios using the Cash Merger Price of $20.00 per share, Celadon's Equity Value as implied in the Merger (the "Equity Merger Value") and Celadon's Firm Value as implied in the Merger (the "Firm Merger Value"), where each was appropriate. The financial information used in connection with the multiples provided below was based on (i) the latest reported 12 month period as derived from publicly available information, (ii) estimated EPS for calendar years 1998 and 1999 as reported by the Institutional Brokers Estimating System ("IBES"), and (iii) projected EBITDA and other estimated financial projections derived from publicly available equity research analysis.

          In conjunction with Celadon's management, Wasserstein Perella made adjustments (described below) to Celadon's EBITDA and net income figures in order to more accurately evaluate the valuation multiple range implied by the Cash Merger Price; these adjusted figures were among the key financial figures used to negotiate the Merger Agreement. Such figures were adjusted and pro forma in an attempt to more accurately depict Celadon's most recent financial results, while adding the results Celadon may have achieved if it had actually operated its recent acquisitions--GETS and Gerth--for a full year. "Expected Fiscal 1998 Adjusted EBITDA and EPS" were derived by (a) estimating Celadon's fiscal year results for July 1, 1997 to June 30, 1998, excluding Gerth's results for the period it was owned by Celadon, (b) adding two additional months of results for GETS (which was acquired on September 1, 1997 and thus had only 10 months of results included in Celadon's fiscal year results), (c) adding estimated 12 months of results Celadon may have achieved if it had actually operated Gerth (which was acquired by Celadon in May 1998) from July 1, 1997 to June 30, 1998, and (d) adjusting for the conversion of certain trailer leases from operating to capital leases. "Projected Calendar 1998 Adjusted EBITDA and EPS" were derived by adding the projected calendar 1998 Celadon results (excluding Gerth results for the period it was owned by Celadon) to the current run rate results for Gerth assuming Celadon's ownership of Gerth for such period.




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          Using the Celadon  Common  Stock  price of $14.25 and share  prices of other comparable companies as of June 17, 1998 ("Market Price"), Wasserstein Perella noted that (a) the multiple of Firm Value to Expected Fiscal 1998 Adjusted EBITDA was 6.0x for Celadon (and the multiple of Firm Merger Value to Expected Fiscal 1998 Adjusted EBITDA was 7.3x), compared to a range of 5.0x to 8.6x of trailing 12 months EBITDA, with a median of 5.7x, for the Smaller Market Cap Trucking Companies and a range of 5.9x to 9.2x of trailing 12 months EBITDA, with a median of 7.8x, for the Larger Market Cap Trucking Companies; (b) the multiple of Firm Value to Projected Calendar 1998 Adjusted EBITDA was 5.7x for Celadon (and the multiple of Firm Merger Value to Projected Calendar 1998 Adjusted EBITDA was 7.0x), compared to a range of 4.4x to 7.4x of projected calendar 1998 EBITDA, with a median of 4.7x, for the Smaller Market Cap Trucking Companies and a range of 5.3x to 8.4x of projected calendar 1998 EBITDA, with a median of 6.5x, for the Larger Market Cap Trucking Companies; (c) the multiple of Market Price to Expected Fiscal 1998 Adjusted EPS was 14.0x for Celadon (and the multiple of the Cash Merger Price to Expected Fiscal 1998 Adjusted EPS was 20.0x), compared to a range of 13.8x to 22.5x of trailing 12 months EPS, with a median of 15.6x, for the Smaller Market Cap Trucking Companies and a range of 17.2x to 21.1x of trailing 12 months EPS, with a median of 18.8x, for the Larger Market Cap Trucking Companies; and (d) the multiple of Market Price to Projected Calendar 1998 Adjusted EPS was 11.9x for Celadon (and the multiple of the Cash Merger Price to Projected Calendar 1998 Adjusted EPS was 17.1x), compared to a range of 12.0x to 19.8x of projected calendar 1998 EPS, with a median of 13.8x, for the Smaller Market Cap Trucking Companies and a range of 15.7x to 21.6x of projected calendar 1998 EPS, with a median of 18.0x, for the Larger Market Cap Trucking Companies. Based on the foregoing comparisons, Wasserstein Perella noted that the multiples implied in the Merger were generally within the ranges and above the medians of trading multiples for the Smaller Market Cap Trucking Companies and the Larger Market Cap Trucking Companies and that this fact supported a determination that the Cash Merger Price was fair to Celadon's stockholders (other than the holders of the Rollover Shares).

          Analysis of Selected Precedent Transactions. Wasserstein Perella reviewed the financial terms, to the extent publicly available, of two announced and completed mergers and acquisitions since January 1, 1995 in the full truckload carriage industry (the "Full Truckload Transactions") and six announced or completed mergers and acquisitions (including the two Full
Truckload Transactions) since January 1, 1995 in the general trucking industry (the "Trucking Transactions"). Wasserstein Perella calculated various financial multiples based on certain publicly available information for each of the Full Truckload Transactions and the Trucking Transactions and compared them to corresponding financial multiples for the Merger, based on the Firm Merger Value. Wasserstein Perella noted that the multiple of Firm Value was 7.3x the Expected Fiscal 1998 Adjusted EBITDA for the Merger, versus (i) a range of 7.0x to 7.2x of trailing 12 months EBITDA with a median of 7.1x for the Full Truckload Transactions and (ii) a range of 5.8x to 11.0x with a median of 7.4x for the Trucking Transactions. Wasserstein Perella noted that all multiples for the Full Truckload Transactions and the Trucking Transactions were based on information available at the time of announcement of each of such transactions, without taking into account differing market and other conditions during the period during which each of such transactions occurred. Wasserstein Perella noted that based on the foregoing comparisons, and subject to the limitations of its review, the multiples implied in the Merger were generally within the ranges of multiples implied in the Full Truckload Transactions and the Trucking Transactions and that this fact supported a determination that the Cash Merger Price was fair to Celadon's stockholders (other than the holders of the Rollover Shares).

          Discounted Cash Flow Analysis. Wasserstein Perella performed discounted cash flow analyses for Celadon using financial projections for fiscal years 1998 through 2003 provided by the management of Celadon. Celadon's management  prepared  a  set  of  financial  projections  which  were  based  on management base assumptions for future performance. Wasserstein Perella aggregated the present value of the cash flows from 1998 through 2003 with the present value of a range of terminal values. All cash flows were discounted at rates ranging from 11.0% to 13.0%. The terminal values were computed using a range of multiples of 6.0x to 7.0x for fiscal year 2002 EBITDA. Wasserstein Perella arrived at such discount rates based on its judgment of the weighted average cost of capital of selected publicly traded trucking companies, and arrived at such terminal values based on its review of the trading characteristics of the common stock of selected publicly traded trucking companies. This analysis indicated a range of values for the Celadon Common Stock of $17.35 and $26.04 per share with a midpoint of $21.70 per share. Wasserstein Perella noted that the Cash Merger Price was within the foregoing valuation range and that this fact supported a determination that the Cash Merger Price was fair to Celadon's stockholders (other than the holders of the Rollover Shares).




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




          Leveraged Equity Return Analysis. Wasserstein Perella calculated the projected internal rates of return that could be realized on the equity invested in a leveraged acquisition of the Company at a purchase price per share of Celadon Common Stock of $20.00 using projections provided by Celadon's management. Wasserstein Perella assumed an initial post-transaction equity amount invested in Celadon of $64.0 million, consisting of $60.0 million of equity from Odyssey and $4.0 million consisting of the Rollover Shares. Assuming that Celadon achieves between 90% and 110% of its projections, that the interest rate on its $150 million of post-transaction subordinated debt ranges within 8.5% to 10.5%, and that its terminal Firm Value multiples ranges from 6.0x to 7.0x EBITDA, this analysis indicated a five year internal rate of return ranging from 8.6% to 38.0%. This supported a conclusion that the Company would be unlikely to achieve a price from a financial buyer that was materially higher than the Cash Merger Price.

          Relevant Market and Economic Factors. In rendering its opinion, Wasserstein Perella considered, among other factors, the condition of the U.S. stock markets and the current level of economic activity, particularly in the long haul trucking industry. No company used in the analysis of certain other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to Celadon or the Merger. In addition, Wasserstein Perella believes that both the analysis of certain other publicly traded companies and the analysis of selected mergers and acquisitions are not simply mathematical. Rather, such analyses must take into account differences in the financial and operating characteristics of these companies and other factors, such as general economic conditions, conditions in the traffic lanes and markets in which such companies compete and strategic and operating plans for such companies, that could affect the public trading value and acquisition value of these companies and therefore any such analyses must be made as of a specific date.

         While the foregoing summary describes the analyses and factors that Wasserstein Perella deemed material in its presentation to the Board of Directors of Celadon, it is not a comprehensive description of all analyses and factors considered by Wasserstein Perella. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Wasserstein Perella Opinion. In performing its analyses, Wasserstein Perella considered general economic, market and financial conditions and other matters, as they existed as of the date of the Wasserstein Perella Opinion, many of which are beyond the control of Celadon. The analyses performed by Wasserstein Perella are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which the Celadon Common Stock may trade at any future time.

          The terms of the Merger were determined through negotiations between Celadon and Merger Sub and were approved by the Board of Directors of Celadon. Although Wasserstein Perella provided advice to Celadon during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the Board of Directors of Celadon. As described above, the Wasserstein Perella Opinion and the presentation of Wasserstein Perella to the Board of Directors of Celadon were only one of a number of factors taken into consideration by such Board in making its determination to approve the Merger. The Wasserstein Perella Opinion was provided to the Board of Directors of Celadon to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Celadon Common Stock as to how to vote with respect to the Merger.

          Pursuant to a letter agreement dated March 20, 1998 between Celadon and Wasserstein Perella, the fee payable to Wasserstein Perella upon consummation of the Merger will be approximately $3.0 million. Such fee is contingent upon the consummation of the Merger. In addition, Celadon has agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. Celadon has agreed to indemnify Wasserstein Perella and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

          The Board of Directors of Celadon retained Wasserstein Perella to act as its advisor based upon Wasserstein Perella's qualifications, reputation, experience and expertise. Wasserstein Perella is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting transactions, private placements and valuations for corporate and other purposes. Wasserstein Perella may actively trade the debt and equity securities of Celadon for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities.

CERTAIN PROJECTIONS

          The Company does not as a matter of policy make public forecasts or projections as to future performance or earnings. However, in connection with the sale of the Company, the Company prepared projections of its anticipated future operating performance of the five fiscal years ended June 30, 2002.

          Such projections were prepared assuming that the sale had not occurred and upon estimates and assumptions (including with respect to industry performance, general economic and business conditions, taxes, and other matters) that inherently are subject to material uncertainties and risk, all of which are difficult to quantify and many of which are beyond the control of the Company. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to potential acquirors. The Company's internal operating projections are, in general, prepared solely for internal use in connection with capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations. Certain assumptions on which the projections were based related to the achievement of strategic goals, objectives, and targets over the applicable periods that are more favorable than historical results. There can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Neither the Company's independent auditors, nor any other independent accountants or financial advisors, have compiled, examined, or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projections. The inclusion of the projections should not be regarded as an indication that the Company, or any other person who received such information, considers it an accurate prediction of future events. The Company does not intend to update, revise, or correct such projections if they become inaccurate (even in the short term).

          The projections below constitute forward looking statements and involve numerous risks and uncertainties. The Company's actual results may differ materially from the results anticipated from the projections discussed herein as a result of various factors, including, but not limited to, the effect of changing economic or business conditions, weather conditions, competitive initiatives and pricing pressures, shifts in market demand, the performance and needs of industries served by the Company, actual future costs of operating expenses such as fuel and related taxes, increases in labor costs, and management retention. There can be no assurance that the Company will achieve the results anticipated from the projections discussed herein.

          Set forth below is a summary of the projections for the five fiscal years ended June 30, 2002:

                                                  PROJECTED INCOME STATEMENTS

                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          PROJECTED FOR THE YEAR ENDING JUNE 30,
                                       1998          1999          2000         2001       2002
Total revenues....................   $226,271     $287,984      $331,727     $380,075    $436,543
Total operating expenses..........    210,086      262,633       296,761      334,719     381,598
Operating income..................     16,185       25,351        34,966       45,356      54,945
Operating ratio...................       92.8%        91.2%         89.5%        88.1%       87.4%
Earnings before taxes.............     10,319       16,344        24,146       32,623      39,751
Net income........................      6,372       10,133        14,488       19,574      23,851
Earnings per share................   $   0.82         1.30      $   1.86     $   2.51     $  3.06



                                                 PROJECTED BALANCE SHEETS
                                                  (IN THOUSANDS)

                                              PROJECTED AS AT JUNE 30,
                                      1998          1999       2000        2001         2002

Total assets.....................   $190,290      $229,092   $269,449    $325,224     $373,065
Total liabilities ...............    137,637       166,306    192,175     228,376      252,367
Total stockholders' equity ......     52,641        62,774     77,262      96,836      120,686
Total liabilities & equity.......   $190,290      $229,092   $269,449    $325,224     $373,065



          Material assumptions on which the revenue projections were based include the following:

          (a) Revenue growth is based upon an assumed overall medium term growth rate of 15%. The Company anticipates that the revenue growth will stem from market share gains, increased volume with existing customers and rate increases. Revenue growth of 27.3% in 1999 reflects a full year's effect of the acquisitions of GETS and Gerth, which occurred on September 3, 1997 and May 22, 1998, respectively. Annual revenue growth is expected to reach approximately 15% in 2000 and continue at that rate over the remaining years.

          (b) Revenue growth from the Company's dry van and Mexico operations assumes increases in loads carried and to a lesser extent increases in revenue per load. Revenue per load is projected to remain flat in 1999 and then grow at the rate of 0.8% per year over the remaining projection period. It is projected that this improvement in pricing performance will result from the Company's pursuit of rate increases and the elimination of less profitable business.

          (c) Revenue growth from the Company's flatbed operations is expected to grow 3% in 1999 and then at the rate of 10% annually over the remaining projection period. This growth assumes increases in loads carried as well as minor increases in revenue per load.

          Material assumptions on which the operating expenses projections were based include the following:

          (a) The Company assumes that its operating ratio gradually decreases to 87.4% in 2002 from 92.8% as a result of the revenue growth on which its revenue projections were based and as a result of the cost trends described below.

          (b) Driver compensation rates are expected to increase at the rate of approximately 1% per year throughout the projection period, due to projected improvements in driver retention and resulting seniority mix changes. Owner -operator compensation rates are expected to increase at the rate of approximately 1.2% annually due to increases in the owner-operator pay package. Owner-operator capacity as a percentage of total capacity is expected to increase from 10.1% in 1998 to 15.2% by 2002.

          (c) Fuel expense as a percentage of Company tractor generated revenue decreases from 17.7% in 1998 to 17.1% by 2002. The Company realized fuel hedge losses in 1998 that are not projected to recur during the projection period.

          (d) A decrease in operating supplies and maintenance expenses as a percentage of revenue over the course of the projection period is based upon the assumption that higher revenues are achieved without a corresponding increase in costs, reflecting increased efficiencies associated with a larger base of operations.

          (e) An increase in depreciation and amortization from 5.8% of revenues to 7.1% of revenues over the projection period is primarily based on the Company's plan to finance all future equipment purchases under capital leases. Historically the Company has utilized a combination of operating leases and capital leases to finance equipment purchases. A corresponding decrease in equipment lease expense is included in the projections. The sum of depreciation and equipment lease expense as a percentage of revenue decreases over the projection period due to expected improvements in equipment utilization as the Company improves driver retention and increases traffic density along key lanes.

          (f) The Company expects its costs related to insurance and claims, taxes and licenses, and communications to remain constant at 2.9%, 2.0% and 1.8% of total revenue, respectively. These costs fundamentally vary with the size of the Company's overall operation.

          (g) Selling and administrative expenses as a percentage of revenues decrease over the projection period since it is assumed that higher revenues are achieved without a corresponding increase in costs. The Company does not anticipate a significant increase in back-office resources over the projection period and does not expect to add personnel to its corporate staff.

          (h) Interest expense is projected to increase from $6.0 million in 1998 to $15.2 million in 2002 primarily as a result of the Company's plan to finance all future equipment purchases under capital leases. Historically, the Company has utilized a combination of operating leases and capital leases to finance equipment purchases. This increase in interest expense is net of interest expense decreases resulting from decreasing working capital loan balances over the projection period. These projections assume that excess cash is assumed to be used to reduce outstanding balances under the Company's bank loan agreement. The Company has assumed that the interest rates on all of its debt obligations will remain consistent with current rates.

          (i) The Company is projecting its effective income tax rate to be 40.0% in 1999 through 2002.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          In considering the recommendation of the Company's Board of Directors that stockholders vote in favor of the Merger Agreement, stockholders should be aware that certain members of Celadon's management and Board of Directors have certain interests in the Merger that are in addition to, and may be deemed to be in conflict with, the interests of the stockholders of Celadon generally.

          Officers of the Surviving Corporation. All members of the Company's current management will continue as such after the Effective Time until their successors are duly appointed or elected in accordance with applicable law. See "Directors and Executive Officers of the Surviving Corporation."

          Benefits Under Employment Agreements, Signing Bonuses, and New Stock Option Plan. The Company has existing employment agreements with Stephen Russell, Ronald S. Roman, Nancy L. Morris, and Michael Archual. At the Effective Time, the Surviving Corporation will enter into new employment agreements (each a

"New Employment Agreement") with each of these senior executive officers of the Company and with Robert Goldberg, Executive Vice President and Chief Financial Officer of the Company (Messrs. Russell, Goldberg, Roman, and Archual and Ms. Morris collectively, the "Management Team"). The New Employment Agreements executed by Messrs. Russell, Roman and Archual, and by Ms. Morris, will be on terms at least as favorable as those contained in their existing employment agreements, and the employment agreement executed by Mr. Goldberg shall be consistent with that of Mr. Roman. The New Employment Agreements will each (a) have a three-year term (except for that of Mr. Russell, which shall have a four-year term), and (b) provide for certain severance payments to be made upon
(i) termination of the officer's employment by the Surviving Corporation without "cause" or (ii) the failure to offer such officer continued employment with the Surviving Corporation upon expiration of the term of his or her New Employment Agreement, on substantially similar terms as set forth therein. In addition, an annual bonus plan, and a stock option plan with respect to an aggregate amount of 7.5% of the common stock of the Surviving Corporation, will be instituted for approximately twenty of the Company's executives, including the Management Team. Upon consummation of the Merger and the other transactions contemplated by the Merger Agreement, (i) options with respect to 3.0% of the Surviving Corporation Common Stock will be granted to Stephen Russell, and options with respect to 4.0% of the Surviving Corporation Common Stock will be distributed among designated executives, including the other members of the Management Team and
(ii) signing bonuses in an aggregate amount of $1.1 million will be distributed to designated executives, including approximately $500,000 to be distributed to Stephen Russell and certain other amounts to be distributed to other members of the Management Team.

          Retention of Rollover Shares. At the Effective Time, an aggregate of 320,000 shares of Celadon Common Stock held by Stephen Russell and Hanseatic will be converted into shares of Surviving Corporation Common Stock on a share-for-share basis. The Rollover Shares represent approximately 4.1% of the outstanding shares of Celadon Common Stock and will represent approximately 10% of the total outstanding shares of the Surviving Corporation Common Stock immediately following the Effective Time.

The Rollover Shares are held as follows:

        Name                                  Number of Shares
        Stephen Russell
        President,
        Chief Executive Officer,
        and Chairman of the Board             200,000 shares
        Hanseatic Corporation                 120,000 shares
        -------------

          Paul Biddleman, President of Hanseatic Corporation, is Hanseatic's designee to the Company's Board of Directors.

          Options and Warrants. As of June 23, 1998, the directors and executive officers of the Company held Options to acquire an aggregate of 444,675 shares of Celadon Common Stock and Hanseatic held Hanseatic Warrants to acquire an aggregate of 12,121 shares of Celadon Common Stock. Except with respect to the Rollover Options, under the terms of the Merger Agreement, each holder of Options and Hanseatic will receive in cash an amount equal to the number of shares of Celadon Common Stock subject to such Option or Hanseatic Warrant
(regardless of whether or not such Options and Hanseatic Warrants are then exercisable or vested) multiplied by the amount by which the Cash Merger Price exceeds the exercise price of such Option or Hanseatic Warrant, less any applicable withholding taxes. Pursuant to such provision, the executive officers and directors of Celadon will be entitled to receive for their Options an aggregate of approximately $ (before federal and state income taxes) upon consummation of the Merger, and Hanseatic will be entitled to receive $111,271 for the Hanseatic Warrants.

          The executive officers and directors named in the table below (a) held the number of outstanding Options indicated as of June 23, 1998, (b) held the number of Rollover Options indicated as of June 23, 1998, and (c) will receive the indicated amounts before federal and state income taxes in respect of Options or Warrants pursuant to the Merger Agreement. As of June 23, 1998 Hanseatic held the Hanseatic Warrants indicated in the table below and will receive the indicated amount before federal and state income taxes in respect of the Hanseatic Warrants pursuant to the Merger Agreement.



                                            WEIGHTED
                            OPTIONS OR       AVERAGE      AMOUNT
                             WARRANTS       EXERCISE       OF          ROLLOVER
NAME                       OUTSTANDING        PRICE       PAYMENT       OPTIONS

Stephen Russell                70,000        $12.01
Robert Goldberg                20,000        $14.25
Ronald S. Roman                45,000        $ 9.89
Michael Archual                17,500        $ 9.71
Nancy L. Morris                14,000        $11.12
Michael W. Dunlap              10,000        $12.06
Paul A. Will                   15,000        $12.71
Paul A. Biddleman              32,500        $13.60
Michael Miller                 32,500        $13.60
Joel E. Smilow                 16,000        $11.50
Kilin To                       32,500        $13.60
Hanseatic Corporation          12,121        $10.82     $111,271
         Total                317,121         ---

          Present Interests in Celadon Common Stock. As of June 23, 1998, the directors and executive officers of Celadon owned an aggregate of 2,069,345 shares of Celadon Common Stock (excluding shares subject to Options). Excluding the Rollover Shares, 1,749,345 shares will be converted into the right to receive the Cash Merger Price per share pursuant to the Merger Agreement. Such Cash Merger Price will be $34,986,900 in the aggregate. The executive officers and directors named in the table below (a) held the number of shares of Celadon Common Stock indicated as of June 23, 1998, (b) will receive the Cash Merger Price in respect of the number of shares indicated, (c) will receive the indicated aggregate amount in respect to all shares held other than the Rollover Shares, and (d) will retain the indicated number of Rollover Shares.



                                                                 SHARES TO BE      AGGREGATE
                              AGGREGATE        EXCHANGED           AMOUNT
                              NUMBER OF         FOR CASH           TO BE           ROLLOVER
NAME                        SHARES OWNED      MERGER PRICE        RECEIVED         SHARES

Stephen Russell                 924,804          724,805        $14,496,100         200,000
Ronald S. Roman                   1,000            1,000             20,000               0
Robert Goldberg                       0                0                  0               0
Michael Archual                   4,200            4,200            $84,000               0
Nancy L. Morris                   1,000            1,000            $20,000               0
Michael W. Dunlap                     0                0                  0               0
Paul A. Will                          0                0                  0               0
Paul A. Biddleman(1)            982,935          862,935        $17,258,700         120,000
Michael Miller                        0                0                  0               0
Joel E. Smilow                  119,200          119,200         $2,384,000               0
Kilin To                         24,085           24,085           $481,700               0
         Total                2,069,345        1,749,345        $34,986,900         320,000


---------------

(1)  982,935  of such  shares of  Celadon  Common  Stock are owned by  Hanseatic
     Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partner LLC, a Delaware limited liability company in which Hanseatic is the sole managing member. Mr. Biddleman is President of Hanseatic and holds shared voting and investment power with respect to the shares held by Hanseatic. Excludes 924,804 shares of Celadon Common Stock owned by Mr. Russell that are subject to a stockholder agreement among Mr. Russell, Hanseatic and the Company, which agreement is to be terminated prior to the Effective Time.

          Indemnification of Officers and Directors. The Merger Agreement provides that the Surviving Corporation will use best efforts to provide a run-off policy for the current directors and officers liability insurance policy maintained by the Company, which run-off policy will remain in effect for a period of six years after the Effective Time of the Merger, at a premium not to exceed 125% of the annual premium of the Company's directors and officers insurance policy in effect as of the date of the Merger Agreement. In addition, the Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of the Company, as provided in the Articles of Incorporation or By-laws of the Company, will survive the Merger and continue in full force and effect in accordance with their terms from the Effective Time to the maximum extent permitted by law with respect to any claims against the current or former directors or officers of the Company arising out of such acts or omissions.

          Voting Agreement. Stephen Russell, President, Chief Executive Officer, and Chairman of the Board of the Company and Hanseatic, have entered into the Voting Agreement with Merger Sub, pursuant to which they have each agreed to vote their respective shares of Celadon Common Stock (including shares issuable upon exercise of Options prior to the Effective Time) in favor of the Merger Agreement and the transactions contemplated thereby at the Special Meeting or any adjournment thereof. Paul Biddleman, President of Hanseatic, is Hanseatic's designee to the Company's Board of Directors. Unless the Merger Agreement has been terminated in accordance with its terms, such stockholders agreed to vote their respective shares of Celadon Common Stock against (i) any merger agreement or merger (other than the Merger Agreement and Merger), consolidation, sale of substantially all of the assets, reorganization, dissolution, or other similar transaction or any other Acquisition Proposal, and (ii) any amendment of the Company's Certificate of Incorporation or By-Laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby. Until the Merger is consummated or the Merger Agreement is terminated in accordance with its terms, such stockholders agreed they will not transfer their shares to any person other than Merger Sub or its designee, or enter into any other voting arrangement with respect to their shares. The Voting Agreement terminates upon the consummation of the transactions contemplated by the Merger Agreement or termination of the Merger Agreement in accordance with its terms. As of June 23, 1998, the parties to the Voting Agreement owned 1,859,036 shares of Celadon Common Stock, or 24% of the outstanding Celadon Common Stock.

                                   LITIGATION

          Two substantially similar litigations were filed by the same law firm in the Delaware Court of Chancery in and for New Castle County (David Finkelstein v. Stephen Russell et. al (the "Finkelstein Action") and Lila Gold and Jocelyn Feuerstein v. Stephen Russell et. al, (the "Gold Action") (civil action nos. 16480NC and 16481NC, respectively)) challenging the proposed Merger. In sum, these putative class actions allege that the $20.00 per share to be paid pursuant to the Merger would permit management of the Company to acquire the public shares of the Company for less than fair and adequate consideration because, inter alia, the intrinsic value of the Celadon Common Stock is claimed to be (an unspecified amount) higher, the Cash Merger Price allegedly does not provide an adequate premium to the public stockholders of the Company, and the Cash Merger Price is supposedly arbitrary, not the result of arm's length negotiations and reached without "shopping" the Company or taking other (unspecified) steps to ascertain the best price for the Company. Both actions name the Company and its directors and claim that the individual defendants breached their fiduciary duties to the Company and its stockholders. Odyssey Investment Partners, LLC, manager of Odyssey, is also named in the Finkelstein Action. The complaints seek certification of the class, certain injunctive and declaratory relief, rescission of the Merger if it is consummated, and unspecified money damages and costs. No answer has yet been filed to these complaints. The Company believes the suits are without merit and intends to defend them vigorously.


                          CERTAIN EFFECTS OF THE MERGER

          If the Merger is consummated, the Company's stockholders (other than the holders of the Rollover Shares, the Excluded Shares, and the Dissenting Shares) will have the right to receive $20.00 in cash, without interest, for each share of Celadon Common Stock held immediately prior to the Effective Time. As a result of the Merger, such stockholders will cease to have any ownership interest in Celadon and will cease to participate in future earnings and growth, if any, of Celadon. Moreover, if the Merger is consummated, public trading of the Celadon Common Stock will cease, the Celadon Common Stock will cease to be quoted on the Nasdaq National Market, the registration of the Celadon Common Stock under the Exchange Act will be terminated and the Company will cease filing reports with the Commission.

          Immediately after the Merger, approximately 90% of the outstanding shares of Surviving Corporation Common Stock will be owned by Odyssey and the remaining 10% will be owned by certain officers, directors, and principal stockholders of the Company. See "--Interests of Certain Persons in the Merger" and "Certain Provisions of the Merger--Treatment of Securities in the Merger."

          The Merger Agreement provides that the current directors of the Company will be replaced by the directors of the Merger Sub. All members of the Company's current management will continue as such after the Effective Time. See "Directors and Executive Officers of the Surviving Corporation."

          Upon consummation of the Merger, the Surviving Corporation expects to refinance certain existing indebtedness and capital leases of Celadon. See "Financing of the Merger."

          It is currently anticipated that the Surviving Corporation will be operated after the Merger in a manner substantially the same as Celadon's current operations.






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




ACCOUNTING TREATMENT OF TRANSACTION

          The Merger will be accounted for as a recapitalization. Accordingly the historical basis of Celadon's assets and liabilities will not be impacted by the Merger and the transactions contemplated thereby.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

          The following discussion summarizes the material federal income tax consequences of the Merger that are generally applicable to holders of Celadon Common Stock who, pursuant to the Merger, exchange all of their Celadon Common Stock for cash. The discussion is based upon current provisions of the Code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Future legislative, judicial, or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of the Company.

          The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets, and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation). Furthermore, the discussion below does not address the federal income tax consequences of the Merger to (i) stockholders who hold Rollover Shares and/or Rollover Options (including, without limitation, the federal income tax consequences to such stockholders of the receipt of cash pursuant to the Merger) or (ii) stockholders who may be considered to own shares of stock of the Surviving Corporation after the Effective Time through application of constructive ownership rules of Section 318 of the Code (which, in very general terms, deem a stockholder to own shares of stock that are owned by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties including, for example, certain entities in which such stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such stockholder (or a related party) has the right to acquire upon exercise of an option or conversion right). In addition, the discussion below does not consider the effect of any applicable state, local, or foreign tax laws.

          EACH HOLDER OF CELADON COMMON STOCK IS STRONGLY URGED AND EXPECTED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER IN LIGHT OF SUCH HOLDER'S SPECIFIC CIRCUMSTANCES AS WELL AS THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

          The Merger. A stockholder who, pursuant to the Merger, exchanges all of Celadon Common Stock for cash will recognize gain or loss equal to the difference (between (a) the amount of cash such stockholder receives in the Merger and (b) the stockholder's adjusted tax basis in such shares. Such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if at the Effective Time the stockholder's holding period for the Celadon Common Stock is more than one year. In the case of individuals, "net capital gain," i.e., the excess of net long-term capital gain over net short-term capital loss, is generally subject to a reduced rate of federal income tax.

          Backup Withholding. Stockholders who own Celadon Common Stock should be aware that the Company will be required in certain cases to withhold and remit to the United States Internal Revenue Service 31% of amounts payable in the Merger to any person (a) who has provided either an incorrect tax identification number or no number at all, (b) who is subject to backup withholding by the Internal Revenue Service for failure to report the receipt of interest or dividend income properly, or (c) who has failed to certify to the Company that it is not subject to backup withholding or that is an "exempt recipient." Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.




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APPRAISAL RIGHTS

          The following summary does not purport to be a complete statement of the provisions of Delaware law relating to the appraisal rights of stockholders and is qualified in its entirety by reference to the provisions of Section 262 of the DGCL set forth in full as Annex B to this Proxy Statement.

          Holders of record of shares of Celadon Common Stock who meet the requirements summarized herein and comply with the applicable procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Celadon Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

          ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF CELADON COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262 OF THE DGCL.

          Stockholders who meet the requirements and follow the procedures set forth in Section 262 of the DGCL may receive, in lieu of the $20.00 cash of Celadon Common Stock to be paid in the Merger, a cash payment equal to the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Court of Chancery. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Cash Merger Price. The statutory right of appraisal granted in Section 262 is subject to strict compliance with the procedures set forth below and in
Section 262. Failure to follow any of these procedures may result in termination or waiver of appraisal rights under Section 262.

          To be entitled to receive payment of the fair value of the shares of Celadon Common Stock, a stockholder (a) must file a written demand for appraisal of his or her shares with the Company prior to the voting by stockholders on the Merger Agreement at the Special Meeting (such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares); (b) must not vote his or her shares in favor of approval and adoption of the Merger Agreement; and (c) must have his or her shares valued in an appraisal proceeding, as described below. A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a stockholder file a written demand for appraisal as set forth above. The requirement of a written demand is separate from, and should not be confused with, the requirement that a stockholder not vote in favor of approval and adoption of the Merger Agreement. A failure to vote on the Merger Agreement will not be construed as a vote in favor of approval and adoption of the Merger Agreement and will not constitute a waiver of a stockholder's rights of appraisal. A stockholder who returns a signed proxy indicating that he or she abstains from voting will similarly not waive his or her rights of appraisal. However, because a proxy signed and left blank will, unless properly revoked, be voted in favor of approval and adoption of the Merger Agreement, a stockholder who returns a signed proxy left blank will waive his or her rights of appraisal. Therefore, a stockholder electing to exercise appraisal rights who votes by proxy must not leave his or her proxy blank, but must either vote against approval and adoption of the Merger Agreement or abstain from voting.

          A holder of shares of Celadon Common Stock wishing to exercise such holder's appraisal rights must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares of record until the Effective Time of the Merger. Accordingly, a holder of shares of Celadon Common Stock who is the record holder of such shares on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time of the Merger, will lose any right to appraisal in respect to such shares.

          Only a holder of record of shares of Celadon Common Stock is entitled to assert appraisal rights for the shares registered in the holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the shares are




                                       38


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




owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is an agent acting for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

          If the Merger Agreement is approved and adopted by the stockholders, the Surviving Corporation will send a notice within ten days after the Effective Time to each stockholder who has complied with Section 262 of the DGCL by delivering to the Company a demand for appraisal of his or her shares and not voting in favor of or consenting to the Merger, stating the date that the Merger became effective. Within 120 days after the Effective Time, the Surviving Corporation, or any stockholder seeking appraisal rights who has theretofore complied with Section 262, may file a petition in the Court of Chancery demanding a determination of the value of shares of all stockholders seeking appraisal rights. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and all stockholders seeking to exercise appraisal rights should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262, upon written request, shall be entitled to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Celadon Common Stock not voted in favor of approval and adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement must be mailed to any such stockholder within ten days after his or her written request for such a statement is received by the Surviving Corporation or within ten days after expiration of the period of delivery of demands for appraisal under Section 262(d), whichever is later.

          If a petition for appraisal is timely filed, the Court of Chancery will conduct a hearing on such petition to determine whether the stockholders seeking appraisal rights have complied with Section 262 and have thereby become entitled to appraisal rights. The Court of Chancery will then determine the fair value of the shares of Celadon Common Stock exclusive of any element of value arising from the expectation or accomplishment of the Merger, but including a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining fair value, the Court of Chancery is to take into account all relevant factors. Stockholders considering appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than, the consideration they will receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that the written opinion of Wasserstein Perella set forth as Annex B hereto is not necessarily an opinion regarding fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

          The Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the appraisal proceeding may be assessed against one or more parties to the proceeding as the Court of Chancery may consider equitable. Upon application by a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged pro rata against the value of all of the shares of Celadon Common Stock entitled to an appraisal.

          A stockholder will fail to perfect his or her right of appraisal if he or she (a) does not deliver a written demand for appraisal to the Company prior to the vote for approval and adoption of the Merger Agreement, (b)




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




votes his or her shares of Celadon Common Stock in favor of approval and adoption of the Merger Agreement, (c) does not file a petition for appraisal within 120 days after the Effective Time, or (d) delivers to the Company both a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger Agreement, except that any such attempt to withdraw such demand not made within 60 days after the Effective Time requires the written approval of the Company. If any stockholder who properly demands appraisal of such stockholder's shares of Celadon Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, the shares of Celadon Common Stock of such stockholder will be converted into the right to receive the Cash Merger Price receivable with respect to such shares in accordance with the Merger Agreement.

          If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder who has perfected his or her right of appraisal without the approval of the Court of Chancery, and any such approval may be conditioned on such terms as the Court of Chancery deems just.

          After the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote his or her shares of Celadon Common Stock for any purpose or to receive dividends on, or other distributions in respect of, such shares (except dividends or distributions payable to stockholders as of a record date prior to the Effective Time).

          Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. Several decisions by the Delaware courts have held that a controlling stockholder has a fiduciary duty to the other stockholders which requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type of and amount of consideration to be received by stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., 457 A.2d 701, 714 (1983), that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentations, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Chancery Court would be free to fashion any form of appropriate relief.

          FAILURE BY A STOCKHOLDER TO FOLLOW THE STEPS REQUIRED BY DELAWARE LAW FOR PERFECTING RIGHTS OF APPRAISAL MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT THEIR LEGAL ADVISORS.

          All written communications from stockholders with respect to the exercise of appraisal rights should be mailed to Celadon Group, Inc., One Celadon Drive, Indianapolis, Indiana 46235-4207, Attention: Secretary.


REGULATORY APPROVALS

          The consummation of the Merger is subject to the expiration or termination of the statutory waiting period under the HSR Act. Under the HSR Act and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the applicable statutory waiting period has expired or been terminated. Celadon and Merger Sub will be filing notification and report forms under the HSR Act with the FTC and the Antitrust Division.


CERTAIN RELATED AGREEMENTS

          Certain related agreements will be entered into in connection with the Merger Agreement. These agreements include a stockholder's agreement governing certain aspects of the relationship between the holders




                                       40


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




of the Rollover Shares and Odyssey and an agreement granting Odyssey certain registration rights relating to Surviving Corporation Common Stock. The terms of such agreements are being negotiated.


                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

          The following is a brief summary of the material aspects of the Merger Agreement, which appears as Annex A to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.


GENERAL

          The Merger Agreement provides that, following the approval of the Merger and the adoption of the Merger Agreement by the vote of the holders of a majority of the issued and outstanding shares of the Celadon Common Stock and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into Celadon, and Celadon will continue as the Surviving Corporation after the Merger.

          Upon the terms and subject to the conditions of the Merger Agreement, at the closing of the Merger the parties will cause the Certificate of Merger to be executed and filed in accordance with the requirements of the DGCL. Unless otherwise agreed between the Merger Sub and the Company and so stated in the Certificate of Merger, the Merger will become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL.


TREATMENT OF SECURITIES IN THE MERGER

          At the Effective Time, the shares of Celadon Common Stock and Options in respect thereof will be treated as follows:

          Cash Merger Price. At the Effective Time, each share of Celadon Common Stock held by the Company's stockholders (other than the Rollover Shares, the Excluded Shares, and the Dissenting Shares) will be converted into the right to receive the Cash Merger Price.

          Payment of Cash Merger Price. The Cash Merger Price will be paid as soon as practicable after the Effective Time upon receipt by the Paying Agent of certificates representing the shares of Celadon Common Stock held by such stockholders. No interest will be paid or accrued on the Cash Merger Price. As of or at the Effective Time, Merger Sub will deposit with the Paying Agent for the benefit of the holders of shares of Celadon Common Stock, the funds necessary to pay the Cash Merger Price for each share payable pursuant to the terms of the Merger Agreement. As soon as practicable after the Effective Time, the Paying Agent will mail to each record holder of Celadon Common Stock a notice and letter of transmittal advising the holder of the effectiveness of the Merger and the procedure for surrendering certificates to the Paying Agent for exchange into the Cash Merger Price. Stockholders should not forward stock certificates to the Paying Agent until they have received transmittal forms. Certificates should not be returned with the enclosed proxy cards. From and after the Effective Time, the stock transfer books of the Company in place prior to the Effective Time will be closed and thereafter there will be no transfers on such books of the shares of Celadon Common Stock which were outstanding immediately prior to the Effective Time.

          Rollover Shares. At the Effective Time, the Rollover Shares will be converted on a share-for-share basis into shares of the Surviving Corporation Common Stock. The Rollover Shares represent approximately 4.1% of the outstanding shares of Celadon Common Stock and will represent approximately 10% of the total outstanding shares of Surviving Corporation Common Stock immediately following the Effective Time. Stephen Russell (Chairman, Chief Executive Officer, and President of Celadon) and Hanseatic own, respectively, 200,000 and 120,000 Rollover Shares, which represent approximately 2.6% and 1.5% of the outstanding shares of Celadon Common Stock and which will represent approximately 6.25% and 3.75%, respectively, of the total outstanding




                                       41


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




shares of Surviving Corporation Common Stock immediately following the Effective Time. Paul Biddleman, President of Hanseatic, serves as Hanseatic's designee to Celadon's Board of Directors. See "Special Factors--Interests of Certain Persons in the Merger--Retention of Rollover Shares."

          Excluded Shares. At the Effective Time, each share of Celadon Common Stock held in the Company's treasury, if any, will be canceled and retired without payment of any consideration therefor.

          Issuance of Surviving Corporation Common Stock to Odyssey. At the Effective Time, the issued and outstanding shares of Merger Sub will be converted into 2,880,000 shares of Surviving Corporation Common Stock, representing approximately 90% of the total outstanding shares of Surviving Corporation Common Stock.

          Payment for Options and Hanseatic Warrants. Except with respect to the Rollover Options, the Company will cause each Option, whether or not then exercisable or vested, to be canceled. In consideration of such cancellation, the Company will pay to such holders of options an amount in cash in respect thereof equal to the product of the excess, of the Cash Merger Price over the exercise price of each such Option and the number of shares of Celadon Common Stock previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes). The Company will cause the Hanseatic Warrants to be canceled. In consideration of such cancellation, the Company will pay to Hanseatic an amount in cash in respect thereof equal to the product of the excess of the Cash Merger Price over the exercise price of the Hanseatic Warrants and the number of shares of Celadon Common Stock previously subject to the Hanseatic Warrants immediately prior to cancellation (such payment to be net of withholding taxes).

          Rollover Options. At the Effective Time, each Rollover Option will be converted, on a share-for-share basis, into an option to purchase shares of
Surviving Corporation Common Stock. Stephen Russell and _______ own, respectively, _____ and _____ Rollover Options, which will represent the right to purchase an additional ____% and _____%, respectively, of Surviving Corporation Common Stock immediately following the Effective Time.


BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

          The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law. See "Directors and Executive Officers of the Surviving Corporation."


CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

          Immediately following the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached as Annex D hereto and shall thereafter be the Certificate of Incorporation of the Surviving Corporation, until duly changed or amended as provided therein or in accordance with applicable law.

          The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended as provided therein or in accordance with applicable law.


PAYMENT FOR SHARES

          As of or after the Effective Time, the Company will deposit with the Paying Agent for the benefit of the holders of shares of Celadon Common Stock the funds necessary to pay the Cash Merger Price for each share payable pursuant to the terms of the Merger Agreement. Holders of Dissenting Shares who meet the qualification of and follow the requirements of Section 262 of the DGCL may receive, in lieu of the Cash Merger Price, a cash




                                       42


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




payment equal to the "fair value" of their shares, pursuant to Section 262 of the DGCL, as determined by the Delaware Court of Chancery.

          As soon as practicable after the Effective Time the Paying Agent will send to each record holder of Celadon Common Stock a notice and a letter of transmittal advising the holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent certificates for exchange into the Cash Merger Price and, with respect to the holders of Rollover Shares, the shares of Surviving Corporation Common Stock into which the Rollover Shares will be converted (the "Rollover Share Consideration").

          STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

          As soon as practicable after the Effective Time (a) each holder of an outstanding share certificate or certificates which prior to the Effective Time represented shares of Celadon Common Stock (other than the Rollover Shares), upon surrender to the Paying Agent of such certificate or certificates, and acceptance thereof by the Paying Agent, shall be entitled to receive the Cash Merger Price in respect of each share of Celadon Common Stock theretofore evidenced by such certificate or certificates so surrendered and (b) each holder of an outstanding certificate or certificates representing one share of the
Rollover Shares, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, shall be entitled to receive a certificate or certificates representing one share of Surviving Corporation Common Stock in respect of each share of Celadon Common Stock theretofore evidenced by such certificate or certificates so surrendered. Upon such surrender, the Paying Agent will, as promptly as practicable, pay the Cash Merger Price or the Rollover Share Consideration, as the case may be. Until surrendered, each such certificate (other than certificates representing Excluded Shares and Dissenting Shares), will be deemed for all purposes to evidence only the right to receive the Cash Merger Price for holders of Celadon Common Stock (other than the Rollover Shares), or the Rollover Share Consideration for holders of the Rollover Shares. In no event will the holder of any surrendered certificate be entitled to receive interest on the Cash Merger Price.

          If the Cash Merger Price or Rollover Share Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it will be a condition to the payment of such consideration that the certificates so surrendered are properly endorsed and otherwise are in proper form for transfer, that such transfer otherwise is proper and that the person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

          From and after the Effective Time, the stock transfer books of the Company in place prior to the Effective Time will be closed and thereafter there will be no transfers on such books of the shares of Celadon Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the Cash Merger Price or the Rollover Share Consideration, as the case may be.

          Any funds remaining with the Paying Agent one year following the Effective Time will be delivered to the Surviving Corporation, after which any holders of Celadon Common Stock (other than Rollover Shares) prior to the Merger shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claims for cash, if any.


REPRESENTATIONS AND WARRANTIES

          Representations and Warranties of the Company. The Merger Agreement contains representations and warranties of the Company with respect to the Company and its subsidiaries relating to, among other things, (a) organization and capitalization; (b) the authorization, execution, delivery, performance, and enforceability of the Merger Agreement and related matters; (c) subsidiaries;
(d) absence of certain changes or events; (e) title to assets and absence of liens and encumbrances; (f) contracts and commitments; (g) absence of breaches and




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




defaults; (h) permits; (i) the non-contravention of organizational documents, material contracts, indebtedness, leases, encumbrances, permits, or authorizations, and applicable laws; (j) consents and approvals; (k) SEC documents, financial statements, and other financial information; (l) the absence of undisclosed liabilities; (m) litigation; (n) labor matters; (o) compliance with applicable laws; (p) matters related to brokers, fees, and other expenses; (q) proprietary rights; (r) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and employment matters; (s) taxes; (t) insurance matters; (u) customers and suppliers; (v) environmental, health, and safety matters; (w) absence of other agreements with respect to assets or capital stock of the Company or its subsidiaries; (x) prohibited payments; (y) the receipt of an opinion of the Company's financial advisor; (z) the recommendation of the Board of Directors of the Company with respect to the Merger Agreement, the Merger, and related transactions; (aa) the required vote of the Company's Stockholders; and (bb) the accuracy of information contained in this Proxy Statement and the Transaction Statement on Schedule 13E-3.

          Representations and Warranties of Merger Sub. The Merger Agreement contains representations and warranties of Merger Sub relating to, among other things, (a) organization; (b) the authorization, execution, delivery, performance, and enforceability of the Merger Agreement and related matters; (c) consents and approvals; (d) the non-contravention of organizational documents and certain material contracts; (e) the accuracy of information provided by Merger Sub for use in this Proxy Statement and the Transaction Statement on
Schedule 13E-3; and (f) the financing of the Merger.

COVENANTS

          Interim Operations. In general, the Company has agreed that prior to the Effective Time, except as otherwise provided in the Merger Agreement or unless Merger Sub has consented in writing thereto, the Company will, and will cause its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice; (b) use its best efforts to maintain its business organizations, goodwill, relationships with officers and employees, and business relationships; (c) promptly notify Merger Sub of any Material Adverse Change, material litigation, or material government complaints or investigations and breaches of any representation or warranty contained in the Merger Agreement; and (d) deliver to Merger Sub all filings made with the Commission subsequent to the date of the Merger Agreement . Furthermore, the Company has generally agreed that, prior to the Effective Time, except as otherwise provided in the Merger Agreement or unless Merger Sub has consented in writing thereto, the Company will not, and will cause its subsidiaries not to, (a) amend any of its organizational and governing instruments; (b) authorize, propose, or announce an intention to authorize or propose, or enter into an agreement with respect to any merger, consolidation, or business combination (other than the Merger) or relinquish any material contract rights or acquire or dispose of assets or securities other than in the ordinary course of business consistent with past practice; (c) grant, confer, or award any options, warrants, conversion rights, or other rights not existing on the date of the Merger Agreement to acquire shares of the Company's Capital Stock or other securities of the Company or its subsidiaries; modify, accelerate, or change the period of exercisability of employee stock options or restricted stock; or authorize cash payments in exchange for such employee stock options (except as contemplated by the Merger Agreement); (d) amend any benefit plans existing on the date of the Merger Agreement or adopt any new employee benefit plans; (e) increase or agree to increase the compensation payable to any officer or, except in accordance with past practice, any employee or enter into any collective bargaining agreement;
(f) incur any debt or other liabilities (except for borrowings under existing credit facilities in the ordinary course) or make any loans or advances to any person (except for advances consistent with past practice which are not material); (g) change any practice with respect to taxes or a material tax election or settle or compromise any material tax dispute; (h) declare, set aside, or pay any dividend or distribution in respect of its capital stock or other ownership interests; redeem, purchase, or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries; or split, combine, or reclassify any of its capital stock or take steps to issue any other securities in respect of shares of its capital stock; (i) issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock or certain other securities related to its capital stock; (j) make or agree to make any capital expenditure or expenditures except in accordance with the Company's capital expenditure plan for fiscal years 1998 and 1999; (k) change any accounting principles or practices; (l) pay, discharge, settle, or satisfy any claims, liabilities, or obligations other than the payment, in the ordinary course consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements; (m) waive any material benefits of, or agree to modify in any




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




material respect, any confidentiality, standstill, non-solicitation, or similar agreement; or (n) agree to (in writing or otherwise), or resolve to take, any of the prohibited actions described in this paragraph.

          Investigation by Merger Sub. Under the Merger Agreement, the Company has agreed to allow Merger Sub, its counsel, accountants and other representatives (including, without limitation GE and BT and their counsel and representatives, during regular business hours upon reasonable notice, to make such reasonable inspection of the assets, facilities, business and operations of the Company and its subsidiaries and to inspect and make copies of contracts, books, and records and all other documents and information reasonably requested by Merger Sub and related to the operations and business of the Company and its subsidiaries and to meet with designated personnel of the Company or its subsidiaries and/or their representatives. The Company and its subsidiaries shall (a) furnish to Merger Sub promptly upon request all additional documents and information with respect to the affairs of the Company and its subsidiaries' as Merger Sub, or its counsel or accountants, may from time to time reasonably request and (b) have instructed their personnel, accountants, and counsel to cooperate with Merger Sub. Merger Sub has agreed to hold, and will use its reasonable best efforts to cause its counsel, accountants, and other representatives (including, without limitation, GE and BT and their counsel and representatives) to hold any nonpublic information in confidence to the extent required by, and in accordance with, a confidentiality letter between Wasserstein Perella and Odyssey Investment Partners, LLC, dated April 9, 1998.

          Additional Covenants. In addition to the foregoing, the Company and Merger Sub have agreed to certain covenants regarding (a) convening of the Special Meeting; (b) HSR filings and other governmental or regulatory filings;
(c) access of Merger Sub to the offices, records, files, correspondence, audits, and properties of the Company; (d) publicity; (e) preparation and filing of this Proxy Statement and a Transaction Statement on Schedule 13E-3; (f) the performance of additional actions as may be necessary to effect the Merger; (g) expenses related to the Merger Agreement; (h) insurance and indemnity; (i) resignation of the Company's directors; (j) notice of changes with respect to the Company and its subsidiaries; and (k) the Company supplying financial information to Merger Sub.

          Consents and Efforts. Each of the parties to the Merger Agreement has agreed to (a) promptly make its respective filings under the HSR Act with respect to the Merger and (b) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub and the Company have agreed to use their reasonable best efforts and cooperate with one another
(a) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits, or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination, or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by the Merger Agreement, including the Merger and (b) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits, or authorizations.

          The Company has agreed to cooperate with any reasonable requests of Merger Sub or the Commission related to the recording of the Merger as a recapitalization for financial reporting purposes, and to provide and to cause its subsidiaries and its and their respective officers, directors, employees, and advisors to provide, all reasonable cooperation in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing. In addition, the Company agrees, at the request of Merger Sub, to call for prepayment or redemption, as the case may be, of then existing indebtedness of the Company; provided that such prepayment or redemption shall only be made contemporaneously with or after the Effective Time. Merger Sub has agreed to use its reasonable best efforts to arrange the financing pursuant to the Financing Letters.






                                       45


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




CONDITIONS TO THE CONSUMMATION OF THE MERGER

          Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each of the Company and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the closing date of the Merger of the following conditions:

          (a) The Merger Agreement and the transactions contemplated thereby shall have been approved by a majority of the holders of the issued and outstanding shares of the Celadon Common Stock in accordance with the DGCL;

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

          (c) No law or regulation, and no judgment order, decree, or injunction shall prohibit or restrain the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such judgment, order, decree, or injunction vacated.

          Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the following conditions, any of which may be waived by the Company: (a) the representations and warranties of Merger Sub contained in the Merger Agreement shall be true and correct in all material respects at and as of the closing date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the closing date to be true as of such specified date) (b) Merger Sub shall have performed in all material respects its obligations arising under the agreements and covenants contained in the Merger Agreement required to be performed on or prior to the closing date of the Merger, (c) the Company shall have received a certificate of the President of Merger Sub certifying that, as of the closing date, the conditions set forth in (a) and (b) have been satisfied.

          Conditions to the Obligation of Merger Sub to Effect the Merger. The obligation of Merger Sub to effect the Merger is subject to the satisfaction of the following conditions, any of which may be waived by Merger Sub:

          (a) (i) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct at and as of the closing date, (except that to the extent that any such representations and warranties were made as of a specific date, such representations and warranties shall continue on the closing date to be true in all material respects as of such date), except where the untruth or incorrectness of such representations and warranties would not, singly, or in the aggregate, have a Material Adverse Effect (as defined in the Merger Agreement) (for purposes of this condition, the representations and warranties contained in the Merger Agreement shall be deemed to have been made without any qualification as to knowledge or materiality), (ii) the Company shall have performed in all material respects all obligations arising under the agreements and covenants required to be performed by it on or prior to the closing date, and (iii) Merger Sub shall have received a certificate of the President and Chief Financial Officer of the Company, certifying that, as of the Closing Date, the conditions set forth in clauses (i) and (ii) above have been satisfied, that no actions described in clause (b) below have been commenced or threatened, that no Material Adverse Change (as defined in the Merger Agreement) has occurred, and that, to the knowledge of the Company, there is no potential or threatened Material Adverse Change;

          (b) No actions by any governmental authority or any other entity or person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated by the Merger Agreement and which could reasonably be expected to damage Merger Sub or materially adversely affect the value of the Celadon Common Stock or the Assets (as defined in the Merger Agreement), business, or operations of the Company and its subsidiaries or Merger Sub's ability to own and operate the Assets, business, or operations of the Company and its subsidiaries, if the transactions contemplated by the Merger Agreement are consummated;

          (c) Merger Sub shall be reasonably satisfied that the transaction will be recorded as a "recapitalization" for financial reporting purposes;




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




          (d) (i) All consents, approvals, and licenses of any governmental or other regulatory body required in connection with the execution, delivery, and performance of the Merger Agreement and for the Surviving Corporation to conduct the business and operations of the Company in substantially the same manner as it was conducted prior to the Effective Time shall have been obtained, unless the failure to obtain such consents, authorizations, orders, or approvals would not, individually or in the aggregate, have a Material Adverse Effect after giving effect to the transactions contemplated by the Merger Agreement, and (ii) all consents listed on the disclosure schedule to the Merger Agreement shall have been obtained;

          (e) From March 31, 1998, there shall not have occurred a Material Adverse Change (as defined in the Merger Agreement) with respect to the Company and to the knowledge of the Company, there shall have been no potential or threatened Material Adverse Change;

          (f) The funding contemplated by the Financing Letters shall have been obtained;

          (g) The New Employment Agreements between the Company, on the one hand, and Stephen Russell, Robert Goldberg, Ronald S. Roman, Nancy L. Morris, and Michael Archual, on the other hand, shall have been executed and delivered and shall be in full force and effect. See "Special Factors--Interests of Certain Persons in the Merger" and "--Certain Related Agreements";

          (h) The stockholders party to the Voting Agreement shall have performed their obligations thereunder in all material respects;

          (i) The stockholders' agreement dated as of October 8,1992, and as amended as of July 3, 1996, by between Stephen Russell and Hanseatic shall have been terminated and of no further force and effect; and

          (j) Ernst & Young LLP shall have completed its audit, in accordance with generally accepted auditing standards, of the Company's financial statements for the year ended June 30, 1998 and shall have issued an unqualified report with respect thereto (indicating that such statements are in accordance with GAAP).


NO SOLICITATION; FIDUCIARY OUT

          Under the Merger Agreement, Celadon has agreed to immediately cease any existing activities, discussions or negotiations with any parties (other than Odyssey and Merger Sub) with respect to any Acquisition Proposal. Pursuant to the Merger Agreement, Celadon has agreed that neither it nor its subsidiaries (whether directly or indirectly through advisors, agents or other intermediaries) will initiate, solicit, or encourage, directly or indirectly, or take any other action to facilitate, any inquiries or the making or implementation of any proposal or offer that constitutes an Acquisition Proposal, or (a) agree to or endorse any Acquisition Proposal, (b) enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or otherwise cooperate in anyway with, or knowingly assist or participate in facilitate or encourage, any effort or attempt by any person (other than the Merger Sub) to do or seek any of the foregoing, (c) grant any waiver or release under any standstill or similar agreement with respect to the equity securities of the Company or any of its subsidiaries, or (d) authorize or permit any of its officers, directors, employees, agents, or representatives do any of the foregoing. Celadon is obligated to notify Merger Sub if any such inquiries or proposals are received by, any such information is requested from, the Company or any such negotiations or discussions are sought to be initiated or continued with the Company. Nothing contained in the Merger Agreement prohibits the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a bona fide Acquisition Proposal if, and only to the extent that, (a) the furnishing of such information is pursuant to a reasonable and customary confidentiality agreement, (b) the Board of Directors of the Company determines in good faith on the basis of written advice of outside counsel that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by law, and (c) the Board determines in good faith after consultation with its financial advisor that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement. Except as provided in the Merger Agreement, the foregoing provisions

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




do not permit the Company to (a) terminate the Merger Agreement, (b) enter into any agreement with respect to an Acquisition Proposal during the term of the Merger Agreement, or (c) affect any other obligation of the Company under the Merger Agreement.

          If the existence of an Acquisition Proposal results in the termination of the Merger Agreement by the Company or Merger Sub, the Company may be obligated to pay a fee of $6.5 million to Merger Sub, together with reimbursement of Merger Sub's out-of-pocket expenses up to a maximum of $1.5 million.

          If the Company fails to promptly pay any amount due in respect of the fees and reimbursements described in the preceding sentence, and, in order to obtain such payment, Merger Sub commences a suit which results in a judgment against the Company for such fee or fees and expenses, the Company shall also pay to Merger Sub its costs and expenses incurred in connection with such litigation.


TERMINATION; EFFECTS OF TERMINATION

          Termination by Mutual Written Consent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company by mutual written consent of Merger Sub and the Company.

          Termination by the Company. The Merger Agreement may be terminated by the Company at any time prior to the Effective Time, if the Board of Directors of the Company, acting in good faith based upon written advice from outside counsel and in order to prevent the Board of Directors from breaching its fiduciary duty, shall have withdrawn or modified or amended, in a manner adverse to Merger Sub, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve the Merger Agreement and the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Celadon Common Stock, in either case, that is determined, by the Board of Directors of the Company to be on financial terms more favorable to the Company's stockholders than the Merger. In the event that the Merger Agreement is terminated by the Company pursuant to the provision of the Merger Agreement described in this paragraph, the Company shall pay Merger Sub a fee of $6.5 million and shall reimburse Merger Sub for its out-of-pocket expenses in an amount not to exceed $1.5 million.

          Termination by Merger Sub. The Merger Agreement may be terminated at any time prior to the Effective Time by Merger Sub if the Board of Directors of the Company shall have (i) withdrawn or modified or amended, in a manner adverse to Merger Sub, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve the Merger Agreement and the Merger, (ii) approved, recommended or endorsed an Acquisition Proposal (including a tender or exchange offer for Celadon Common Stock) or shall have failed to reconfirm its recommendation of the Merger Agreement and the Merger within five business days of Merger Sub's request that it do so, (iii) failed to call a stockholders meeting or failed as promptly as practicable to mail the Proxy Statement to its stockholders or failed to include in such statement the recommendation referred to above, (iv) in response to the commencement of any tender offer or exchange offer for more than 20% of the outstanding shares of Celadon Common Stock, not recommended rejection of such tender offer or exchange offer, or (v) resolved to do any of the foregoing. In the event that the Merger Agreement is terminated by the Company pursuant to the provision of the Merger Agreement described in this paragraph, the Company shall pay Merger Sub a fee of $6.5 million and shall reimburse Merger Sub for its out-of-pocket expenses in an amount not to exceed $1.5 million.

          Termination by Either Merger Sub or the Company. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company by either Merger Sub or the Company if:

          (a) the Merger shall not have been consummated by November 30, 1998; provided, that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement;

          (b) if any of the conditions to such party's obligation to consummate the transactions contemplated by the Merger Agreement shall have become impossible to satisfy;

          (c) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order, or decree enjoining Merger Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; or

          (d) if, at the duly held stockholders meeting of the Company or any adjournment thereof at which the Merger Agreement and the Merger are voted upon, the requisite adoption and approval of the Company's stockholders shall not have been obtained.

          The Company shall pay Merger Sub a fee of $6.5 million in the event that the Merger Agreement is terminated: (a) by Merger Sub due to the Company's failure to satisfy any condition to Merger Sub's obligation to consummate the Merger and the other transactions contemplated by the Merger Agreement, if the failure to satisfy such condition arises from a breach of obligation or untruth or incorrectness of any representation or warranty arising out of the bad faith or willful misconduct of the Company; or (b) (i) by Merger Sub upon the occurrence of any of the following: (1) the failure of the Company to obtain stockholder approval of the Merger Agreement; (2) the failure of the representations and warranties of the Company to be true and correct at and as of the closing date (except to the extent that the failure of such representations and warranties to be true and correct does not have a Material Adverse Effect (as defined in the Merger Agreement excluding for such purposes all materiality and knowledge qualifiers contained in the representations and warranties); (3) the failure of the Company to perform its obligations under the Merger Agreement in all material respects and perform all covenants required thereby on or prior to the closing date; (4) failure of the Company to deliver the officer's certificate required by the Merger Agreement certifying that (I) the representations and warranties of the Company are true and correct at and as of the closing date (except to the extent that the failure of such representations and warranties to be true and correct does not have a Material Adverse Effect (as defined in the Merger Agreement) (excluding for such purposes all materiality and knowledge qualifiers contained in the representations and warranties), (II) the Company performed its obligations under the Merger Agreement in all material respects and performed all covenants required thereby on or prior to the closing date (III) certain actions have not been instituted or threatened; and (IV) no Material Adverse Change (as defined in the Merger Agreement) shall have occurred and the Company knows of no potential or threatened Material Adverse Change with respect to the Company; (5) a Material Adverse Change or the existence of a potential or threatened Material Adverse Change of which the Company has knowledge; (6) the failure of any member of the Management Team to enter into the New Employment Agreements and agreements with respect to their respective equity interests in the Company after the Effective Time, on terms and conditions substantially similar to those set forth in the Merger Agreement; (7) failure of the stockholders party to the Voting Agreement to perform their obligations thereunder in all material respects; (8) failure of the parties to the Stockholder's Agreement dated October 8, 1992 (as amended as of July 3, 1996) to terminate such agreement; or (9) failure of Ernst & Young to complete its audit of the Company for the fiscal year end June 30, 1998 and to issue an unqualified report with respect thereto, but only, with respect to clauses (1) through (9) hereof, if (x) any third party (other than Merger Sub, its affiliates, or any party to the Voting Agreement) shall have become the beneficial owner of more than 20% of the outstanding shares of Celadon Common Stock or (y)(I) any third party (other than Merger Sub or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner that is or otherwise becomes public a bona fide intention to make an Acquisition Proposal and (II) on or prior to the expiration of the twelve months from the date of termination of the Merger Agreement, the Company consummates with a third party an Acquisition Proposal or enters into a definitive agreement with respect to such Acquisition Proposal, irrespective of whether the third party is the third party referred to in clause (I) above; or (ii) by either party if the Merger is not approved by the Company's stockholders or if the Merger is not consummated prior to November 30, 1998, but only if one of the circumstances set forth in clause (x) or (y) above is then existing or shall have occurred.

          In the event that the Merger Agreement is terminated (a) by Merger Sub upon the occurrence of any of the events set forth in clauses (b)(i)(1) -
(b)(i)(9) in the immediately preceding paragraph or (b) by the Company or Merger Sub due to the failure of the stockholders to approve the Merger Agreement, the Company shall reimburse

Merger Sub, in an amount not to exceed $1.5 million, for the out-of-pocket expenses incurred by Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby.


AMENDMENT

          The Merger Agreement may be amended by the parties thereto at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

          The selected consolidated financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included in the documents incorporated by reference herein. The consolidated financial information set forth below for and as of each of the years in the five-year period ended June 30, 1997 has been derived from audited consolidated financial statements of the Company. The consolidated financial information for and as of the nine-month periods ended March 31, 1998 and 1997 has been derived from the unaudited consolidated financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for the fair presentation of the financial position and results of operations for these periods. The results for the nine-month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ended June 30, 1998. See "Incorporation of Certain Documents by Reference."

                                                                                                  Nine Months Ended

                                                                Year Ended June 30,             March 31,
                                                 1993      1994         1995         1996       1997        1997         1998
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT
   Operating revenue                           $ 76,558   $ 94,746    $116,360   $166,544    $191,035   $140,759       $164,690
     Operating income                             5,162      8,330       9,179      1,737      12,435      9,509         11,680
   Interest expense, net....................      4,250      4,342       3,171      3,672       4,944      3,662          4,122
   Equity loss in unconsolidated affiliate..        343         --          --        --         --          --         --
   Gain on sale of investment
      in unconsolidated affiliate...........         --      (189)          --        --         --          --         --
   Other (income) expense...................         21        (6)         103         72         (37)       (37)       (86)
   Income (loss) from continuing operations
      before income taxes...................        548      4,183       5,905     (2,007)      7,528      5,884      7,644
   Provision for income taxes (benefit).....        252      1,711       3,690       (411)      3,024      2,354      2,944
     Income (loss) continuing operations            296      2,472       2,215     (1,596)      4,504      3,530      4,700
     Income (loss) discontinued operations        (288)        731     (2,606)    (15,203)        --         --         --
   Net income (loss) .......................          8      3,203       (391)    (16,799)      4,504      3,530      4,700
   Preferred stock dividends and redemption
      premium (1) ..........................        317        262       --            --         --         --         --
       Net income (loss) attributable to         $(309)     $2,941      $(391)   $(16,799)    $ 4,504     $3,530     $4,700
       common stockholders .................

Earnings (loss per common share):
Continuing Operations ......................  $  (.01)     $ .46      $  .31      $  (.20)    $   .59    $   .46     $  .61
Discontinued Operations ....................     (.09)       .15        (.36)       (1.93)         --        --         --
Net income (loss) (2) ......................  $  (.10)     $ .61      $ (.05)      $(2.13)    $   .59    $   .46     $  .61
Dividends per common share..................  $  (.02)   $   --     $    --     $    --       $    --    $   --      $  --
Weighted average number of common shares
  and common share equivalents outstanding      3,263      4,853       7,192        7,879       7,660      7,656      7,734

                                                                                                            Nine Months Ended
                                                               Year Ended June 30,                              March 31,
                                               1993       1994         1995         1996      1997      1997        1998
                                                                 ( IN THOUSANDS)

BALANCE SHEET
   Working Capital (deficit) ............... $   (305)  $ 17,491   $  23,801    $  17,039  $  12,727   $ 11,420     $ 10,241
     Total assets...........................   80,227     99,265     151,624      141,921    139,194    144,730      174,178
     Long-term debt ........................   44,028     29,234      39,557       50,025     54,361     55,918       75,182
   Redeemable Preferred Stock...............    2,000       --           --           --         --        --           --


                                                                                                               Nine Months Ended
                                                                      Year Ended June 30,                          March 31,
                                                      1993      1994          1995        1996     1997      1997         1998
                                                                    ( IN THOUSANDS)


   Redeemable Common Stock................            --        --           3,614         --        --       --           --
   Stockholders' Equity...................         1,538     42,079 (3)     57,839 (4)   41,962    45,794   44,651       54,002
------------------

(1) Represents (i) dividends and redemption premium on the Series I Preferred Stock which was redeemed in fiscal 1994, (ii) dividends on the Series F 12% Convertible Preferred Stock which was converted into Celadon Common Stock in fiscal 1993, and (iii) dividends on previously redeemed issuances of preferred stock.
(2) Calculation of fully-diluted net income (loss) per common share for all periods prior to 1997 are anti-dilutive. All share and per shares amounts have been adjusted to reflect the one-for-3.3 reverse stock split in January 1994.
(3) Includes the effect of the net proceeds ($29.9 million) from the Company's initial public offering and the conversion of the senior subordinated debt ($7.6 million) to Celadon Common Stock.
(4) Includes the effect of the net proceeds ($15.9 million) from the issuance of Celadon Common Stock in a public offering.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                      (in thousands; except per share data)

     The accompanying unaudited pro forma condensed consolidated balance sheet as of March 31, 1998 has been prepared to give effect to (i) the Merger and related transactions contemplated by the Merger Agreement and (ii) the acquisition of Gerth Transport of Ontario, Canada ("Gerth"), in each case as if they had occurred as of the balance sheet date. The unaudited pro forma condensed consolidated income statement for the year ended June 30, 1997 and for the nine months ended March 31, 1998 have been prepared to give effect to (i) the Merger and related transactions contemplated by the Merger Agreement and
(ii) the completion of the acquisition of the net assets of General Electric Transportation Services ("GETS") and the acquisition of Gerth, in each case as if it had occurred on July 1, 1996 and July 1, 1997, respectively. The acquisitions of GETS and of Gerth were completed on September 3, 1997 and May 22, 1998, respectively, and were accounted for under the purchase method of accounting. The recapitalization of the Company will be accounted for as a recapitalization.

     All adjustments necessary to fairly present this pro forma condensed consolidated financial information have been made based on available information and assumptions which, in the opinion of management, are reasonable. All such pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial information is based upon and should be read in conjunction with, the historical consolidated financial statements of the Company and the notes thereto included elsewhere in this Proxy Statement. The pro forma condensed consolidated financial statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the Merger and related transactions contemplated by the Merger Agreement, the acquisitions of GETS and Gerth, and the other adjustments described below in fact occurred as of such dates or to project the Company's results of operations or financial condition for any future period or as of any date. In addition, there can be no assurance that the assumptions used in the preparation of the pro forma condensed consolidated financial statements will prove to be correct.

       Unaudited Pro Forma Condensed Consolidated Income Statement for the
                            Year Ended June 30, 1997



                                                        (1)              (2)                   (3)
                                                      Recent           Pro Forma      Recapitalization
                                      Historical   Acquisitions       Adjustments       Adjustments         Pro Forma
Operating revenue                      $191,035       $55,921                                               $246,956
Operating expenses                      178,600        52,894          $(4,538)(A)                           226,956
                                      ----------  -------------      -------------    ---------------      ----------
Operating income                         12,435         3,027            4,538                                19,999
Other (income) expense:
  Interest expense (net)                  4,944           641            2,650(B)         $15,690 (A)         23,926
  Other                                     (37)                                                                 (37)
                                      ----------  -------------      -------------   ----------------      ------------
Income before taxes                       7,528         2,385            1,888            (15,690)            (3,889)
Provision for income taxes
   (benefit)                              3,024           954              755 (C)         (6,276)(B)         (1,543)
                                      ----------  -------------     --------------    ---------------    -------------
Net income                              $ 4,504       $ 1,431           $1,133           ($ 9,414)         ($  2,346)
                                      ==========  ============     ===============    ===============    =============
Per share data - net income:
  Diluted EPS                          $   0.59       $  0.19           $ 0.15                             ($   0.73)
  Basic EPS                            $   0.59       $  0.19           $ 0.15                             ($   0.73)
Average shares outstanding:
  Diluted                                 7,660         7,660            7,660                                      3,200
  Basic                                   7,628         7,628            7,628                                      3,200
Other data:
  EBITDA (4)                          $  22,570       $ 3,883           $6,976                                   $ 33,428
  Depreciation and amortization       $  10,135       $   856           $2,438                                  $  13,429


       Unaudited Pro Forma Condensed Consolidated Income Statement for the
                        Nine Months Ended March 31, 1998




                                                 (1)             (2)              (3)
                                               Recent        Pro Forma         Recapitalization
                                 Historical  Acquisitions   Adjustments         Adjustments            Pro Forma



Operating revenue                 $164,690    $ 28,907                                                 $193,597
Operating expenses                 153,010      27,491      $(2,590)(A)                                 177,911
                               ------------   ---------     ----------       --------------------    ------------
Operating income                    11,680       1,416        2,590                                      15,686
Other (income) expense:
  Interest expense (net)             4,122         531        1,168(B)          $ 11,728(A)              17,549
  Other                                (86)                                                                 (86)
                               ------------  ----------     ----------       --------------------    ------------
Income before taxes                  7,644         885        1,422               (11,728)               (1,777)
Provision for income taxes
  (benefit)                          2,944         336          540(C)             (4,457)(B)              (636)
                               ------------  ----------     ----------       --------------------    ------------
Net income                        $  4,700   $     549      $   882              $ (7,272)             ($ 1,141)
                               ============  ==========     ==========       ====================    ===========
Per share data - net income:
  Diluted EPS                     $   0.61   $    0.07      $  0.11                                   ($   0.36)
  Basic EPS                       $   0.61   $    0.07      $  0.12                                   ($   0.36)
Average shares outstanding:
  Diluted                            7,734       7,734        7,734                                       3,200
  Basic                              7,647       7,647        7,647                                       3,200
Other data:
  EBITDA (4)                      $ 21,190    $  2,151      $ 3,744                                    $ 27,085
  Depreciation and amortization   $  9,510    $    735      $ 1,154                                    $ 11,399


    NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS


     (1) For the year ended June 30, 1997, this column reflects the results of operations for GETS and Gerth for the entire year. For the nine months ended March 31, 1998, this column reflects the results of operations for GETS from July 1,1997 to September 3, 1997 (the date of its acquisition by the Company) and the results of operations of Gerth from July 1, 1997 to May 22, 1998 (the date of its acquisition by the Company). The acquisitions of GETS and Gerth were accounted for by the purchase method of accounting.

     (2)  This  column  reflects   certain   adjustments   arising  out  of  the
          acquisition of GETS and the acquisition of Gerth and certain other adjustments as follows:

                                                                                      Year
                                                                                      Ended          Nine Months

          (A)  The following are adjustments to operating expense:                   6/30/97        Ended 3/31/98


          Reflects the elimination of third-party maintenance expense for 480 trailers acquired in the acquisition of GETS.  The Company's own maintenance facilities have absorbed the costs of maintaining these trailers.  The savings were computed by comparing the difference between the maintenance mileage charge paid by GETS to the
          Company's internal variable cost for trailer maintenance.                 ($235)              ($39)

          Reflects the reduction in liability and cargo insurance and claims expense due to incorporating the Gerth operations under the
          Company's then existing insurance policies.  The Company's incremental insurance and claims expense as applied to Gerth was determined based on the Company's historical cost structure under its then existing policies.  The coverages under both policies were
          substantially similar.                                                     (939)              (802)

          Reflects the depreciation expense on 11 tractors and 52 trailers acquired from a former affiliate of Gerth as part of the acquisition of Gerth.  These tractors and trailers had previously been leased by
          Gerth from such affiliate.                                                  161                120

          Reflects the depreciation expense resulting from the refinancing of
          355 trailers in connection with the acquisition of GETS.  The Company assumed existing operating leases for these trailers. These leases were refinanced following the acquisition of GETS, and are currently
          treated as capitalized leases.                                              426               142

          Reflects depreciation expense associated with the conversion of
          1,354 trailers from operating leases to capital leases that occurred in January 1998.  At that time, the Company declared that it would exercise its end of lease option to purchase these trailers.  Upon declaration of this intent to purchase, the accounting treatment was
          appropriately changed from operating lease to capital lease.              1,428                714

          Reflects the elimination of the rental expense resulting from the
          refinancing of 355 trailers (discussed above).                             (959)              (320)

          Reflects the elimination of rental expense associated with the conversion of 1,354 trailers from operating leases to capital leases
          (discussed above).                                                       (3,812)            (1,906)







                                       56








          Reflects  the  expense  savings  associated  with the  turn-in  of 100 short-term  rental  trailers.  Due to the size of the combined trailer pool resulting from the acquisition of Gerth, these trailers represent excess  capacity  and will be returned to the lessors and not replaced
          by the Company.                                                            (336)              (252)

          Reflects the elimination of intercompany rental expense on 11 tractors and 52 trailers acquired from a former affiliate of Gerth as part of the acquisition of Gerth.  These tractors and trailers had previously
          been leased by Gerth from such affiliate.                                  (252)              (189)

          Reflects the reduction of third-party sales commission expense paid by Gerth for  one-half  of  Gerth's  northbound  Mexico  loads.  Gerth utilizes a third-party  agent to solicit  shipments from Mexico to the
          United  States and  Canada.  The  Company  has its own sales  force in
          Mexico, which will assist in soliciting  northbound business on behalf of Gerth.  The savings were  calculated by comparing  the  incremental difference between Gerth's third-party agent rate and the Company's
          internal cost.                                                             (246)              (204)

          Reflects the elimination of intercompany charges previously allocated to GETS by a subsidiary of General Electric Company.  These functions have been absorbed by the Company without an
          incremental increase in costs.                                             (198)               (32)

          Reflects the incremental goodwill amortization resulting from the purchase accounting treatment of the  acquisitions of GETS and
          Gerth.                                                                      423                177
                                                                                  --------             ------
                Operating expenses subtotal                                       ($4,538)           ($2,590)

          (B)   The following are adjustments to Interest expense:

          Reflects the interest expense relating to the debt incurred to
          purchase GETS and Gerth.                                                   $865               $321

          Reflects the interest expense related to the refinancing of 355
          trailers discussed above.                                                   277                 92

          Reflects the interest expense associated with the conversion of 1,354
          trailers from operating leases to capital leases (discussed above).        1,508               754
                                                                                  ----------           ---------
                Interest expense subtotal                                           $2,650            $1,168

     (C)   Reflects the income tax effect of the pro forma adjustments at an
           assumed rate of 40% for 1997 and 38% for 1998.                              755               540

(3) This column reflects certain effects of the recapitalization of the Company as follows:

          (A) Reflects the interest expense and amortization of financing fees related to the Financing, the CTSI Senior Subordinated Notes, and the Company Senior Discount Notes, and expenses, net of a decrease in interest expense from the assumed repayment of existing long-term debt as follows:


                                                            For Year      For Nine Months
                                                             Ended             Ended
                                                         June 30, 1997     March 31, 1998
Pro forma interest expense on new debt (a)..............    $18,741          $14,032
Pro forma amortization of financing fees (b)............      1,308              981
Fee for unused portion of the Financing (c).............        843              632
Decrease from repayment of existing long-term debt......     (5,202)          (3,917)

      New pro forma interest adjustment.................    $15,690          $11,728
                                                          ==========       =============


     (a) Pro forma adjustment to record interest expense on new debt is as follows:

                                                                          Pro forma       Pro Forma Interest
                                                         Assumed      Interest Expense      Expense for Nine
                                          Assumed      Outstanding     for Year Ended          Months Ended
Assumed New Debt                       Interest Rate     Balance       June 30, 1997         March 31, 1998
Revolver...............................    8.0%           $6,485       $      519            $      389
CTSI Senior Subordinated Notes.........   10.0%          150,000           15,000                11,250
Company Senior Discount Notes..........   12.5%           25,000            3,223                 2,393
                                                                       --------------    --------------------
                                                                       $   18,741               $14,032
                                                                       ==============    ====================




          If the interest rate for the Revolver was to increase (decrease) by 1/8 of 1.0% net income would decrease (increase) by less than $100 for the year ended June 30, 1997 and less than $100 for the nine months ended March 31, 1998.

     (b) Pro forma adjustment to reflect amortization of an estimated $9,300 of financing fees related to the Financing, CTSI Senior Subordinated Notes and Company Senior Discount Notes.

     (c) Represents the commitment fee equal to 0.5% per annum of the undrawn portion of the available commitment under the Financing. (B) Reflects the income tax effect of the pro forma adjustments at an assumed rate of 40% for 1997 and 38% for 1998. The actual tax benefit may be limited as the Company is in a net operating loss carryforward position and the tax benefit of additional losses may require the recognition of a valuation allowance to reduce such benefit under FAS No. 109. In addition, there can be no assurance that interest accretion on the Company Senior Discount Notes will be tax deductible.

(4) "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, the Company believes that EBITDA is accepted as a generally recognized measure of performance in the truckload industry. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                              as of March 31, 1998



                                                                        (1)          (2)            (3)
                                                        Company        Gerth        Gerth     Recapitalization
                                                       Historical    Historical   Pro Forma      Adjustments       Pro Forma
                                                                                 Adjustments
Assets
Current assets:
  Cash  and cash equivalents                            $  1,657                                                   $1,657
  Trade receivables, net                                  31,533      $6,108                                       37,641
  Other current assets                                    15,585                                                   15,585
   Total current assets                                   48,775       6,108                                       54,883
Fixed assets, net                                        111,650       7,023       $864                           119,537
Goodwill and Intangibles                                   9,022                  2,750                            11,772
Fees and expenses                                                                               $9,300 (A)          9,300
Other assets                                               4,731         386                                        5,117
   Total assets                                         $174,178     $13,518     $3,614         $9,300           $200,610

Liabilities and stockholders' equity (deficit)
Current liabilities:
   Accounts payable and accrued expenses                 $19,635      $3,095       $900                           $23,630
   Current maturities of debt                             18,872       1,340                  $(12,192)(B)          8,021
     Total current liabilities                            38,507       4,435        900        (12,192)            31,651
Financing                                                                                        6,485 (B)          6,485
Capital lease obligations, less current maturities        64,099       5,361                   (37,375)(B)         32,085
Existing long-term debt, less current maturities          11,083       2,603      3,833        (17,518)(B)
CTSI Subordinated Notes                                                                        150,000 (B)        150,000
Company Discount Notes                                                                          25,000 (B)         25,000
      Total debt, less current maturities                 75,182       7,964      3,833        126,592            213,570
Other liabilities                                          9,475                                                    9,475
      Total liabilities                                  123,164      12,399      4,733        114,400            254,696
Minority Interest                                             12                                                       12
Stockholders' equity (deficit)                            51,002       1,119     (1,119)       (105,100)(C)       (54,098)
      Total liabilities and stockholders' equity
      (deficit)                                         $174,178     $13,518     $3,614          $9,300          $200,610

(1) This column reflects the historical balances of assets acquired and liabilities assumed pursuant to the Gerth acquisition.

(2) This column reflects the application of purchase accounting to the net assets acquired in connection with the acquisition of Gerth.

(3) This column reflects certain effects of the recapitalization of the Company as follows:


     (A) Represents financing fees incurred in connection with the Financing and the issuance of the CTSI Senior Subordinated Notes and Company Senior Discount Notes and advisory fees incurred in connection with raising such financing.

     (B) Represents the Revolver, CTSI Senior Subordinated Notes and the Company Senior Discount Notes used to fund the recapitalization and refinance existing indebtedness and certain capital leases.

     (C) Components of pro forma adjustments to stockholders' equity (deficit) are as follows:


Equity investment by Odyssey.............................................   $57,600
Less:
  Payment of cash consideration in recapitalization (including fees and expenses)............................................................... (159,191)(1)
  Payment to holders of options, net......................................   (3,397)(2)
  Payment to holders of warrants, net.....................................     (111)(3)
Subtotal.................................................................  (162,700)
Net pro forma adjustment................................................. $(105,100)

---------------------------------

     1 Represents payments to stockholders for 7,401,989 shares of Celadon Common Stock (other than 320,000 shares to be retained by an officer and director and an entity affiliated with a director of the Company and an affiliate of a director) at the Cash Merger Price at the Effective Time and $11,151 of fees and expenses.

     2 Represents payments to holders of options to purchaseapproximately 444,675 shares of Celadon Common Stock at the Cash Merger Price, net of the aggregate option exercise price.

     3 Represents payments to Hanseatic to purchase 12,121 shares of Celadon Common Stock at the Cash Merger Price, net of the aggregate warrant exercise price.

                           MARKET PRICES AND DIVIDENDS

          Celadon Common Stock is traded on the Nasdaq National Market under the symbol "CLDN." On June 22, 1998, the last trading day prior to the public announcement that Celadon and Merger Sub had executed the Merger Agreement, the high and low sale prices per share of Celadon Common Stock as reported on the Nasdaq National Market were $15.00 and $14.25, respectively.

          The following table sets forth the high and low sale prices per share of Celadon Common Stock on the Nasdaq National Market with respect to each quarterly period since January 1, 1996.




                                                               HIGH        LOW
FISCAL 1997
   First Quarter (July 1 - September 30)...................   $  9.50     $ 5.75
   Second Quarter (October 1 - December 31)................    $11.25     $ 8.47
    Third Quarter (January 1 - March 31)...................    $12.75     $10.00
   Fourth Quarter (April 1 - June 30)......................    $11.75     $10.25

FISCAL 1998
   First Quarter (July 1 - September 30)...................    $15.75     $11.13
   Second Quarter (October 1 - December 31)................    $17.00     $12.88
   Third Quarter (January 1 - March 31)....................    $16.00     $13.00
   Fourth Quarter (April 1 - June 22)......................    $15.38     $12.75
   Fourth Quarter (June 23 - June 30)......................    $19.25     $14.00
FISCAL 1999
   First Quarter (July 1 -      )..........................    $_____     $_____

          Although  the Company has paid cash  dividends  on the Celadon  Common
Stock from time to time, it has not paid any dividends on the Celadon Common Stock in 1997 and 1998 and has no present intention of paying cash dividends on its common stock in the foreseeable future. In addition, the payment of dividends by the Company is subject to certain restrictions under the Company's existing credit agreements, which will be refinanced in connection with the Merger. Under the Merger Agreement, the Company has agreed not to pay any dividends on the Celadon Common Stock prior to the Effective Time. Pursuant to the terms of the agreements contemplated by the Financing Letters, the Surviving Corporation's ability to pay certain dividends will be restricted.


                             FINANCING OF THE MERGER

          Financing of the Merger will require approximately $239.1 million to pay the Cash Merger Price, to pay the value of the Options, to refinance certain existing indebtedness and capital leases of Celadon and its subsidiaries (the "Refinancing"), and to pay the fees and expenses in connection with the Merger and such financing. These funds are expected to be provided through (i) the issuance by CTSI of $150 million of the CTSI Senior Subordinated Notes; (ii) the issuance by the Company of the Company Senior Discount Notes for gross proceeds of $25 million; (iii) drawings of up to $7.5 million under the $25 million Revolver, and (iv) equity financing provided by Odyssey in the amount of $57.6 million through the purchase of the common stock of Merger Sub.

          CTSI Senior Subordinated Notes. CTSI intends to issue $150 million principal amount of CTSI Senior Subordinated Notes on or prior to the consummation of the Merger. It is anticipated that the CTSI Senior

Subordinated   Notes  will  be  issued  in  a  private   placement  exempt  from
registration under the Securities Act pursuant to Rule 144A.

          Terms of CTSI Senior Subordinated Notes.

               Principal and Maturity. The CTSI Senior Subordinated Notes will be limited in aggregate principal amount to $150 million and are expected to mature ten years from the date of issuance.

               Ranking.  The CTSI Senior  Subordinated  Notes are expected to be general unsecured obligations of CTSI and subordinated in right of payment to all existing and future senior indebtedness of CTSI. The CTSI Senior
Subordinated Notes are expected to be effectively subordinated to all indebtedness and other liabilities (including trade payables) of CTSI's subsidiaries. The CTSI Senior Subordinated Notes are expected to rank pari passu with any future senior subordinated indebtedness of CTSI and senior to all other subordinated indebtedness of CTSI.

               Redemption. The CTSI Senior Subordinated Notes are expected to be redeemable, at the option of CTSI, in whole at any time or in part from time to time, at the dates and redemption prices set forth in the indenture with respect thereto (the "Senior Subordinated Indenture"). In addition, at any time or from time to time, as described in the Senior Subordinated Indenture, CTSI may, at its option, redeem the CTSI Senior Subordinated Notes with the net cash proceeds of one or more Equity Offerings (as defined in the Senior Subordinated Indenture).

               Change of Control. The Senior Subordinated Indenture is expected to provide that upon the occurrence of a Change of Control (as defined in the Senior Subordinated Indenture), each Holder (as defined in the Senior Subordinated Indenture) will have the right to require that CTSI purchase all or a portion of such Holder's CTSI Senior Subordinated Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

               Certain Covenants. The Senior Subordinated Indenture is expected to contain certain covenants with respect to CTSI and its subsidiaries that, among other things and subject to certain exceptions, restrict (a) the incurrence of additional indebtedness; (b) the payment of dividends and other restricted payments; (c) the creation of certain liens; (d) the use of proceeds from sales of assets and subsidiary stock; and (e) transactions with affiliates. The Senior Subordinated Indenture will also restrict the ability of CTSI to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. In addition, under certain circumstances, and, subject to the terms and conditions of the Revolver and the CAPEX line, CTSI will be required to offer to purchase the CTSI Senior Subordinated Notes, in whole or in part, with the proceeds of certain Asset Sales (as defined in the Senior Subordinated Indenture) at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.

               Events of Default. The Senior Subordinated Indenture is expected to provide that the events of default will include customary events of default, including, without limitation, payment defaults, covenants defaults, bankruptcy and insolvency, judgments, and cross acceleration of and failure to pay at final maturity certain other indebtedness, subject to, in certain circumstances, notice and grace provisions.

               Company Senior Discount Notes. The Company intends to issue, for gross proceeds of $25 million, the Company Senior Discount Notes on or prior to the consummation of the Merger. It is anticipated that the Company Senior Discount Notes will be issued in a private placement exempt from registration under the Securities Act pursuant to Rule 144A.

         Terms of Company Senior Discount Notes.

               Principal and Maturity. The Company Senior Discount Notes will be issued at a substantial discount from their principal amount at maturity so as to generate gross proceeds to the Company of $25 million and are expected to mature twelve years from the date of issuance.

               Ranking. The Company Senior Discount Notes are expected to be general unsecured obligations of the Company and to rank pari passu in right of payment to all existing and future senior indebtedness of the Company and senior in right of payment to all subordinated obligations of the Company. Since the Company is a holding company and conducts its business through subsidiaries, the Company Senior Discount Notes will be effectively subordinated to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries.

               Redemption. The Company Senior Discount Notes are expected to be redeemable, at the option of the Company, in whole at any time or in part from time to time, at the dates and redemption prices set forth in the indenture with respect thereto (the "Senior Discount Indenture"). In addition, at any time or from time to time, as described in the Senior Discount Indenture, the Company may, at its option, redeem the Company Senior Discount Notes with the net cash proceeds of one or more Equity Offerings (as defined in the Senior Discount Indenture).

               Change of Control. The Senior Discount Indenture is expected to provide that upon the occurrence of a Change of Control (as defined in the Senior Discount Indenture), each Holder (as defined in the Senior Discount Indenture) will have the right to require that the Company purchase all or a portion of such Holder's Company Senior Discount Notes at a purchase price equal to 101% of the Accreted Value (as defined in the Senior Discount Indenture) thereof.

               Certain Covenants. The Senior Discount Indenture is expected to contain certain covenants with respect to the Company and its subsidiaries that, among other things and subject to certain exceptions, restrict (a) the incurrence of additional indebtedness; (b) the payment of dividends and other restricted payments; (c) the creation of certain liens; (d) the use of proceeds from sales of assets and subsidiary stock; and (e) transactions with affiliates. The Senior Discount Indenture will also restrict the ability of the Company to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. In addition, under certain circumstances, and, subject to the terms and conditions of the Revolver and the CAPEX line, the Company will be required to offer to purchase the Company Senior Discount Notes, in whole or in part, with the proceeds of certain Asset Sales (as defined in the Senior Discount Indenture) at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the repurchase date.

               Events of Default. The Senior Discount Indenture is expected to provide that the events of default will include customary events of default, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, and cross acceleration of and failure to pay at final maturity certain other indebtedness, subject to, in certain circumstances, notice and grace provisions.

Bridge Loans

          In the event that the offering of the CTSI Senior Subordinated Notes and the Company Senior Discount Notes are not consummated at or prior to the Effective Time, CTSI and the Company intend to incur the Bridge Loans in an amount aggregating $125 million. The Bridge Loans will be governed by definitive loan and related agreements to be entered into by each of CTSI and the Company, as borrower, and BT, as Lender.

          In connection with the execution of the BT Financing Letter, Merger Sub engaged BT Alex. Brown Incorporated (the "Take-Out Bank") to privately place debt securities of CTSI and the Surviving Corporation (the "Take-Out Securities"), the proceeds of which will be used to finance the Merger and the Refinancing or to prepay the Bridge Loans and pay related fees and expenses. CTSI and the Company will prepare an offering memorandum with respect to the CTSI Senior Subordinated Notes and the Company Senior Discount Notes. Upon a request from the Take-Out Bank, CTSI and the Surviving Corporation will be required to take all commercially reasonable actions necessary or desirable to privately place fixed rate debt securities on terms specified by the Take-Out Bank, subject to certain conditions.

          CTSI Bridge Loan ($100 million).

               Guarantees. The CTSI Bridge Loan will be guaranteed on a senior subordinated basis by each of CTSI's subsidiaries, if any, that guarantee the Revolver and the CAPEX Line.

               Maturity. The commitment to provide the CTSI Bridge Loan shall automatically expire on November 30, 1998 if the Bridge Loan has not yet been funded, except if the failure to fund the CTSI Bridge Loan was caused by the failure of BT to fulfill its obligations under the BT Financing Letter. All outstanding amounts under the CTSI Bridge Loan are required to be repaid on the earlier of (i) one year following the initial funding date (the "Initial Funding Date") of any portion of the CTSI Bridge Loan and (ii) the closing date of any permanent financing. If CTSI fails to raise permanent financing before the first anniversary of the Initial Funding Date, the CTSI Bridge Loan, subject to certain exceptions, will be automatically converted into an unsecured senior subordinated term loan facility (the "CTSI Converted Term Loan") with a maturity of six months after the scheduled maturity of the Revolver and the CAPEX Line.

               Fees. CTSI will be required to pay customary fees in connection with the CTSI Bridge Loan.

               Use of Proceeds. The CTSI Bridge Loan is expected to be made available to the Company to finance in part the Merger and certain related costs and expenses, and for the Refinancing.

               Interest. The CTSI Bridge Loan and the CTSI Converted Term Loan will bear interest at an annual rate equal to the greater of three-month LIBOR and the ten-year Treasury rate, reset monthly, plus 5.5% per annum (the "CTSI Interest Rate"). Such spread over LIBOR or the Treasury rate, as the case may be, will automatically increase by 0.5% at the end of each three-month period after the Initial Funding Date that the CTSI Bridge Loan or CTSI Converted Term Loan remains outstanding. The CTSI Interest Rate will not exceed 16.0% per annum. At any time on or after the CTSI Conversion Date, the interest rate on the CTSI Converted Term Loan will, at the election of BT, be converted to a fixed rate equal to the floating rate then in effect (the "CTSI Fixed Rate").

          Interest on the CTSI Bridge Loan and the CTSI Converted Term Loan will be payable in cash on a quarterly basis; provided, however, that interest on the CTSI Converted Term Loan bearing interest at the CTSI Fixed Rate will be payable on a semi-annual basis. Interest will be paid in cash to the extent that the combined sum of interest on the CTSI Bridge Loan and the CTSI Converted Term Loan is less than or equal to 14% per annum. To the extent that such combined sum is not paid in cash, it will be paid in debt securities having provisions identical to the CTSI Bridge Loan or the CTSI Converted Term Loan, as the case may be; provided that such combined sum of interest (cash or otherwise) will not exceed 16% per annum.

               Ranking. The CTSI Bridge Loan and the guarantee thereof will be a senior subordinated obligation of CTSI and each guarantor, respectively, and will rank (i) pari passu with all other senior subordinated indebtedness of CTSI or such guarantor, as the case may be, (ii) senior to any subordinated indebtedness of CTSI or such guarantor, as the case may be, and (iii) junior in right of payment to all senior indebtedness of CTSI or such guarantor, as the case may be.

               Prepayments. CTSI will be required to prepay the CTSI Bridge Loan plus accrued interest and any other amounts payable thereon with the net proceeds from the sale of any debt securities or equity securities in a public offering or private placement by CTSI or any of its subsidiaries to the extent that such proceeds are not used to retire bank debt. CTSI will be required to make an offer to purchase all notes outstanding under the CTSI Bridge Loan or the CTSI Converted Term Loan upon a change of control.

               CTSI may prepay the CTSI Bridge Loan or the CTSI Converted Term Loan, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon; provided, however, that if the CTSI Converted Term Loan bears interest at the CTSI Fixed Rate, it will be subject to redemption restrictions and premiums customary for high-yield debt securities.

               Debt Security Exchange. BT will have the right to require CTSI to exchange the CTSI Converted Term Loan for an equal principal amount of long-term notes (the "CTSI Exchange Notes") bearing interest at the CTSI Fixed Rate with terms and conditions similar to those for high-yield debt securities. BT will have customary and mutually acceptable registration rights with respect to the CTSI Exchange Notes, including a registered exchange offer, or if not permitted by law to effect an exchange offer, demand registration rights.

               Representations and Warranties, Conditions, and Covenants. The BT
Financing Letter provides that the documentation for the CTSI Bridge Loan will contain customary representations and warranties by CTSI. In addition, such documentation is expected to contain customary conditions to funding and affirmative and negative covenants for high-yield transactions (with customary carve-outs and exceptions), including, without limitation, restrictions on the ability of CTSI and its subsidiaries to (i) incur additional indebtedness, (ii) pay certain dividends and make certain other restricted payments and investments, (iii) create liens, (iv) enter into transactions with affiliates, and (v) merge, consolidate or transfer substantially all of their respective assets. It is expected that during the term of the CTSI Bridge Loan, the covenants applicable to the CTSI Bridge Loan may be more restrictive than the covenants applicable to the CTSI Converted Term Loan, and it is expected that such covenants will include additional prohibitions relating to asset sales, certain acquisitions, certain debt incurrences and certain other corporate transactions.

               Events of Default. The BT financing Letter provides that the events of default under the loan documentation will include customary events of default, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, and cross acceleration of and failure to pay at final maturity certain other indebtedness aggregating $5 million or more, subject to, in certain cases, notice and grace provisions.

         Company Bridge Loan ($25 million).

               Guarantees. The Company Bridge Loan will not be guaranteed.

               Maturity. The commitment to provide the Company Bridge Loan shall automatically expire on November 30, 1998 if the Company Bridge Loan has not yet been funded, except if the failure to fund the Company Bridge Loan was caused by the failure of BT to fulfill its obligations under the BT Financing Letter. All outstanding amounts under the Company Bridge Loans are required to be repaid on the earlier of (i) one year following the initial funding date (the "Initial Funding Date") of any portion of the Company Bridge Loans and (ii) the closing date of any permanent financing. If Company fails to raise permanent financing before the first anniversary of the Initial Funding Date, the Company Bridge Loan, subject to certain exceptions, will be automatically converted into an unsecured senior subordinated term loan facility (the "Company Converted Term Loan") with a maturity of twelve months after the scheduled maturity of the Revolver and the CAPEX Line.

               Fees. The Company will be required to pay customary fees in connection with the Company Bridge Loan.

               Use of Proceeds. The Company Bridge Loan is expected to be made available to the Company to finance in part the Merger and the other transactions contemplated by the Merger Agreement (including the Refinancing) and to pay certain related costs and expenses.

               Interest. The Company Bridge Loan and the Company Converted Term Loan will bear interest at an annual rate equal to the greater of three-month LIBOR and the ten-year Treasury rate, reset monthly, plus 8.0% per annum (the "Company Interest Rate"). Such spread over LIBOR or the Treasury rate, as the case may be, will automatically increase by 0.5% at the end of each three-month period after the Initial Funding Date that the Company Bridge Loan or Company Converted Term Loan remains outstanding. The Company Interest Rate will not exceed 18.5% per annum. At any time on or after the Company Conversion Date, the interest rate on the Company Converted Term Loan will, at the election of BT, be converted to a fixed rate equal to the floating rate then in effect (the "Company Fixed Rate").

               Interest on the Company Bridge Loan and the Company Converted Term Loan will he payable in cash on a quarterly basis; provided, however, that interest on the Company Converted Term Loan bearing interest at the Company Fixed Rate will be payable on a semi-annual basis. Interest will be paid in cash to the extent that the combined sum of interest on the Company Bridge Loan and the Company Converted Term Loan is less than or equal to 16.5% per annum. To the extent that such combined sum is not paid in cash, it will be paid in debt securities having provisions identical to the Company Bridge Loan or the Company Converted Term Loan, as the case may be; provided that such combined sum of interest (cash or otherwise) will not exceed 18.5% per annum. The Company shall have the right to pay interest through the issuance of additional indebtedness in lieu of cash at any time prior to the fifth anniversary of the Initial
Funding Date or, if later, so long as the CTSI Converted Term Loan remains outstanding.

               Ranking. The Company Bridge Loan will be a senior obligation of the Company, and will rank (i) pari passu with all other senior indebtedness of Company and (ii) senior to any subordinated indebtedness of the Company.

               Prepayments. The Company will be required to prepay the Company Bridge Loan plus accrued interest and any other amounts payable thereunder with the net proceeds from the sale any debt securities or equity securities in a public offering or private placement by Company or any of its subsidiaries to the extent that such proceeds are not used to retire bank debt. The Company will be required to make an offer to purchase all notes outstanding under the Company Bridge Loan or the Company Converted Term Loan upon a change of control.

               The Company may prepay the Company Bridge Loan or the Company Converted Term Loan, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon; provided, however, that if the Company Converted Term Loan bears interest at the Company Fixed Rate, it will be subject to redemption restrictions and premiums customary for high-yield debt securities.

               Debt Security Exchange. BT will have the right to require the Company to exchange the Company Converted Term Loan for an equal principal amount of long-term notes (the "Company Exchange Notes") bearing interest at the Company Fixed Rate with terms and conditions similar to those for high-yield debt securities. BT will have customary and mutually acceptable registration rights with respect to the Company Exchange Notes, including a registered exchange offer, or if not permitted by law to effect an exchange offer, demand registration rights.

               Representations and Warranties, Conditions, and Covenants. The BT
Financing Letter provides that the documentation for the Company Bridge Loan will contain customary representations and warranties by the Company. In addition, such documentation is expected to contain customary conditions to funding and affirmative and negative covenants for high-yield transactions (with customary carve-outs and exceptions), including, without limitation, restrictions on the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay certain dividends and make certain other restricted  payments  and  investments,  (iii)  create  liens,  (iv)  enter into
transactions   with   affiliates,   and  (v)  merge,   consolidate  or  transfer
substantially all of their respective assets. It is expected that during the term of the Company Bridge Loan, the covenants applicable to the Company Bridge Loan may be more restrictive than the covenants applicable to the Company Converted Term Loan, and it is expected that such covenants will include additional prohibitions relating to asset sales, certain acquisitions, certain debt incurrences, and certain other corporate transactions.

               Events of Default. The BT Financing Letter provides that the events of default under the loan documentation will include customary events of default, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, and cross acceleration of and failure to pay at final maturity certain other indebtedness aggregating $5 million or more, subject to, in certain cases, notice and grace provisions.

Revolving Credit Facility ($25 million) and CAPEX Line ($150 million).

          Merger Sub has obtained the GE Financing Letter pursuant to which GE has agreed on the terms and conditions provided therein to the $25 million Revolver and the $150 million CAPEX Line (the CAPEX Line together with the Revolver, the "Financing"). The Revolver is to be used for working capital purposes and other corporate purposes of CTSI (including to partially finance the Refinancing in an amount not to exceed $7.5 million). Use of the CAPEX Line is limited to certain permitted capital expenditures and permitted acquisitions.

          Pursuant to the GE Financing Letter, GE reserves the right to syndicate all or a portion of the Financing to one or more financial institutions. The Company, CTSI, Odyssey and Merger Sub have each agreed to assist GE in the syndication of the transaction by providing, among other things, such information and cooperation of officers, directors, and employees as is requested by GE in connection with such syndication.

          Use of Proceeds; Maturity. Up to $7.5 million of the Revolver will be made available to CTSI to finance, in part, the Refinancing on the date of consummation of the Merger (the "Initial Borrowing Date"). The remainder of the Revolver will be made available for loans ("Revolver Loans") after the Initial Borrowing Date to be used for working capital requirements and general corporate purposes of CTSI. Loans under the CAPEX Line ("CAPEX Loans", and together with the Revolver Loans, the "Loans" and each a "Loan") will be used for certain permitted capital expenditures and permitted acquisitions. No CAPEX Loans will be made on the Initial Borrowing Date. Both the Revolver Loans and the CAPEX Loans will mature on the fifth anniversary of the Initial Borrowing Date. If the Revolver is terminated for any reason prior to maturity, the CAPEX Line will immediately be due and payable in full. Borrowings under the Refinancing are subject to borrowing base tests.

          Prepayments. The GE Financing Letter contemplates that CTSI will be required to make prepayments against principal in the following amounts: (a) all net proceeds of any sale or other disposition of any of the assets of the Surviving Corporation or any of its subsidiaries (other than the sale of inventory in the ordinary course), (b) subject to exceptions for repairs and replacements, all net insurance proceeds or other awards payable in connection with the loss, destruction, or condemnation of any assets of the Surviving Corporation or its subsidiaries, (c) 100% of the net proceeds from the issuance or sale of debt which is used to refinance debt incurred under the CAPEX Line to purchase tractors, trailers, and other equipment and (d) 50% of the net cash proceeds from the sale or issuance of public equity which is not determined by GE to be for permitted capital expenditures and permitted acquisitions.

          Mandatory prepayments made pursuant to the preceding paragraph shall be applied as follows: (a) net proceeds from the disposition of the Surviving Corporation's or any of its subsidiaries tractors or trailers, any net insurance proceeds related to the loss, destruction or condemnation of such assets, or any net proceeds from the sale or issuance of public equity or debt securities shall first be applied against outstanding CAPEX Loans until such Loans are repaid in full, second against outstanding swing line advances until such advances are repaid in full, and third against outstanding Revolving Loans; and (b) all other such payments shall be applied first against outstanding swing line advances until such advances are repaid in full, second against outstanding Revolving Loans until such Loans are repaid in full, and third against outstanding CAPEX Loans. In general, such payments will not require a permanent reduction in availability; provided, that such net proceeds attributable to the sale or issuance of debt or public equity and requiring prepayments above shall in an amount equal to any such proceeds permanently reduce commitments under the CAPEX Line. In addition to the foregoing and without requiring a mandatory prepayment of outstanding Loans, the net proceeds from capital leases used to finance the purchase of tractors, trailers, and other equipment which was not previously financed with proceeds of the CAPEX Line will permanently reduce commitments under the CAPEX Line in an amount equal to the lesser of (a) 100% of such proceeds and (b) the excess of (i) the maximum CAPEX Line over (ii) outstanding CAPEX Loans at the time of such issuance.

          In addition, CTSI make voluntary prepayments of all, or any portion of, the Loans and may voluntarily reduce the commitment under the Revolver and /or CAPEX Line in minimum amounts to be agreed upon at any time, upon a minimum of three days' (in the case of Loans bearing interest based on the LIBOR Rate and otherwise one day's) prior written notice. In connection with any voluntary prepayment or any mandatory prepayment pursuant to clause (d) of the first paragraph of this section, CTSI will be obligated to pay a prepayment premium and LIBOR breakage costs, if any.

          Interest. At CTSI's option, all Loans will bear interest at either (a) a floating rate equal to the higher of (i) the prime rate as reported in the Wall Street Journal or (ii) the overnight Federal funds rate plus 50 basis points, in each case plus the applicable margin or (b) absent a default, a fixed rate for periods of one, two, three or six months equal to the reserve adjusted London Interbank Offered Rate ("LIBOR Rate"), plus the applicable margin. Commencing upon the delivery to GE of the Surviving Corporation's quarterly consolidated financial statements for the first fiscal quarter following the first anniversary of the consummation of the Merger, the applicable margins provided by GE are subject to adjustment (up or down), prospectively, based upon the Surviving Corporation's consolidated financial performance for the trailing four quarters most recently ended.

          Fees. The GE Financing Letter contemplates that CTSI will be required to pay the following fees: (a) a letter of credit fee equal to the applicable letter of credit margin per annum (calculated on the basis of a 360 day year and actual days elapsed) on the face amount of outstanding letters of credit under the Revolver, plus any costs, expenses, and charges incurred by GE in arranging for the issuance or guaranty of any letter of credit; (b) an unused Revolver facility fee margin (calculated on the basis of a 360 day year and actual days elapsed) on the average unused daily balance of the Revolver; (c) an unused CAPEX facility fee margin (calculated on the basis of a 360 day year and actual days elapsed) on the average unused daily balance of the CAPEX Line; and (d) prepayment premiums with respect to each voluntary prepayment and each mandatory prepayment required due to the sale or issuance by CTSI of public equity not reasonably determined by the agent to be for permitted capital expenditures and permitted acquisitions.

          Representations and Warranties; Conditions; Covenants. The GE Financing Letter provides that the loan documentation will include customary representations and warranties and customary covenants restricting, among other things, the ability of the Company to (a) declare dividends or make distributions to equity holders; (b) make payments on the CTSI Subordinated Notes, the Company Senior Notes, and other subordinated debt; (c) pay management fees to affiliates; (d) redeem common or preferred stock; (e) incur additional indebtedness; (f) engage in mergers, acquisitions, or asset sales; (g) effect a change in control of the Surviving Corporation or CTSI; and (h) make capital expenditures. In addition, the GE Financing Letter provides that CTSI, the Company and the Surviving Corporation will be required to comply with certain financial covenants and customary affirmative covenants.

         Events of Default. The loan documentation is expected to provide for customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of representations and warranties, bankruptcy and insolvency, judgments, change of control and cross default with certain other indebtedness and significant other contracts, subject to, in certain circumstances, grace provisions.

          Security Interest. GE, as Agent, will receive a fully perfected first priority security interest in all of the existing and after acquired real and personal, tangible and intangible assets of all the Surviving Corporation's domestic subsidiaries including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory, instruments, documents, securities, equipment, fixtures, real property interests, franchise rights, proprietary rights, general intangibles, investment property, and all substitutions, accessions, and proceeds of the foregoing (the "Collateral"). All Collateral will be free of liens and encumbrances, except for existing capital leases and other permitted liens and encumbrances. The Surviving Corporation will guarantee the obligations of CTSI under the Financing documents and will pledge the capital stock of CTSI and its other subsidiaries (but only 65% of such capital stock with respect to foreign subsidiaries) to GE as Agent. All obligations of CTSI hereunder will be cross-defaulted to each other and to all other material indebtedness of the Surviving Corporation or any of its subsidiaries. All such obligations will be cross- collateralized with each other and cross-collateralized and guaranteed by all domestic subsidiaries of the Surviving Corporation (other than CTSI).

Equity Investment.

          Odyssey's investment in the Surviving Corporation after the Effective Time will consist of a cash contribution to Merger Sub in a aggregate amount of approximately $57.6 million, which Merger Sub intends to contribute to Celadon at the Effective Time.

          The total investment in Celadon after the Effective Time will be approximately $64.0 million, consisting of (a) approximately $57.6 million of Celadon Common Stock, in the form of approximately $57.6 million contributed by Odyssey through the Merger Sub; and (b) the approximately $6.4 million value of the Rollover Shares.

SOURCES AND USES OF FUNDS

          The estimated cash sources and uses of the financing for the consummation of the Merger and the refinancing of certain indebtedness and capital leases of the Company are as follows:



                                                                (IN MILLIONS)
SOURCES OF FUNDS:
Revolver                                                       $    6.5
CTSI Senior Subordinated Notes                                 $  150.0
Company Senior Discount Notes                                  $   25.0
Equity financing from Odyssey                                  $   57.6
         Total................................................ $  239.1

USES OF FUNDS:
Cash Merger Price (1)  ....................................... $  148.0
Payment to holders of Options and Hanseatic Warrants(2)....... $    3.5
Repayment of certain indebtedness and capital leases.......... $   67.1
Estimated fees and expenses and signing bonuses............... $   20.5
         Total................................................ $  239.1


          It is a condition to the obligations of Merger Sub to affect the Merger that sufficient funds have been received to finance the Merger and to consummate the transactions contemplated by the Merger Agreement.

------------------
(1)  Does not include  the  approximately  $6.4  million  value of the  Rollover
     Shares.

(2)  Assumes all outstanding Options and the Hanseatic Warrants are canceled.

EXPENSES OF THE MERGER

          The Merger Agreement provides that the Company and Merger Sub will bear their respective expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated, except in certain circumstances specified in the Merger Agreement relating to the termination thereof. See "Certain Provisions of the Merger Agreement -- Termination; Effects of Termination." The estimated fees and expenses incurred and to be incurred by the Company and Merger Sub in connection with the Merger and the related transactions (assuming the consummation thereof) are as follows:



Financing and commitment fees (1).................. $   11,888,000
Financial advisory fees............................ $    5,700,000
Legal fees......................................... $    1,000,000
Accounting fees.................................... $      500,000
SEC filing fees.................................... $       30,310
Printing and mailing............................... $       85,000
Miscellaneous...................................... $      147,690
         Total..................................... $   19,351,000

----------------

(1) Assuming the CTSI Senior Subordinated Notes and the Company Senior Discount Notes are issued and the Company Bridge Loan and the CTSI Bridge Loan are not incurred. Includes prepayment penalties incurred in connection with the repayment of certain indebtedness and capital leases.


                             MERGER SUB AND ODYSSEY

GENERAL

          Merger Sub was recently incorporated under the laws of the State of Delaware for the purpose of consummating the Merger. Merger Sub has not conducted any business other than the transactions described herein. Merger Sub will not have any assets or liabilities other than those arising under the Merger Agreement or in connection with the Merger, or engage in any activities other than those incident to its formation and capitalization and the Merger.
Merger Sub is controlled by Odyssey and may issue equity to certain institutional investors prior to the Effective Time. Odyssey is principally engaged in the business of investing in companies. Odyssey is a Delaware limited partnership, the general partner of which is Odyssey Capital Partners, LLC, a Delaware limited liability company (the "General Partner") and the manager of which is Odyssey Investment Partners, LLC, a Delaware limited liability company ( the "Manager"). The principal business office of each of Merger Sub and Odyssey is c/o Odyssey Investment Partners, LLC, 280 Park Avenue, 38th Floor, New York, New York 10017.

          The managing members of the General Partner and the Manager are Stephen Berger ("Senior Managing Member"), Brian Kwait, Muzzafar Mirza, Paul D. Barnett, William Hopkins, and Brian F. Wruble. The officers of Merger Sub are as of the date hereof: Mr. Kwait, President and Secretary; and Mr. Douglas
Hitchner, Vice President and Treasurer. Mr. Kwait and Mr. Hitchner are the present directors of Merger Sub. Prior to the Effective Time, Mr. Berger is expected to become a director of Merger Sub. The business address of Messrs. Berger, Kwait, Mirza, Barnett, Hopkins, Wruble and Hitchner is c/o Odyssey Investment Partners, LLC, 280 Park Avenue, 38th Floor, New York, New York 10017. Each of Messrs. Berger, Kwait, Mirza, Barnett, Hopkins, Wruble and Hitchner is a citizen of the United States.

          For additional information regarding the directors and officers of Merger Sub, see "Directors and Executive Officers of the Surviving Corporation."


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information with respect to the beneficial ownership of Celadon Common Stock as of June 23, 1998 by (a) each director of the Company, (b) each executive officer of the Company, (c) all of the directors and executive officers as a group, and (d) each other person known by the Company to be a beneficial owner of more than 5% of the outstanding Celadon Common Stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.



DIRECTORS AND EXECUTIVE OFFICERS
CELADON COMMON STOCK
                                                                     AMOUNT AND NATURE
                                                                       OF BENEFICIAL
                                                                        OWNERSHIP(4)         PERCENT OF SHARES

NAME                                                               (as of June 23, 1998)       OUTSTANDING
Stephen Russell
President, Chief Executive Officer and Chairman                         994,804(5)(6)              12.9
Ronald S. Roman
Senior Executive Vice President and Chief Operating Officer              24,333                      *
Robert Goldberg
Executive Vice President and Chief Financial Officer                          0                      *
Michael Archual
Executive Vice President - Mexico                                        16,701                      *
Nancy L. Morris
Executive Vice President - Operations                                     4,001                      *
Michael W. Dunlap
Vice President - Treasurer                                                3,333                      *
Paul A. Will
Vice President - Secretary and Controller                                 8,334                      *
Paul A. Biddleman
Director of the Company                                               1,023,556                    13.3
Joel E. Smilow
Director of the Company                                                 131,200                     1.7
Kilin To
Director of the Company                                                  52,585                      *
Michael Miller
Director of the Company                                                  28,500                      *
All executive officers and directors as a group (11 persons)..        1,292,291(7)                 26.9
FIVE-PERCENT OWNERS
Brinson Partners                                                        459,100                     5.9
Citicorp Venture Capital, Lt(8)d.(9)                                    438,358                     5.6
Dimensional Fund Advisors(6)                                            502,900                     6.5

--------
(4) Based upon 7,721,989 shares of Celadon Common Stock outstanding at June 23, 1998.

(5) Excludes 995,056 shares of Celadon Common Stock reported as beneficially owned by Hanseatic in filings with the Commission, all of which may be deemed to be beneficially owned by Mr. Russell by virtue of a stockholders agreement among Mr. Russell, Hanseatic and the Company, which agreement will be terminated prior to the Effective Time. Mr. Russell disclaims beneficial ownership of such shares. Mr. Russell's address id One Celadon Drive, Indianapolis, Indiana 46235-4207.

(6) Includes shares of Celadon Common Stock which the directors and executive officers had the right acquire through the exercise of options within 60 days of June 23, 1998, as follows Steven Russell - 70,000 Ronald S. Roman - 11,668 shares, Michael Archual - 12,501 shares, Nancy Morris - 1,334 shares, Michael Dunlap -1,667 shares, Paul Will - 8,334 shares, Paul A. Biddleman - 28,500 shares, Michael Miller - 24,500 shares, Joel Smilow - 12,000 shares, Kilin To - 24,500 shares . (7) Does not include 995,056 shares of Celadon Stock reported as beneficially owned by Hanseatic in filings with the Commission, all of which are deemed to be beneficially owned by Mr. Biddleman. Mr. Biddleman is the president of Hanseatic and holds shared investment and voting power with respect to the shares held by Hanseatic. (8) The address of Citicorp Venture Capital, Ltd. is 300 Park Avenue, New York, New York. (9) Dimensional Fund Advisors Inc.
     ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of ________ shares of Celadon Common Stock as of June 23, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.


Hanseatic Corporation(10)                   995,056              12.9
Wolfgang Traber(7)                          995,056              12.9


          DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION

          It is expected that the Board of the Surviving Corporation following the Merger will be comprised of Stephen Russell and the directors of Merger Sub as of the Effective Time and that the current officers of the Company immediately prior to the Effective Time will be the officers of the Surviving
Corporation after the Merger. The directors and executive officers of the Surviving Corporation following the Merger are expected to include:


NAME               AGE      POSITION

Stephen Russell    58       President, Chief Executive Officer and Chairman
Ronald S. Roman    53       Senior Executive Vice President and Chief Operating
                            Officer
Robert Goldberg    45       Executive Vice President and Chief Financial Officer
Michael Archual    47       Executive Vice President - Mexico
Nancy L. Morris    39       Executive Vice President - Operations
Michael W. Dunlap  36       Vice President - Treasurer
Paul A. Will       32       Vice President - Secretary and Controller
Stephen Berger     59       Director
Brian Kwait        37       Director
Douglas Hitchner   37       Director

          Mr. Russell has been Chairman of the Board and Chief Executive Officer of the Company since its inception in July 1986. He is also a director of Petroleum Heat and Power Co., Inc., a director of the Interstate Truckload Carriers Conference, a director of the American Trucking Association ("ATA"), a director of the Truckload Carriers Association ("TCA"), chairman of the International committees of both the ATA and TCA, and a member of the North American Transportation Alliance advisory board. Mr. Russell has been a member of the Board of Advisors of the Cornell University Johnson Graduate School of Management since 1983.

          Mr. Roman has been Senior Executive Vice President -- Chief Operating Officer of the Company since June 1997. He was Executive Vice President - Fleet Management and Customer Service of Celadon Trucking Services, Inc. from July 1996 to June 1997. From October 1985 to July 1996, Mr. Roman was employed by North American Van Lines, Inc., an over-the-road household goods and high value product full truckload transportation company, holding executive positions, primarily Vice President - Fleet Services, from October 1985 to August 1995.

          Mr. Goldberg has been Executive Vice President and Chief Financial Officer of the Company since February 1998. From November 1993 to December 1997, Mr. Goldberg was President of Tran-Star, Inc, a refrigerated trucking company. From October 1992 to October 1993, Mr. Goldberg was Vice President-Chief Financial Officer of Proline Carriers, Inc., a van trucking company. --------
(10) Of such shares, _________ shares of Celadon Common Stock are held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners LLC, a Delaware limited liability company in which Hanseatic is the sole managing member. The remaining shares are held by Hanseatic for discretionary customer accounts, and include 12,121 shares of Celadon Common Stock issuable upon exercise of the Hanseatic Warrants. Mr. Biddelman is the President of Hanseatic and holds shared voting and investment power with respect to the shares held by Hanseatic. In addition, Mr. Wolfgang Traber is the holder of a majority of the shares of capital stock of Hanseatic. Excludes 994,804 shares of Celadon Common Stock owned by Mr. Russell that are subject to a stockholder agreement among Mr. Russell, Hanseatic and the Company, which agreement is to be terminated prior to the Effective Time . The address of Hanseatic, Mr. Traber and Mr. Biddelman is 450 Park Avenue, New York, New York 10022.

          Mr. Archual has been Executive Vice President -- Mexico of the Company since July 1995, and oversees the Company's Mexico operations. From October 1982 to June 1995, Mr. Archual was employed by Schneider National, Inc., a trucking and logistics company, holding various positions, including Regional Vice President- Sales, overseeing that company's Western region sales and marketing.

          Ms. Morris has been Executive Vice President-Operations of the Company since July 1996. From 1984 to July 1996 Ms. Morris held various management positions with North American Van Lines, Inc., an over-the-road household goods and high value product full truckload transportation company, including Director-Employee Relations and Support Services and Director-Customized Logistics.

          Mr. Dunlap has been Vice President - Treasurer of the Company since July 1996. He served as Vice President of Finance for National Freight, Inc., a regional truckload transportation company, from June 1992 to October 1993, and Corporate Controller for Burlington Motor Carriers, Inc. from October 1990 to June 1992.

          Mr. Will has been Vice President-Secretary and Controller of the Company since September 1996. He was Vice President-Controller for Celadon Trucking Services, Inc. from January 1996 to September 1996 and Controller from September 1993 to January 1996. He served as Controller for American Hi-Lift, a company engaged in the business of renting aerial work platform equipment, from February 1992 to September 1993. Mr. Will is a certified public accountant.

          Mr. Berger will be a Director of the Surviving Corporation. He is currently chairman of Odyssey Investment Partners, LLC. Prior to joining Odyssey Investment Partners, LLC, Mr. Berger was a general partner of Odyssey Partners, L.P. From 1990 to 1993, Mr. Berger served as Chairman and CEO of FGIC, a wholly-owned subsidiary of GE Capital Corp. and subsequently become Executive Vice President of GE Capital Corp. From 1985 to 1990, he was Executive Director of the Port Authority of New York and New Jersey. Mr. Berger presently serves as a member of the Board of Trustees of Brandeis University.

          Mr. Kwait will be a Director of the Surviving Corporation. He is currently a managing principal at Odyssey Investment Partners, LLC. From 1989 to 1997, he served as a principal in the private equity investment group at Odyssey Partners, L.P.

          Mr. Hitchner will be a Director of the Surviving Corporation. He is currently a principal at Odyssey Investment Partners, LLC. Prior to joining the firm, Mr. Hitchner was a Vice President in Goldman, Sachs & Co. From 1990 to 1996, he was a Senior Vice President in GE Capital Corp.'s leveraged lending business.


                          DESCRIPTION OF CAPITAL STOCK

CELADON COMMON STOCK

          The Company's Certificate of Incorporation authorizes the Company to issue up to 17 million shares of Celadon Common Stock, par value $0.033 per share. As of June 23, 1998 there were outstanding 7,721,989 shares of Celadon Common Stock. Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed by any lender to the Company, holders of Celadon Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of legally available funds. For certain restrictions on the Company's ability to pay dividends, see "Market Prices and Dividends." In the event of liquidation, dissolution or winding up of the Company, holders of Celadon Common Stock are entitled to share ratably in the assets, if any, remaining after payment of all of the Company's debts and liabilities and the liquidation preference of any outstanding stock.

          Holders of Celadon Common Stock are entitled to one vote per share on any matter submitted to them. Because holders of Celadon Common Stock do not have cumulative voting rights in the election of directors, the holders of a majority of the shares of Celadon Common Stock represented at a meeting can elect all of the directors. Holders of Celadon Common Stock do not have preemptive rights to subscribe for or purchase any




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




additional shares of capital stock issued by the Company. All outstanding shares of the Celadon Common Stock are duly authorized, validly issued, fully paid and nonassessable.

CELADON PREFERRED STOCK

          The Company's Certificate of Incorporation authorize the issuance of up to 179,985 shares of preferred stock. No shares of preferred stock are issued and outstanding, but the Board of Directors is authorized to issue preferred stock at any time without approval of holders of Celadon Common Stock. The Board of Directors, without approval of the holders of Celadon Common Stock, can issue preferred stock with voting rights which could adversely affect the voting power of holders of the Celadon Common Stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present intention to issue any shares of preferred stock.

          Under the Company's Certificate of Incorporation, the Board of Directors is authorized to divide the preferred stock into one or more series with such designations, assigned values, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as stated and expressed in the resolution or resolutions providing for the issue of such series as adopted by the Board of Directors.



                              AVAILABLE INFORMATION

          Celadon has filed with the Commission a Rule 13e-3 Transaction Statement (including any amendments thereto, the "Schedule 13E-3") under the Exchange Act with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

          Celadon is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Schedule 13E-3 proxy statements and other information filed by Celadon can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. Celadon Common Stock is quoted on the Nasdaq National Market, and certain reports, proxy statements and other information can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Commission by Celadon are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended June 30, 1997;

     (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998;

     (3) The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997;

     (4) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997; and

     (5)  The Company's Current Report on Form 8-K dated June 23, 1998.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed documents that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. The Company will provide, without charge, to each person to whom a copy of this Proxy Statement has been delivered, on the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be made at least five business days prior to the Special Meeting and should be directed to: Celadon Group, Inc., One Celadon Drive, Indianapolis, Indiana.

                              INDEPENDENT AUDITORS

          The  consolidated  financial  statements  included  in  the  Company's
Schedule 13E-3 for the year ended June 30, 1997 and its Annual Report on Form 10-K for the year ended June 30, 1997, incorporated by reference in this Proxy Statement, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, incorporated by reference herein. Representatives of Ernst & Young LLP are expected to be present at the Special Meeting and will have an opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to questions.


                              STOCKHOLDER PROPOSALS

          Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in Celadon's proxy statement and for consideration at the Annual Meeting of Stockholders by submitting such proposals to Celadon in a timely manner. The 1999 Annual Meeting will be held only if the Merger is not consummated.


                                  OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

                                          By Order of the Board of Directors,

                                          Paul Will, Secretary

July ___, 1998



                                TABLE OF CONTENTS
                                                                            Page

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS......................................1

SUMMARY  ......................................................................1
     THE PARTIES TO THE MERGER.................................................1
          Celadon..............................................................1
          Merger Sub and Odyssey...............................................1
     THE SPECIAL MEETING.......................................................1
     REASONS FOR THE MERGER....................................................2
     TERMS OF THE MERGER.......................................................2
          General  ............................................................2
          Cash Merger Price....................................................2
          Payment of Cash Merger Price.........................................2
          Rollover Shares......................................................2
          Excluded Shares......................................................3
          Issuance of Surviving Corporation Common Stock to Odyssey............3
          Payment for Options and Hanseatic Warrants...........................3
     EFFECTIVE TIME............................................................3
     FINANCING ARRANGEMENTS....................................................3
          Revolving Credit Facility............................................3
          Senior Secured Capital Expenditure and Acquisition Line..............4
          CTSI Senior Subordinated Notes.......................................4
          Company Senior Discount Notes........................................4
          Bridge Loans.........................................................4
          Equity Investment....................................................4
     INTERESTS OF CERTAIN PERSONS IN THE MERGER................................4
     RECOMMENDATION OF THE BOARD...............................................5
     OPINION OF FINANCIAL ADVISOR..............................................5
     CONDITIONS TO CONSUMMATION OF THE MERGER..................................5
     CERTAIN RELATED AGREEMENTS................................................5
     CERTAIN EFFECTS OF THE MERGER.............................................6
     ACCOUNTING TREATMENT OF TRANSACTION.......................................6
     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.....................6
     NO SOLICITATION; FIDUCIARY DUTIES.........................................6
     REGULATORY APPROVALS......................................................7
     TERMINATION; FEES AND EXPENSES............................................7
     APPRAISAL RIGHTS..........................................................7
     MARKET PRICES; DIVIDENDS..................................................8

THE SPECIAL MEETING...........................................................20
     GENERAL  ................................................................20
     RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES...................20
     QUORUM; REQUIRED VOTE....................................................21

SPECIAL FACTORS...............................................................21
     BACKGROUND OF THE TRANSACTION............................................21
     REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS.........24
     PURPOSES AND REASONS OF ODYSSEY AND MERGER SUB FOR THE MERGER............26
     POSITION OF ODYSSEY AND MERGER SUB AS TO FAIRNESS OF THE MERGER..........26
     OPINION OF WASSERSTEIN PERELLA, FINANCIAL ADVISOR TO CELADON.............26
          Historical Financial Position.......................................27


                                        i







                                                                            Page


          Cash Merger Price Premium Over Historical Stock Price...............28
          Analysis of Certain Other Publicly Traded Companies.................28
          Analysis of Selected Precedent Transactions.........................29
          Discounted Cash Flow Analysis.......................................29
          Leveraged Equity Return Analysis....................................30
          Relevant Market and Economic Factors................................30
     CERTAIN PROJECTIONS......................................................31
     INTERESTS OF CERTAIN PERSONS IN THE MERGER...............................33
          Officers of the Surviving Corporation...............................33
          Benefits Under Employment Agreements, Signing Bonuses,
            and New Stock Option Plan.........................................33
          Retention of Rollover Shares........................................34
          Options and Warrants................................................34
          Present Interests in Celadon Common Stock...........................35
          Indemnification of Officers and Directors...........................36
          Voting Agreement....................................................36

LITIGATION....................................................................37

CERTAIN EFFECTS OF THE MERGER.................................................37
     ACCOUNTING TREATMENT OF TRANSACTION......................................38
     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER....................38
          The Merger..........................................................38
          Backup Withholding..................................................38
     APPRAISAL RIGHTS.........................................................39
     REGULATORY APPROVALS.....................................................41
     CERTAIN RELATED AGREEMENTS...............................................41

CERTAIN PROVISIONS OF THE MERGER AGREEMENT....................................42
     GENERAL  ................................................................42
     TREATMENT OF SECURITIES IN THE MERGER....................................42
          Cash Merger Price...................................................42
          Payment of Cash Merger Price........................................42
          Rollover Shares.....................................................42
          Excluded Shares.....................................................43
          Issuance of Surviving Corporation Common Stock to Odyssey...........43
          Payment for Options and Hanseatic Warrants..........................43
          Rollover Options....................................................43
     BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.............43
     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE
     SURVIVING CORPORATION....................................................43
     PAYMENT FOR SHARES.......................................................43
     REPRESENTATIONS AND WARRANTIES...........................................44
          Representations and Warranties of the Company...............44
          Representations and Warranties of Merger Sub................45
     COVENANTS................................................................45
          Interim Operations..................................................45
          Investigation by Merger Sub.........................................46
          Additional Covenants................................................46
          Consents and Efforts................................................46
     CONDITIONS TO THE CONSUMMATION OF THE MERGER.............................47
          Conditions to Each Party's Obligation to Effect the Merger..........47
          Conditions to the Obligation of the Company to Effect
          Effect the Merger ..................................................47


                                       ii







                                                                            Page

          Conditions to the Obligation of Merger Sub to
          Effect the Merger...................................................47
     NO SOLICITATION; FIDUCIARY OUT...........................................48
     TERMINATION; EFFECTS OF TERMINATION......................................49
          Termination by Mutual Written Consent...............................49
          Termination by the Company..........................................49
          Termination by Merger Sub...........................................49
          Termination by Either Merger Sub or the Company.....................49
     AMENDMENT................................................................51

MARKET PRICES AND DIVIDENDS...................................................54

FINANCING OF THE MERGER.......................................................54
          CTSI Senior Subordinated Notes......................................54
          Terms of CTSI Senior Subordinated Notes.............................55
          Terms of Company Senior Discount Notes..............................55
          Bridge Loans........................................................56
          CTSI Bridge Loan ($100 million).....................................57
          Company Bridge Loan ($25 million)...................................58
          Revolving Credit Facility ($25 million)
           and CAPEX Line ($150 million)......................................60
          Use of Proceeds; Maturity...........................................60
          Prepayments.........................................................60
          Interest............................................................61
          Fees................................................................61
          Representations and Warranties; Conditions; Covenants...............61
          Events of Default...................................................61
          Security Interest.  ................................................61
          Equity Investment...................................................62
     SOURCES AND USES OF FUNDS................................................62
     EXPENSES OF THE MERGER...................................................62

MERGER SUB AND ODYSSEY........................................................63
     GENERAL..................................................................63
     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........63

DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION.................65

DESCRIPTION OF CAPITAL STOCK..................................................66
     CELADON COMMON STOCK.....................................................66
     CELADON PREFERRED STOCK..................................................67

AVAILABLE INFORMATION.........................................................67

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................67

INDEPENDENT AUDITORS..........................................................68

STOCKHOLDER PROPOSALS.........................................................68

OTHER MATTERS.................................................................68


                                                                         ANNEX A

                                                                  EXECUTION COPY

================================================================================





                          AGREEMENT AND PLAN OF MERGER

                                 by and between



                               CELADON GROUP, INC.
                             a Delaware corporation




                                       and


                            LAREDO ACQUISITION CORP.,
                             a Delaware corporation






                              Dated: June 23, 1998





================================================================================

                          AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this "Agreement"), dated June 23, 1998, is by and between CELADON GROUP, INC., a Delaware corporation (the "Company"), and LAREDO ACQUISITION CORP., a Delaware corporation ("Sub").

                                    RECITALS

          A. This Agreement provides for the merger (the "Merger") of Sub with and into the Company, with the Company as the surviving corporation in such merger, all in accordance with the provisions of this Agreement.

          B. The respective Boards of Directors of Sub and the Company have approved this Agreement, and deemed it advisable and in the best interests of their respective companies and stockholders to consummate the Merger. The Company intends promptly to submit to its Stockholders the approval of the Merger and the approval and adoption of this Agreement.

          C. Sub is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, the Company and certain beneficial and record stockholders of the Company enter into an agreement (the "Voting Agreement") providing for certain actions relating to the shares of Company Common Stock owned by them; and the Board of Directors of the Company has approved the entering into by the Company and such stockholders of the Voting Agreement, and such stockholders have agreed to enter into, execute and deliver the Voting Agreement.

          D. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          E. It is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE

                                   DEFINITIONS

          0. 0. 1. Defined Terms.

          As used herein, the terms below shall have the following meanings:

          "Affiliate" shall mean, with respect to any person or entity (the "referent person"), any person or entity which controls the referent person, any person or entity which the referent person controls, or any person or entity which is under common control with the referent person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, by contract or otherwise.

          "Assets" shall mean all of the Company's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or its Subsidiaries or in which the Company or any of its Subsidiaries has any interest whatsoever.

          "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan,
(b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, its Subsidiaries or any ERISA Affiliate or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such any entity).

          "Code" shall mean the Internal Revenue Code of 1986, as amended and any successor statute.

          "Company Common Stock" shall mean the Common Stock having a par value of $0.033 per share of the Company.

          "Contract" shall mean any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sales order, quotation and other executory commitment to which the Company or its Subsidiaries is a party or which relates to the Company's or its Subsidiaries' businesses or any of the Assets, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

          "DGCL" shall mean the General Corporation Law of the State of Delaware.

          "Dissenting Stockholders" shall mean those Stockholders who hold Dissenting Shares.

          "Dissenting Shares" shall mean any shares held by Stockholders who are entitled to an appraisal of their shares under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect to their Company Common Stock in accordance with the DGCL.

          "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans, and Welfare Plans.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

          "Environmental Claims" shall mean all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company or its Subsidiaries and any other person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity,
(vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

          "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air.

          "Environmental Laws" shall mean all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants,










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







contaminants,  chemicals,  industrial  materials,  wastes  or other  substances.
Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

          "Environmental Reports" shall mean any and all written analyses, summaries or explanations, in the possession or control of the Company or its Subsidiaries, of (a) any Environmental Conditions in, on or about the properties of the Company or its Subsidiaries or (b) the Company's or its Subsidiaries' compliance with Environmental Laws.

          "Equity Securities" shall mean (i) shares of capital stock or other equity securities, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire, any capital stock or other equity securities and
(iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company or its Subsidiaries as set forth in
Section 414(b), (c), (m) or (o) of the Code.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Facilities" shall mean all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned or leased by the Company or its Subsidiaries.

          "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, appliances and vehicles owned by the Company or its Subsidiaries, wherever located, including all warranty rights with respect thereto.

          "GAAP" shall mean, with respect to any person, generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

          "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable,










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







explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Leases" shall mean all of the leases or subleases for personal or real property to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound.

          "Material Adverse Effect" or "Material Adverse Change" or a similar phrase shall mean, with respect to any person, any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise), results of operations or prospects of such person and its Subsidiaries, taken as a whole,
(ii) the relations with customers, suppliers, distributor or employees of such person and its Subsidiaries, taken as a whole, or (iii) the right or ability of such person or its Subsidiaries to consummate any of the transactions contemplated hereby.

          "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Options" shall mean the options to purchase in the aggregate 444,675 shares of Company Common Stock issued to certain executive employees and non-employee directors of the Company pursuant to the Stock Option Plans.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or currently anticipated conduct of, or relating to the operation of the business of, the Company or its Subsidiaries.










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







          "Permitted   Encumbrances"   shall   mean  (a)   liens  for  Taxes  or
governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) purchase money liens incurred in the ordinary course of business, consistent with past practice, and (e) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of the Company or its Subsidiaries and do not materially detract from the value of the property to which such encumbrance relates.

          "Personnel" shall mean all directors, officers and employees of the Company or its Subsidiaries.

          "Returns" shall mean any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of the Company or its Subsidiaries with any governmental authority or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary returns and all amendments thereto or thereof.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Stock Option Plans" shall mean the 1994 Celadon Stock Option Plan and the 1996 Non- Employee Director Stock Option Plan.

          "Stockholders" shall mean the record holders of Company Common Stock.

          "Subsidiary" shall mean, with respect to any of the parties of this Agreement, any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly, by such party.

          "Tax(es)" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including, without limitation, any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added










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







taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

          "Treasury Securities" shall mean Company Common Stock, Options and Warrants owned by Sub, the Company and/or any Subsidiary of Sub or the Company.

          "Warrant Agreement" shall mean that certain Warrant Agreement, dated October 8, 1992, between the Company and Deltec Asset Management Corp. as a custodian for Hanseatic Corp.

          "Warrants" shall mean the warrants held by Hanseatic Corp. pursuant to which the holders are entitled to purchase for $10.82 per share an aggregate of 12,121 shares of Company Common Stock.

          "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

          0. 0. 2. Other Defined Terms.

          In addition to the terms defined in the Recitals to this Agreement and
Section 1.1, the following terms shall have the meanings defined for such terms in the Sections set forth below:

     Term                                           Section
     ----                                           -------

"Acquisition Proposal" .............................6.4(a)
"Actions" ..........................................4.12
"Closing" ..........................................2.3
"Closing Date" .....................................2.3
"Company Reports" ..................................4.10
"Company  Restricted Stock" ........................3.3(b)
"Confidentiality Letter" ...........................6.2
"Disclosure Schedule" ..............................Article IV Preamble
"Effective Time" ...................................2.2
"Exchange Fund" ....................................3.5(f)
"Financing" ........................................5.6
"Financing Letters" ................................5.6
"Jaguar" ...........................................4.6
"Laws" .............................................4.14
"Leased Property" ..................................4.5(b)(ii)
"Merger" ...........................................Recitals
"Merger Consideration" .............................3.1(a)
"Paying Agent ......................................3.5(a)




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


"Permitted Party" ..................................6.4(b)
"Proxy Statement" ..................................6.6a)
"Roll-Over Share" ..................................3.1(b)
"Roll-Over Share Consideration" ....................3.1(b)
"Schedule 13E-3" ...................................6.7
"Servicios" ........................................4.6
"Special Meeting" ..................................4.27
"Subject Litigation" ...............................6.8
"Surviving Corporation" ............................2.1
"Surviving Corporation Common Stock" ...............3.2
"Third Party" ......................................6.4


                                     ARTICLE

I.
THE merger
          1...................................................The  Merger.

          Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company. Upon the effectiveness of the Merger, the separate corporate existence of Sub shall cease and the Company, under the name Celadon Group, Inc., shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects specified under the DGCL.

          2...................................................Effective Time.


          On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger to be executed and filed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time of filing of the certificate of merger or at such later time as is specified therein (the "Effective Time").

          3...................................................Closing.


          Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Latham & Watkins, 885 Third Avenue, New York, New York at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their



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

nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Sub and the Company may agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

          4...................................................Certificate of
Incorporation and By-Laws.


               I..........................................At the Effective Time,
and without any further action on the part of the Company or Sub, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, until thereafter further amended as provided therein and under the DGCL, it shall be the certificate of incorporation of the Surviving Corporation following the Merger.

               II.........................................At the Effective Time,
and without any further action on the part of the Company or Sub, the by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by applicable law.

          1...................................................Directors.


          The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold such positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          2...................................................Officers.


          The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                     ARTICLE

I.
Effect of merger on securities of sub and the company
          1...................................................Conversion  of Sub
Common  Stock.


          At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the shares of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent 2,880,000 validly issued, fully paid and non-assessable share(s) of common stock, par value $0.033 per




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


share, of the Surviving Corporation (the "Surviving Corporation Common Stock").

          2...................................................Conversion of
Company Common Stock.


               I..........................................At the Effective Time,
by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Roll-Over Shares, Treasury Securities and Dissenting Shares, if any) shall automatically be converted into the right to receive, and each certificate which immediately prior to the Effective Time represented a share of Company Common Stock shall evidence solely the right to receive, $20.00 in cash (the "Merger Consideration") upon surrender of the certificate formerly representing Company Common Stock as provided in Section 3.5.

               II.........................................At the Effective Time,
by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock held by certain officers and key employees of the Company as set forth on Schedule A hereto (each, a "Roll-Over Share") shall be converted into the right to receive one share of Surviving Corporation Common Stock (the "Roll-Over Share Consideration").

               III........................................All Treasury
Securities shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

               IV.........................................Immediately  prior  to the Effective Time, at Sub's election, the Company shall effect a recapitalization, to be effective as of the Effective Time, of the securities of the Surviving Corporation, and the number of outstanding shares and options of the Surviving Corporation shall be appropriately adjusted.

          1...................................................Options.

               I..........................................Except   as  otherwise
agreed to in writing between the Company and the holder of any Option, and as consented to by Sub, immediately prior to the Effective Time, each outstanding Option granted under the Stock Option Plans whether or not then exercisable, shall be canceled by the Company, and at the Effective Time, or as soon as practicable thereafter, the former holder thereof shall be entitled to receive from the Company in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Option and (ii) the excess, if any, of the Merger Consideration per share over the exercise price per share, if any, previously subject to such Option, reduced by the amount of withholding or other taxes required by law to be withheld.

               II.........................................Except   as   provided
herein or as otherwise agreed by the parties, the Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall terminate as of the Effective Time, and the Company shall exercise its best efforts to ensure that following the Effective Time, no current or former employee or director shall have any Option to purchase shares of the Company Common Stock or any other equity interest in the Company under any Stock Option Plan.

               III........................................Prior to the Effective
Time, the Board of Directors (or, if appropriate, any committee administering the Stock Option Plans) shall adopt such resolutions or take such actions as are necessary, subject if necessary, to obtaining consents of the holders thereof, to carry out the terms of this Section 3.3.

          1...................................................Warrants.

               I..........................................Immediately  prior  to the Effective Time, each outstanding Warrant granted under the Warrant Agreement whether or not then exercisable, shall be canceled by the Company, and at the Effective Time or as soon as practicable thereafter, the former holder thereof shall be entitled to receive from the Company in consideration for such cancellation an amount in cash equal to (i) the product of (A) the Merger Consideration, multiplied by (B) the aggregate number of shares of Company Common Stock issuable upon exercise in full of all Warrants held by such holder immediately prior to the Effective Time, minus (ii) the aggregate cash exercise price payable upon exercise of all Warrants held by such holder.

               II.........................................The  Warrant Agreement
shall terminate as of the Effective Time. Prior to the Effective Time, the Board of Directors shall adopt such resolutions or take such actions as are necessary, subject if necessary, to obtaining consents of the holders thereof, to carry out the terms of this Section 3.4.

          1...................................................Exchange of
Certificates.

               I..........................................As   of  or   promptly
after the Effective Time, the Company shall deposit with a paying agent to be selected by Sub (the "Paying Agent"), as necessary, for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this
Article III, the funds necessary to pay the Merger Consideration for each share.

               II.........................................As soon as practicable after the Effective Time, (i) each holder of an outstanding certificate or certificates which pursuant to Section 3.2 represent the right to receive shares of the Surviving Corporation, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, shall be entitled to a certificate or certificates representing the Roll-Over Share Consideration into which the number of Roll-Over Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and (ii) each other holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of the Company Common Stock (other than Roll-Over Shares), upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such certificate. No interest will be paid on or accrue on the Merger Consideration. The Paying Agent shall accept such certificates upon compliance with such  reasonable  terms and  conditions  as the Paying  Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates formerly representing shares of Company Common Stock which have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash. Until surrendered as contemplated by this Section 3.5(b), (i) each certificate formerly representing Roll-Over Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a new certificate or certificates representing Surviving Corporation Common Stock, as contemplated by Section 3.2(b), and (ii) each certificate formerly representing shares of Company Common Stock (other than the Roll-Over Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each share of Company Common Stock.

               III........................................No  dividends or other distributions with respect to Surviving Corporation Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing shares of Company Common Stock not surrendered with respect to the Roll-Over Shares formerly represented thereby. Subject to applicable law, following surrender of any such certificate, there shall be paid to the holder of the certificate or certificates representing shares issued for the Roll-Over Share Consideration without interest, at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares representing the Roll-Over Share Consideration.

               IV.........................................All cash paid upon the surrender for exchange of certificates formerly representing shares of Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares exchanged for cash theretofore represented by such certificates.

               V..........................................Any   cash   deposited
with the Paying Agent pursuant to this Section 3.5 (the "Exchange Fund") which remains undistributed to the holders of the certificates formerly representing shares of Company Common Stock one year after the Effective Time shall be delivered to the Surviving Corporation at such time and any former holders of shares of Company Common Stock (other than Roll-Over Shares) prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claim for cash, if any.

               VI.........................................None   of   Sub,   the
Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any federal, state, local, or municipal, foreign or other government or subdivision, branch, department or agency thereof and any governmental or quasi-governmental authority of any nature, including any court or other tribunal), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

               VII........................................In   the   event   any
certificate formerly representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Surviving Corporation, the posting by such person of a bond in such reasonable amount as Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the shares representing the Roll-Over Share Consideration, and unpaid dividends and distributions on shares representing the Roll-Over Share Consideration deliverable in respect thereof pursuant to this Agreement, or the Merger Consideration, as the case may be.

          1...................................................Dissenting Shares.



          Notwithstanding Section 3.2 hereof, Dissenting Shares shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such shares or lost his right to appraisal and payment for his shares under Section 262 of the DGCL, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 3.2 hereof. The Company shall give Sub prompt notice of any demands received by the Company for appraisal of shares, and Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Sub, make any payment with respect to, or settle or offer to settle, any such demands.


                                     ARTICLE


I.
representations and warranties of the company
          As an inducement to Sub to enter into this Agreement, the Company hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Sub, except as otherwise set forth in a written disclosure schedule (the "Disclosure Schedule") delivered by the Company to Sub prior to the date hereof, a copy of which is attached hereto. Unless otherwise specified, (1) each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule and (2) no disclosure made in any particular numbered schedule of the

Disclosure Schedule shall be deemed made in any other numbered schedule of the Disclosure Schedule unless expressly made therein (by cross-reference or otherwise) or unless, and only to the extent that, it is apparent on the face of such disclosure that such disclosure contains information which also modifies another representation and warranty therein.

          1...................................................Organization and
Capitalization.

               I..........................................Organization.      The
Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Sub true, correct and complete copies of its certificate of incorporation and by-laws (in each case, as amended to date). The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

               II.........................................Capitalization.    The
authorized capital stock of the Company consists of 12,000,000 shares of Company Common Stock. As of June 23, 1998, there were 7,721,989 shares of Company Common Stock issued and outstanding. Since such date, no additional shares of capital stock of the Company have been issued, except shares of Company Common Stock issued upon the exercise of Options outstanding under any Stock Option Plan. As of June 23, 1998, options to acquire 444,675 shares of Company Common Stock pursuant to the Stock Option Plans were outstanding. Schedule 4.1(b) includes a complete and correct list of outstanding Options under such Stock Option Plans (including the number of Options and exercise price of each such Option) held by each employee or director. As of June 23, 1998, warrants to acquire 12,121 shares of Company Common Stock pursuant to the Warrant Agreement were outstanding. Schedule 4.1(b) includes a complete and correct list of outstanding Warrants under such Warrant Agreement. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of the Company or the Surviving Corporation. Schedule 4.1(b) sets forth the total amount of indebtedness for borrowed money and the total amount of cash on hand of the Company and its Subsidiaries on a consolidated basis as of June 23, 1998. Except as provided in Schedule 4.1(b), all such indebtedness is prepayable without more than two business days notice and without the payment of any penalty. Except as set forth in this Section 4.1(b), there are no (i) outstanding Equity Securities of the Company or (ii) commitments or obligations of any kind or character for
(A) the issuance of Equity Securities of the Company or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company.

               III........................................Voting Trusts,
Proxies, Etc. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company.

          1...................................................Authorization.


          The Company has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the majority of all the votes entitled to be cast on the Merger by the holders of the Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

          2...................................................Subsidiaries.

               I..........................................Ownership;
Capitalization. The Company owns, directly or indirectly, each of the outstanding capital stock (or other ownership interests) of each of the Company's Subsidiaries as set forth on Schedule 4.3(a), and the Company has no investments (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) in any other person, corporation, partnership, joint venture, business, or trust or entity. The Company is the beneficial owner of all of the outstanding shares of capital stock of each Subsidiary, free and clear of any and all Encumbrances. The authorized, issued and outstanding capital stock, and the record ownership of all such shares of capital stock, of each Subsidiary is as set forth on part (a) of Schedule 4.3. All of the shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state securities laws and were not issued in violation of any preemptive or other similar rights. Except as set forth in this Section 4.3(a), there are no (i) outstanding Equity Securities of its Subsidiaries or (ii) commitments or obligations of any kind or character for
(A) the issuance of Equity Securities of its Subsidiaries or (B) the repurchase, redemption or other acquisition of any Equity Securities of its Subsidiaries. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of its Subsidiaries.

               II.........................................Organization.  Each of
the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except whether the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Sub true, correct and complete copies of each of its Subsidiaries' certificate of incorporation and by-laws (in each case, as amended to date). None of the Company's Subsidiaries is in default under or in violation of any provision of its certificate of incorporation or by-laws.

          1...................................................Absence of Certain
Changes or Events.


          Since March 31, 1998, (x) the Company and its Subsidiaries have been operated in the ordinary course of business, consistent with past practice,
(iii) there has been no Material Adverse Change in or with respect to the Company or its Subsidiaries and (z) to the best knowledge of the Company, (i) there has been no threatened Material Adverse Change, and (ii) no events or developments have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, with respect to the Company. Without limiting the generality of the foregoing, since March 31, 1998, neither the Company nor its Subsidiaries has (i) taken any action of the type contemplated by Section 6.1(c) and (f) - (p) hereof or (ii) failed to take any action of the type contemplated by Section 6.1(a) and (b) hereof.

          2...................................................Title  to  Assets;
Absence of Liens and Encumbrances, etc.

               I..........................................General.  Each  of the
Company and its Subsidiaries owns or leases all Assets necessary for the conduct of its business as presently conducted, and the Assets in the aggregate are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its business as presently conducted.

               II.........................................Real Property

               III........................................Owned  Real  Property.
Schedule 4.5(b) hereto sets forth all Facilities owned by the Company and its Subsidiaries. With respect to each parcel of owned real property (A) the Company or its Subsidiaries has good and marketable fee simple title to such parcel of real property, free and clear of any and all Encumbrances other than Permitted Encumbrances, (B) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel of real property, (C) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such parcel of real property or any portion thereof or interest therein, (D) there are no parties (other than the Company and its Subsidiaries) who are in possession of or who are using any such parcel of real property and (E) there is no (1) pending or, to the best knowledge of the Company, threatened condemnation proceeding relating to such parcel of real property (2) pending or, to the best knowledge of the Company, threatened Action relating to such parcel of real property, or (3) other matter affecting the current or currently proposed use, occupancy or value of, such parcel of real property in any material respect.

               IV.........................................Leased  Real Property.
Schedule 4.5 sets forth all leases pursuant to which Facilities are leased by the Company or its Subsidiaries (as lessee), true and correct copies of which have been delivered to Sub. Schedule 4.5(b) indicates with respect to each such Lease a general description of the leased items, term, annual rent, renewal options and number of square feet leased, as applicable. Such leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company or its Subsidiaries occupies or uses Facilities. The Company and its Subsidiaries have good and valid leasehold title to, and enjoy peaceful and undisturbed possession of, all leased property described in such leases (the "Leased Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor. With respect to each such parcel of Leased Property (A) there are no pending or, to the best knowledge of the Company, threatened condemnation proceedings relating to, or any pending or, to the best knowledge of the Company, threatened Actions relating to, such Leased Property or any portion thereof, (B) none of the Company or its Subsidiaries or, to the best knowledge of the Company, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such Leased Property or any portion thereof or interest therein and (C) neither the Company nor its Subsidiaries have received notice of any pending or threatened special assessment relating to such Leased Property or otherwise have any knowledge of any pending or threatened special assessment relating thereto. Each leased Facility is supplied with utilities necessary for the operation of such Facility.

               V..........................................Personal Property.
Schedule 4.5(c) identifies all Fixtures and Equipment, vehicles and other similar tangible personal property Assets with a book value or replacement cost of at least $50,000 owned or leased by the Company or its Subsidiaries as of June 23, 1998.

               VI.........................................Owned Personal
Property. Each of the Company and its Subsidiaries has good and marketable title to all such personal property owned by it, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such items of personal property (A) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property,
(B) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (C) there are no parties (other than the Company and its Subsidiaries) who are in possession of or who are using any such item of personal property;

               VII........................................Leased Personal
Property. Each of the Company and its Subsidiaries has good and valid leasehold title to all of such Fixtures and Equipment, vehicles and other tangible personal property Assets leased by it from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. Schedule 4.5(c) sets forth all Leases for personal property involving annual payments in excess of $50,000 and includes a general description of the leased items, term and annual rent, true and correct copies of which have been delivered or made available to Sub.

               VIII.......................................With  respect  to each
Lease listed on Schedule 4.5(b) and Schedule 4.5(c) and each Lease for tractors and trailers, (A) there has been no material default under any such Lease by the Company or its Subsidiaries, to the best knowledge of the Company, by any other party, (B) such Lease is a valid and binding obligation of the Company and/or its Subsidiaries, is in full force and effect with respect to the Company and/or its Subsidiaries and is enforceable against the Company and/or its Subsidiaries in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, and (C) no action has been taken by the Company and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company and/or its Subsidiaries, without the consent of the Company and/or its Subsidiaries, under any such Lease that is material to the Company and/or its Subsidiaries.

          1...................................................Contracts and
Commitments.

               I..........................................Schedule 4.6 sets forth a complete and accurate list of all Contracts in the following categories as of the date hereof (except to the extent that any such category specifies a different date, in which case such corresponding list is made as of such specified date):

               II.........................................each Contract (or group of related Contracts) for the furnishing of services by the Company and/or its Subsidiaries involving annual revenues of more than $100,000 to the Company and its Subsidiaries;

               III........................................each Contract (or group of related Contracts) concerning a partnership or joint venture with, or any other investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise), any other person;

               IV.........................................each Contract (or group of related Contracts) (A) under which the Company or its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (B) constituting capital lease obligations, (C) under which the Company or its Subsidiaries has granted (or may grant) a security interest or lien on any of the Assets or (D) under which the Company or its Subsidiaries has incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

               V..........................................each Contract (or group of related Contracts) with any of the Personnel, any Affiliate of the Company or any member of any such person's immediate family, including, without limitation, Contracts (A) to employ or terminate executive officers or other Personnel and other Contracts with present or former officers, directors or stockholders or other corporate Personnel or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent, matured or unmatured) to pay on behalf of the Company or its Subsidiaries or any Affiliate of the Company or its Subsidiaries, any severance, termination, "golden parachute" or other similar payments to any present or former Personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated hereby;

               VI.........................................each Contract (or group of related Contracts), other than Contracts covered by clause (vii) of this Section 4.6, providing for payments in excess of $100,000 over the life of such Contract (or group of related Contracts), except for such Contracts that are cancelable on not more than 30 days' notice by the Company or its Subsidiaries without penalty or increased cost;

               VII........................................each distribution, franchise, license, sales, commission, consulting agency or advertising Contract related to the Assets or the business, except for such Contracts that are cancelable on not more than 30 days' notice by the Company or its Subsidiaries without penalty or increased cost;

               VIII.......................................each Contract (or group of related Contracts) containing covenants restraining or limiting the freedom of the Company or its Subsidiaries or any officer, director, stockholder or Affiliate thereof to engage in any line of business or compete with any person including, without limitation, by restraining or limiting the right to solicit customers;

               IX.........................................each Contract (or group of related Contracts) with the United States, state or local government or any agency or department thereof;

               X..........................................each Contract (or group of related Contracts) relating to the arrangements (A) between the Company or its Subsidiaries, on the one hand, and Servicio de Transportacion Jaguar, S.A. de C.V. ("Jaguar") and the persons owning any Equity Interest in Jaguar, on the other hand and (B) the Company or its Subsidiaries, on the one hand, and Servicio Corporativos, S.A. de C.V. ("Servicios") and the persons owning any Equity Interest in Servicios, on the other hand;

               XI.........................................each    Contract   (or
group of related Contracts) pursuant to which the Company or its Subsidiaries have sold any Assets and have created any obligation to indemnify anyone with respect thereto; and

               XII........................................any other material
Contract.

          The Company and its Subsidiaries have delivered to Sub a true and correct copy of each written Contract listed in Schedule 4.6 and has included as part of Schedule 4.6 a brief summary of the material terms of each oral Contract.

               XIII.......................................Absence of Breaches or
Defaults in General.  With respect to each Contract set forth on or described in
Schedule 4.6, (i) there is no material default by the Company or its Subsidiaries or, to the knowledge of the Company, any other party to any Contract, (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not cause a material default hereunder or thereunder; (iii) such Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto, is in full force and effect and is enforceable against the Company or its Subsidiaries and, to the knowledge of the Company, against each other party thereto in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity; and (iv) no action has been taken by the Company or its Subsidiaries and no event has occurred which, with notice or lapse of time or both and/or the occurrence, nonoccurrence, or existence or nonexistence of any other event or condition would permit termination, modification or acceleration by a party thereto other than the Company or its Subsidiaries under any such Contract.

          1...................................................Permits.

          The Company and its Subsidiaries have all material Permits required to own and lease their properties, the Assets and the Facilities and to conduct their business as currently being conducted. All such Permits are valid and in full force and effect and are listed on Schedule 4.7. The Company and its Subsidiaries have not violated any such Permits in any material respect, and each is in compliance with all such Permits in all material respects. Neither the Company nor its Subsidiaries has received any notice to the effect that, or otherwise has any knowledge that, (a) the Company and its Subsidiaries are not currently in compliance with, or are in violation of, any such Permits in any material respect or (b) any currently existing circumstances are likely to result in a failure of the Company and its Subsidiaries to comply with, or in a violation by the Company and its Subsidiaries of, any such Permits in any material respect. No representation or warranty is made in this Section 4.7 with respect to the matters covered in Section 4.21 (Compliance with Environmental
Laws).

          2...................................................No Conflict or
Violation.


          Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by the Company or its Subsidiaries will result in (a) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of the Company or its Subsidiaries, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to (including, without limitation, by reason of the failure to obtain a consent or approval under any such Contract), any term or provision of any Contract, indebtedness, Lease, Encumbrance, Permit, authorization or concession to which the Company or its Subsidiaries is a party or by which any of the Assets are bound, (c) a violation by the Company or its Subsidiaries of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to the Company or its Subsidiaries, (d) an impairment of any right of the Company or its Subsidiaries under any Contract to which it is a party or by which its Assets are bound or under any Permit relating to the operation of its business, or (e) an imposition of any Encumbrance (other than Permitted Encumbrances), restriction or charge on the business of the Company or its Subsidiaries or on any of the Assets, except in the case of clauses (b), (d) and (e), where such breach, default, creation of any right, impairment or imposition would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          3...................................................Consents and
Approvals.


          No consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body or other person or entity is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than (a) filings required in connection with or in compliance with the provisions of the HSR Act, the Securities Act, the Exchange Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), (b) the filing of the Merger Certificate under the DGCL,




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


or  (c)  those  consents,  waivers,   agreements,   approvals,   authorizations,
declarations, filings, notices or registrations, that have been, or will be prior to the Closing Date, obtained or made, as set forth on Schedule 4.9.

          4...................................................SEC Documents;
Financial  Statements,  etc.


          The Company has filed all forms, reports and documents required to be filed by it with the SEC since June 30, 1994 through the date of this Agreement (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in or incorporated by reference in the Company Reports (the "Financial Statements") (i) comply as to form in all material respects with applicable accounts requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, and sound bookkeeping practices and (iii) present fairly in accordance with GAAP, consistently applied throughout the periods covered, the financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations, stockholders' equity and cash flows for the periods covered thereby. The accounting and financial records of the Company and its Subsidiaries have been prepared and maintained in accordance with GAAP, consistently applied throughout the periods indicated, and sound bookkeeping practices.

          5...................................................Undisclosed
Liabilities.


          Neither the Company nor its Subsidiaries has any liabilities, obligations or commitments of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured) and, to the knowledge of the Company, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company or its Subsidiaries giving rise to any such liability, other than (a) liabilities which are reflected and reserved against on the most recent balance sheet contained in the Financial Statements (including, without limitation, in the notes thereto) which have not been paid or discharged since the date thereof,
(b) liabilities which arose prior to the date of the most recent balance sheet contained in the Financial Statements and not required under GAAP to be reflected thereon, (c) liabilities and obligations disclosed on the Disclosure Schedule and liabilities and obligations which are not required to be disclosed on the Disclosure Schedule and (d) liabilities incurred since March 31, 1998 in the ordinary course of business, consistent with past practice (none of which liabilities incurred since March 31, 1998 relates to any material breach of Contract, breach of warranty, tort, infringement or violation of law or which arose out of any Action). None of the liabilities described in clauses (b), (c) and (d) of the preceding sentence has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          6...................................................Litigation.


          Except as set forth on Schedule 4.12 and other than Actions which are reflected and reserved against on the face of the most recent balance sheet contained in the Financial Statements (including, without limitation, in the notes thereto), there are no outstanding actions, orders, writs, injunctions, judgments or decrees or any claims, suits, charges, proceedings, labor disputes, arbitrations, governmental audits or investigations (collectively, "Actions") pending or, to the knowledge of the Company and its Subsidiaries, threatened or anticipated, (a) against, related to or affecting (i) the Company and its Subsidiaries, their business or operations or the Assets, (ii) any officers or directors of the Company and its Subsidiaries, as such, (iii) any stockholder of the Company and its Subsidiaries, as such, or (iv) other than routine claims for benefits, any Employee Plan of the Company and its Subsidiaries or any trust or funding instrument, fiduciary or administrator thereof; (b) relating to the transactions contemplated hereby; or (c) in which Company or its Subsidiaries is a plaintiff, including, without limitation, any derivative suits brought by or on behalf of the Company or its Subsidiaries, except for those Actions under clauses (a), (b) or (c) that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

          7...................................................Labor Matters.


          Neither the Company nor its Subsidiaries is a party to, or a participant in any negotiation of, any labor agreement with respect to any of their employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the past five years, neither the Company nor its Subsidiaries has been approached by organized labor or its representatives making an effort to cause the Company or its Subsidiaries to conform to demands of organized labor relating to any of their employees or to enter into a binding agreement with organized labor that would cover any of their employees. There is no labor strike, slow-down or other work stoppage or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries nor is any grievance currently being asserted, and in the past five years the Company and its Subsidiaries have not experienced a strike, slow-down or other work stoppage or other labor disturbance or difficulty. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and are not and have not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company and its Subsidiaries pending before or, to the knowledge of the Company, threatened by the National Labor Relations Board or any other domestic or foreign governmental agency arising out of the conduct of their businesses, and, to the knowledge of the Company, there are no facts or information which would give rise thereto, and in the past five years there have not been any unfair labor practice charges or complaints against the Company or its Subsidiaries which could have a Material Adverse Effect on the Company.

          8...................................................Compliance with
Law

          The Company and its Subsidiaries have not violated and are in compliance with (a) all applicable laws, statutes, ordinances, regulations, rules and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other governmental or regulatory agency, department, authority, body or instrumentality and (b) any judgment, decision, decree or order of any court or governmental or regulatory agency, department, authority, body or instrumentality (collectively, "Laws"), relating to the Assets, business or operations of the Company or its Subsidiaries, except to the extent that any such violation or failure to comply is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries has received any written notice to the effect that, or otherwise has any knowledge that, (i) the Company is not currently in compliance with, or is in violation of, any applicable Laws or (ii) any currently existing circumstances are likely to result in a failure of the Company to comply with, or a violation by the Company of, any Laws, in either case which such failure to comply or violation would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. No representation or warranty is made in this Section 4.14 with respect to compliance with Laws relating to the matters covered in Sections 4.13 (Labor Matters), 4.17 (Employee Plans), 4.18 (Tax Matters) and 4.21 (Compliance with Environmental Laws).

          9...................................................No  Brokers.


          Other than Wasserstein Perella & Co., the arrangements with which have been disclosed in writing to Sub prior to the date hereof, none of the Company, its Subsidiaries or any of their officers, directors, employees, stockholders or other Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby

          10..................................................Proprietary
Rights.


          Schedule 4.16 lists all federal, state and foreign registrations of patents, trademarks, trade names, servicemarks or other trade rights and copyrights and all pending applications for any such registrations that are owned by the Company or its Subsidiaries, or that are being or have been used in connection with, or relate to, the Assets, the business or operations, products or processes of the Company or its Subsidiaries (whether or not presently used in connection with the Assets, business or operations of the Company or its Subsidiaries) or in which the Company or its Subsidiaries have any interest (collectively, the "Proprietary Rights"). No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has any licenses granted, sold or otherwise transferred by or to it or other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights. Each of the Company and its Subsidiaries owns, or possesses valid and enforceable licenses or other rights to use, all Proprietary Rights used in or necessary for its business as it is currently conducted, and such ownership and licenses will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to own or possess such licenses or rights would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. No




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


other firm, corporation, association or person (a) has notified the Company or its Subsidiaries that it is claiming any ownership of or right to use such Proprietary Rights or (b) to the best of the Company's and its Subsidiaries' knowledge, has interfered with, infringed upon or otherwise come into conflict with any such Proprietary Rights in any material respect.

          11..................................................Employee Plans.

               I..........................................Schedule 4.17 contains a complete list of Employee Plans. With respect to each such Employee Plan, the Company has provided to Sub true and complete copies of (i) all plan documents and related trust agreements, annuity contracts or other funding instruments,
(ii) all summary plan descriptions, summary of material modifications, all material employee communications, the number of and a general description of the level of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan), (iv) for the three most recent plan years, the Internal Revenue Service Form 5500 including all schedules and attachments thereto for each Pension Plan and Welfare Plan, (v) all actuarial reports prepared for the last three plan years for each Pension Plan, and (vi) a description setting forth the amount of any liability of the Company and its Subsidiaries as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

               II.........................................(i) Each Employee Plan
including any related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect. (ii)Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which has been operated as a qualified plan has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) and has been so qualified during the period from its adoption to the date of such determination letter. (iii) Each Employee Plan is subject only to the laws of the United States or a political subdivision thereof. (iv) Each Employee Plan has been maintained in compliance in all material respect to its terms and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employment Plan, including, without limitation, ERISA and the Code. (v)Except as provided by law or in any employment agreement set forth on Schedule 4.17, the employment of all persons presently employed or retained by the Company or its Subsidiaries is terminable at will.

               III........................................(i)    None   of   the
Employee  Plans is a plan that is or has ever been subject to Title IV of ERISA,
Section 302 of ERISA or Section 412 of the Code. (ii) None of the Employee Plans is a plan or arrangement described under Section 4(b)(5) or 401(a)(1) of ERISA, or a plan maintained in connection with a trust described in Section 501(c)(9) of the Code. (iii)Neither the Company nor any ERISA affiliate has, at any time, maintained, contributed to or had any obligation to maintain or contribute to any Multiemployer Plan.

               IV.........................................(i) Neither the
Company nor any




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


ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.
(ii)None of the Company, or its Subsidiaries or any plan fiduciary of any Employee Plan has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise materially violated or participated in a violation of the provisions of Part 4 of Title I, Subtitle B of ERISA. (iii)The Company and its Subsidiaries have not been assessed any civil penalty under Section 502(l) of ERISA. (iv)No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511.

               V..........................................Except  as required by
Section 4980B of the Code or Part 6 of Title 1, Subtitle B of ERISA, neither the Company nor any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company or an ERISA affiliate from amending or terminating any such benefit plan or such Welfare Plan.

               VI.........................................There  is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or its Subsidiaries that, individually or collectively, requires the payment by the Company or its Subsidiaries of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

               VII........................................Neither   the  Company
nor any ERISA Affiliate has announced to employees, former employees or directors an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Employee Plans which are intended to cover employees or former employees of the Company or any subsidiary or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company or any subsidiary.

               VIII.......................................Neither   the  Company
nor any Employee Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings. The insurance policies or other funding instruments, if any, for each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of the Company or its Subsidiaries (and, if applicable, their respective dependents) who has been advised by the Company or its Subsidiaries, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

               IX.........................................Neither  the execution and delivery of this Agreement or other related agreements by the Company nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any share options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

               X..........................................No  event has occurred in connection with which the Company or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

               XI.........................................The  Company  is not a
party to any severance or similar arrangement in respect of any of the Personnel that will result in any obligation (absolute or contingent) of the Company or Sub after the Closing to make any payment to any of such Personnel following termination of employment.

          1...................................................Tax Matters.

               I..........................................Filing of Tax Returns.
The Company and its Subsidiaries have timely filed with the appropriate taxing authorities all Returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. All Returns and other information filed are complete and accurate in all material respects. The Company and its Subsidiaries have not requested any extension of time within which to file Returns (including, without limitation, information Returns) in respect of any Taxes. The Company and its Subsidiaries have delivered to Sub complete and accurate copies of the federal, state and local income tax Returns for the years 1995, 1996 and 1997.

               II.........................................Payment  of Taxes. All
Taxes for which the Company and its Subsidiaries are or may be liable, in respect of periods (or portions thereof) ending on or before the Closing Date, have been timely paid, or an adequate reserve (in conformity with GAAP) has been established therefor, as set forth in the Financial Statements. There are no Taxes for which the Company and its Subsidiaries are or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date and that are attributable to income earned or activities of the Company and its Subsidiaries occurring before the Closing Date.

               III........................................Audits, Investigations
or Claims. No deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing or other governmental authority against the Company or its Subsidiaries which have not been paid or reserved on the Financial Statements. There are no pending or, to the Company's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes that in the reasonable judgment of the Company or its counsel are likely to result in an additional amount of Taxes, and there is no matter under discussion with any taxing or other governmental authority with respect to Taxes that in the reasonable judgment of the Company or its counsel is likely to result in an additional liability for Taxes with respect to the Company or its Subsidiaries. Audits of federal, state, and local returns for Taxes by the relevant taxing or other governmental authorities have been completed for the periods set forth on
Schedule 4.18(c) and none





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


of the Company or its Subsidiaries has been notified that any taxing or other governmental authority intends to audit any other Return for any period. No extension of any statute of limitations relating to Taxes is in effect with respect to the Company or its Subsidiaries. No power of attorney has been executed by the Company or its Subsidiaries with respect to any matters relating to Taxes which is currently in force.

               IV.........................................Liens.  There  are  no
liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

               V..........................................Safe Harbor Lease
Property. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

               VI.........................................Security for
Tax-Exempt Obligations. None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

               VII........................................Tax-Exempt Use
Property.  None of the Assets is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

               VIII.......................................No Withholding.  The
transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, of Subchapter A of Chapter 3 of the Code or of any other provision of law.

               IX.........................................Tax Election.   All
material elections with respect to Taxes affecting the Company or its Subsidiaries as of the date hereof are set forth on Schedule 4.18(i). Neither the Company nor its Subsidiaries has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code (or similar provisions under state or local law) apply to any disposition of the Assets. The Company and its Subsidiaries have not agreed to make, or are not required to make, any adjustment under Section 481(a) of the Code (or similar provisions under state or local law) by reason of a change in accounting method or otherwise.

               X..........................................Tax Sharing
Agreements. There are no tax sharing agreements or similar arrangements (whether written or unwritten) with respect to or involving the Company or its Subsidiaries.

               XI.........................................Partnerships.  The
Company and its Subsidiaries are not a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes.

               XII........................................Parachute Payments.
The Company and its Subsidiaries are not a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, including, without limitation, as a result of any event connected with the Merger or any other transaction contemplated herein.

               XIII.......................................Affiliated  Group. The
Company and its Subsidiaries have not been a member of an affiliated group that has filed a consolidated return or any group that has filed a combined, consolidated or unitary state or local return, other than the group of which the Company is currently the parent.

          1...................................................Insurance.


          Schedule 4.19 contains a complete and accurate list of all policies or binders for business interruption, fire, liability, title, worker's compensation, product liability, errors and omissions and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration date, annual premium and a general description of the type of coverage provided) maintained by the Company and its Subsidiaries. Such insurance provides, and during its term has provided, coverage to the extent and in the manner (a) adequate for the Company and its Subsidiaries and their Assets, businesses and operations and the risks insured against in connection therewith and (b) as may be or may have been required by law and by any and all Contracts to which the Company and/or its Subsidiaries are or have been a party. The Company and its Subsidiaries are not in any material default under any of such policies or binders, and the Company and its Subsidiaries have not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. No insurer has refused, denied or disputed coverage of any material claim made thereunder. No insurer has advised the Company and/or its Subsidiaries that it intends to reduce coverage, materially increase any premium or fail to renew any existing policy or binder. All such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

          2...................................................Customers and
Suppliers.


          Schedule 4.20 sets forth a true and correct list of (a) the 25 largest customers of the Company and its Subsidiaries, on a consolidated basis, in terms of sales during each of the fiscal year ended June 30,1997 and the nine months ended March 31, 1998, setting forth the total sales to each such customer during such period and (b) the 10 largest suppliers of the Company and its Subsidiaries, on a consolidated basis, in terms of purchases during each of the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998, setting forth for each such supplier the total purchases from each such supplier during such period. There has not been any adverse change in the business relationship of the Company or its Subsidiaries with any customer or supplier named in Schedule 4.20.

          3...................................................Compliance with
Environmental Laws.


               I..........................................The  Company  and  its
Subsidiaries are in material compliance with all Environmental Laws, including, without limitation, all Permits required thereunder to conduct their business as currently being conducted or proposed to be conducted. All such Permits are listed on Schedule 4.21. Neither the Company nor its Subsidiaries has received any notice to the effect that, or otherwise has knowledge that, (i) the Company and its Subsidiaries are not currently in




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


compliance in any material respect with, or are in violation of, any such Environmental Laws or Permits required thereunder or (ii) any currently existing circumstances are likely to result in a failure of the Company or its Subsidiaries to comply with, or a violation by the Company or its Subsidiaries of, any such Environmental Laws or Permits required thereunder. The Company and its Subsidiaries at all times during the previous five years have been in material compliance with all Environmental Laws.

               II.........................................There  are no existing or, to the knowledge of the Company, potential Environmental Claims against the Company or its Subsidiaries, nor have any of them received any written notification or otherwise has any knowledge, of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by the Company or its Subsidiaries.

               III........................................(i) No underground tank or other underground storage receptacle for Hazardous Substances is currently located on the Facilities and there have been no releases of any Hazardous Substances from any such underground tank or related piping and (ii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances on, upon or into the Facilities other than those authorized by Environmental Laws including, without limitation, the Permits required thereunder. In addition, to the best knowledge of the Company, there have been no such releases by the Company's or its Subsidiaries' corporate predecessors and no releases on, upon, or into any real property in the vicinity of any of the real properties of the Company or its Subsidiaries other than those authorized by Environmental Laws which, through soil or ground water contamination, may have come to be located on the properties of the Company or its Subsidiaries.

               IV.........................................Except  as  would  not
have  a  Material  Adverse  Effect  on  the  Company,   there  are  no  PCBs  or
asbestos-containing materials located at or on the Facilities.

               V..........................................The  Company  and  its
Subsidiaries are not a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which the Company or its Subsidiaries are obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions or compliance with Environmental Laws.

               VI.........................................The  Company  and  its
Subsidiaries have not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

               VII........................................There  are no  consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Permits) with or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Company or its Subsidiaries.

               VIII.......................................True and correct copies of the Environmental Reports, as well as all other written environmental reports, audits or assessments which have been conducted, either by the Company or its Subsidiaries or any person engaged by the Company or its Subsidiaries for such purpose, at any facility owned or formerly owned by the Company or its Subsidiaries have been made available to Sub and a list of all such reports, audits and assessments is set forth on Schedule 4.21(h).

          1...................................................No Other
Agreements  to Sell the  Assets or Shares of the  Company  or its  Subsidiaries.


          Other than sales of inventory or product in the ordinary course of business, consistent with past practice, neither the Company nor its Subsidiaries has any legal obligation, absolute or contingent, to any other person or firm to (a) sell or effect a sale of any or all of the Assets, (b) sell or effect a sale of any Equity Securities of the Company or its Subsidiaries, (c) effect any merger, consolidation or other reorganization of the Company or its Subsidiaries or (d) enter into any Contract or cause the entering into a Contract with respect to any of the foregoing.

          2...................................................Prohibited
Payments.


          The Company and its Subsidiaries have not, directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the
Company and its Subsidiaries for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or
(d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the Assets, business or operations of the Company or its Subsidiaries, which the Company or its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

          3...................................................Opinion of
Financial Advisor.


          The Company has received the opinion of Wasserstein Perella & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to such holders of the Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Sub.

          4...................................................Board
Recommendation.

          The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company and has taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the Voting Agreement and (ii) resolved to recommend that the holders of the shares of the Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

          5...................................................Required   Company
Vote.


          The affirmative vote of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Voting Agreement.

          6...................................................Proxy   Statement;
Schedule  13E-3.


          The Proxy Statement to be mailed to the stockholders of the Company in connection with the special meeting of the stockholders of the Company (the "Special Meeting") and the Schedule 13E-3, if filed, and any amendment thereof or supplement thereto, when, in the case of the Proxy Statement, mailed and at the time of the Special Meeting, and in the case of the Schedule 13E-3, when and if filed, shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply with all requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information furnished in writing by Sub or its representatives specifically for inclusion in any of the foregoing documents.


                                     ARTICLE

I.
REPRESENTATIONS  AND  WARRANTIES  OF SUB
          As an inducement to the Company to enter into this Agreement, Sub hereby makes the following representations and warranties as of the date hereof and as of the Closing Date to the Company:

          1...................................................Organization.


          Sub is duly organized, validly existing and in good standing under the laws of the State of ------------ Delaware.

          2...................................................Authorization.


          Sub has all necessary corporate power and authority to, and has taken all corporate action necessary on its part to, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sub and is a legal, valid and binding obligation of Sub, enforceable against Sub in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

          3...................................................Consents       and
Approvals.


          No consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body is required to be made or obtained by Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than any Regulatory Filings and pursuant to the DGCL.

          4...................................................No   Conflict   or
Violation.


          Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by Sub will result in
(a) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of Sub, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to (including, without limitation, by reason of the failure to obtain a consent or approval under any such contract), any term or provision of any contract, encumbrance or permit to which Sub is a party or by which any of its assets are bound, which breach, default or creation of any such right would reasonably be expected to have a Material Adverse Effect on Sub.

          5...................................................Proxy   Statement.



          The information concerning Sub, its officers, directors, employees and shareholders furnished in writing to the Company by Sub specifically for use in the Proxy Statement will not, when mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Sub makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents or in the Schedule 13E-3.

          6................................................... Financing.



          Sub has delivered to the Company complete and correct executed copies of letters (the "Financing Letters") issued in connection with the financing of the transactions contemplated hereby (the "Financing"). Assuming satisfaction of all applicable conditions set forth in the Financing Letters and full funding thereunder, Sub at Closing shall be capitalized with an equity contribution in an amount up to $60,000,000 and such funds, together with the proceeds from the Financing, will provide sufficient funds to consummate the transactions contemplated hereby.


                                     ARTICLE

I.  COVENANTS OF THE COMPANY and Sub
          The Company and Sub covenant and agree with each other that from the date hereof through the Closing:

          1...................................................Maintenance of
Business Prior to Closing.


          Prior to the Effective Time, except as set forth in the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Sub has consented in writing thereto, the Company:

               I..........................................shall, and shall cause each of its Subsidiaries to, conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

               II.........................................shall   use  its  best
efforts, and shall cause each of its Subsidiaries to use its best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

               III........................................shall  not,  and shall
cause  its  Subsidiaries   not  to,  amend  their  respective   certificates  of
incorporation or by-laws or comparable governing instruments;

               IV.........................................shall  promptly notify
Sub of (i) any Material Adverse Change, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach of any representation or warranty contained herein;

               V..........................................shall promptly deliver to Sub correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

               VI.........................................shall  not,  and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), release or relinquishment of any material contract rights, or any acquisition or disposition of Assets or securities other than in the ordinary course of business consistent with past practice;

               VII........................................shall  not,  and shall not permit any of its Subsidiaries to, (i) grant, confer or award any options, warrants, conversion rights or other rights or Equity Securities, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or its Subsidiaries or (ii) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or, except as contemplated by Section 3.3, authorize cash payments in exchange for any options granted under any of such plans;

               VIII.......................................shall  not,  and shall not permit any of its Subsidiaries to, amend the terms of the Benefit Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

               IX.........................................shall  not,  and shall not permit any of its Subsidiaries to, (i) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material, to its employees or (ii) enter into any collective bargaining agreement;

               X..........................................shall  not,  and shall not permit any of its Subsidiaries to, (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (ii) make any loans or advances to any other person, except in the case of clause (i) for borrowings under existing credit facilities in the ordinary course of business and, except in the case of clause
(ii) for advances consistent with past practice which are not material;

               XI.........................................shall  not,  and shall not permit any of its Subsidiaries to, (i) materially change any practice with respect to Taxes, (ii) make, change or revoke any material Tax election, or
(iii) settle or compromise any material dispute involving a Tax liability;

               XII........................................shall  not,  and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or
(iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for share of its capital stock;

               XIII.......................................shall  not,  and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities (other than the issuance or shares of Company Common Stock upon the exercise of Options outstanding on the date hereof in accordance with their present terms);

               XIV........................................shall  not,  and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure except in accordance with the Company's capital expenditure plan for fiscal years 1998 and 1999, a true, correct and complete copy of which has been delivered to Sub;

               XV.........................................shall  not,  and shall not permit any of its Subsidiaries to, change any accounting principles or practices;

               XVI........................................shall  not,  and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party; and

               XVII.......................................shall  not,  and shall not permit any of its Subsidiaries to take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

          1...................................................Investigation   by
Sub.


          The Company shall allow Sub, its counsel, accountants and other representatives and the financial institutions (and their counsel and representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby, during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, Facilities, business and operations of the Company and its Subsidiaries and to inspect and make copies of Contracts, books and records and all other documents and information reasonably requested by Sub and related to the operations and business of the Company and its Subsidiaries including, without limitation, historical financial information concerning the business of the Company and its Subsidiaries and to meet with designated Personnel of the Company or its Subsidiaries and/or their representatives. The Company and its Subsidiaries shall furnish to Sub promptly upon request (a) all additional documents and information with respect to the affairs of the Company and its Subsidiaries relating to their businesses and (b) access to the Personnel and to the Company's and its

Subsidiaries' accountants and counsel as Sub, or its counsel or accountants, may from time to time reasonably request and the Company and its Subsidiaries shall instruct their Personnel, accountants and counsel to cooperate with Sub, and to provide such documents and information as Sub and its representatives may request. Sub will hold, and will use its reasonable best efforts to cause its counsel, accountants and other representatives and the financial institutions (and their counsel and representatives) providing or proposed to provide financing in connection herewith, any nonpublic information in confidence to the extent required by, and in accordance with, that certain confidentiality letter, dated April 9, 1998, between Wasserstein Perella & Co., Inc. and Odyssey Investment Partners, LLC (the "Confidentiality Letter").

          2...................................................Consents and
Efforts.

               I..........................................Upon   the  terms  and
subject to the conditions set forth in this Agreement, each of the parties agrees to (A) promptly make its respective filings under the HSR Act with respect to the Merger and (B) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Sub and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

               II.........................................The    Company   shall
cooperate with any reasonable requests of Sub or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Sub and its Affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to Sub for the prior review of Sub's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

               III........................................The    Company    will
provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all reasonable cooperation in connection with the arrangement of any financing (including the Financing) to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, (x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by Sub; provided that the form and substance of any of the material documents referred to in clause (y), and the terms and conditions of any of the material agreements and other documents referred to in clause (z), shall be substantially consistent with the terms and conditions of the financing required to satisfy the condition precedent set forth in Section 7.3(f). In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Sub, to call for prepayment or redemption, as the case may be, any then existing indebtedness of the Company; provided that such prepayment or redemption shall only be made comteporaneously with or after the Effective Time.

               IV.........................................Sub   shall   use  its
reasonable best efforts to arrange the Financing pursuant to the Financing Letters.

          1...................................................Other Offers.

               I..........................................Neither   the  Company
nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to, (x) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group, other than Sub and its representatives and affiliates, relating to (i) any acquisition or purchase of 20% or more of the assets or of over 20% of any class of Equity Securities of the Company and its Subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of Equity
Securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, recapitalization, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the assets other than the transactions contemplated by this Agreement or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to materially dilute the benefits to Sub of the transactions contemplated hereby (each such transaction being referred to herein as an "Acquisition Proposal"), or agree to or endorse any Acquisition Proposal, (y) enter into or participate in any discussions or negotiations regarding any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Sub and its representatives and affiliates) to do or seek any of the foregoing, (z) grant any waiver or release under any standstill or similar agreement with respect to any Equity Securities of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Letter, and a copy of which shall be provided for informational purposes only to Sub) concerning the Company and its businesses, properties or Assets to any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Sub or any of its Affiliates (a "Third Party") who has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 4.25 hereof and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (i) through (iv), only to the extent that (A) the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law and (B) the Board of Directors of the Company shall have concluded in good faith after consultation with its financial advisor that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after giving reasonable notice to Sub with respect to its intent to take such action and informing Sub of the terms and conditions of such proposal and the identity of the person making it. The Company shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company and its Subsidiaries hereby represent that they are not now engaged in discussions or negotiations with any party other than Sub with respect to any proposed Acquisition Transaction.

               II.........................................If a Payment Event (as
hereinafter defined) occurs, the Company shall pay to Sub, within one business day following such event, a fee of $6,500,000. "Payment Event" means (1) the termination of this Agreement pursuant to Section 8.1(a)(v); (2) the termination of this Agreement pursuant to Section 8.1(a)(vi); (III) the termination of this Agreement by Sub pursuant to Section 8.1(a)(iii) but only if the failure of a condition arises from a breach of obligation or untruth or incorrectness of any representation or warranty which breach or untruth or incorrectness arises out of the bad faith or willful misconduct of the Company; or (IV) the occurrence of any of the following events if this Agreement shall have been terminated (1) by Sub pursuant to Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Sections 7.1(a), 7.3(a), 7.3(e), 7.3(g) or 7.3(h) to be satisfied, or (2) pursuant to Sections 8.1(a)(ii) or (vii), or (3) by the Company pursuant to Section 8.1(a)(iii) due to a failure of any of the conditions set forth in
Section 7.1(a) to be satisfied: (A) any Third Party other than Sub or any of its Affiliates or any party to the Voting Agreement (a "Permitted Party") (so long as no such party to the Voting Agreement is a member of a "group" (as defined in Section 13(d) of the Exchange Act) which includes any other person) shall have become the beneficial owner of more than 20% of the outstanding shares of Company Common Stock; or (B)(x) any Third Party (other than Sub or any of its Affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by stockholders of the Company owning of record or beneficially in the aggregate 5% or more of the outstanding shares of Company Common Stock) a bona fide intention to make an Acquisition Proposal (including by making such an Acquisition Proposal) and (y) on or prior to the date that is within 12 months of the termination of this Agreement, the Company either consummates with a Third Party a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under
Section 6.4(a) or enters into a definitive agreement with a Third Party with respect to a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under Section 6.4 (whether or not such Third




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


Party is the Third Party referred to in clause (x) above).

               III........................................Upon   termination  of
this Agreement (I) by Sub pursuant to Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Sections 7.1(a), 7.3(a), 7.3(e), 7.3(g) or 7.3(h) to be satisfied, or (II) pursuant to Sections 8.1(a)(v), (vi) or (vii), or (III) by the Company pursuant to Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Section 7.1(a) to be satisfied, the Company shall reimburse Sub and its Affiliates not later than two business days after submission of reasonable documentation thereof for all of their documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses for their counsel (billed at standard billing rates for Sub) and investment banking fees), actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby and the arrangement of, obtaining the commitment to provide or obtaining the financing for transactions contemplated by this Agreement (including any fees payable to the entities providing for such financing and their respective counsel billed at standard rates for Sub); provided that the aggregate amount payable pursuant to this Section 6.4(c) shall not exceed $1,500,000.

               IV.........................................The Company
acknowledges that the agreements contained in this Section 6.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.4, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this
Section 6.4, the Company shall also pay to Sub its costs and expenses incurred in connection with such litigation.

               V..........................................The  Company  and  its
Subsidiaries shall (i) immediately notify Sub (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (ii) promptly notify Sub of the terms of any proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (iii) promptly provide Sub with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Sub informed of the status of such offer and the offeror's efforts and activities with respect thereto.

               VI.........................................This Section 6.4 shall survive any termination of this Agreement, however caused.

          1...................................................Meeting of
Stockholders.


          The Company shall take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws, including the timely mailing of the Proxy Statement, to convene the Special Meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful




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

action to solicit such approval; provided that the Board of Directors of the Company may fail to make or withdraw or modify such recommendation, but only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law. The Company will use its best efforts to hold such meeting as soon as practicable after the date hereof.

          2...................................................Proxy Statement.

               I..........................................Sub  and  the  Company
shall cooperate and prepare, and the Company shall file with the SEC as soon as practicable, a proxy statement with respect to the Special Meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Stock. The Company shall comply in all respect with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its Affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless otherwise required by the fiduciary duties of the directors under applicable law as contemplated hereby. The Company shall use all reasonable efforts, and Sub will cooperate with the Company, to have all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

               II.........................................No     amendment    or
supplement to the Proxy Statement shall be made by Sub or the Company without the approval of the other party. The Company shall advise Sub of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          1...................................................Schedule 13E-3.


          If, in the opinion of the Company's counsel after consultation with counsel to Sub, the filing with the SEC of a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") in connection with the Merger is required by Rule 13e-3 under the Exchange Act, the Company shall file the Schedule 13E-3 with the SEC at the time of filing of the Proxy Statement. If the Schedule 13E-3 is filed, at the time of any amendment to the Proxy Statement, the parties shall cause to be file with the SEC an appropriate amendment to the Schedule 13E-3.

          2...................................................Director and
Officer Liability.

          (a)..................................................For a period of 6 years after the Effective Time, Sub will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and by-laws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification. The by-laws of the Surviving Corporation shall contain provisions substantially similar in terms of the rights granted to the provisions with respect to indemnification and insurance set forth in the Company's certificate of incorporation, which provisions shall not be amended in any manner that would adversely affect the rights under those by-laws of the Company's employees, agents, directors or officers for acts or omissions on or prior to the Effective Time, except if such amendment is required by law. For a period of 6 years after the Effective Time, Sub will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 6.8, Sub shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 125% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Sub.

          (b)..................................................In furtherance of and not in limitation of the preceding paragraph, Sub agrees that the officers and directors of the Company that are defendants in all litigation commenced by stockholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state law (including litigation under federal and state securities laws) and (y) the Merger, including, without limitation, any and all such litigation commenced on or after the date of this Agreement (the "Subject Litigation") shall be entitled to be represented, at the reasonable expense of the Company, in the Subject Litigation by one counsel (and Delaware counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such director defendants; provided that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in Section 6.8(a) shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Company (such consent not to be unreasonably withheld) and, prior to the Closing, Sub; and provided further that neither Sub nor the Company shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

          (c)..................................................In  the event the
Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 6.8.

          3...................................................Notices of Certain
Events.


          The Company shall promptly notify Sub of:

               I..........................................any  notice  or  other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

               II.........................................any  notice  or  other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

               III........................................any  Actions commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

          1...................................................Further
Assurances.


          At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          2 ...........................................Resignation of Directors.


          At the Closing, the Company shall deliver to Sub evidence satisfactory to Sub of the resignation of all directors of the Company, effective at the Effective Time.

          3 .........................................Financial Statements,  Etc.


          Within 30 days after the end of each calendar month, the Company and its Subsidiaries shall provide Sub with the interim financial statements relating to such calendar month. Such interim financial statements shall (a) be in accordance with the books and records of the Company and its Subsidiaries, (b) be prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for the absence of footnotes) and present fairly and accurately in accordance with GAAP the Assets, liabilities (including, without limitation, all reserves) and financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations, stockholders' equity and cash flows for the periods covered thereby.


                                     ARTICLE

I.
CONDITIONS TO THE MERGER

          1...................................................Conditions  to the
Obligations of Each Party.


          The obligations of the Company and Sub to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

               I..........................................This  Agreement  shall have been adopted by the stockholders of the Company in accordance with the DGCL;

               II.........................................Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

               III........................................No  provision  of  any applicable law or regulation and no judgment, order, decree or injunction shall prohibit or restrain the consummation of the Merger; provided, however, that the Company and Sub shall each use its reasonable best efforts to have any such judgment, order, decree or injunction vacated.

          1...................................................Conditions  to the
Obligations  of the Company.


          The obligations of the Company to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of the Company, to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by the Company in accordance with
Section 8.4: (a) all representations and warranties of Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made at and as of the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true as of such specified date), (b) Sub shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date and (c) the

Company shall have received, at or prior to the Closing, a certificate executed by the President of Sub certifying that, as of the Closing Date, the conditions set forth in Section 7.2(a) and (b) have been satisfied.

          2...................................................Conditions  to the
Obligations  of Sub.


          The obligations of Sub to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of Sub, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sub in accordance with Section 8.4:

               I..........................................Representations,
Warranties and Covenants.

               II.........................................All representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true in all material respects as of such specified date), except where the untruth or incorrectness of such representations and warranties would not, singly or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Section 7.3(a)(i), the representations and warranties of the Company contained in this Agreement shall be deemed to have been made without any qualification as to knowledge or materiality and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects," "Material Adverse Change," "knowledge," "best knowledge" and similar terms and phrases (including, without limitation, references to the dollar thresholds therein) shall be deemed to be deleted therefrom, provided that the foregoing clause shall not apply solely for the purpose of determining the truth and correctness of the lists set forth in certain informational representations and warranties that require disclosure of lists of items of a material nature or above a specified threshold.

               III........................................The Company shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

               IV.........................................Sub     shall     have
received, at or prior to the Closing, a certificate executed by the President and the Chief Financial Officer of the Company certifying that, as of the Closing Date, the conditions set forth in Sections 7.3(a), (b) and (e) have been satisfied.

               V..........................................No Proceedings or
Litigation.


          No Actions by any governmental authority or any other entity or person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage Sub or materially adversely affect the value of the Company Common Stock or the Assets, business or operations of the Company and its Subsidiaries or Sub's ability to own and operate the Assets, business or operations of the Company and its Subsidiaries, if the transactions contemplated hereby are consummated.

               VI.........................................Recapitalization.


          Sub shall be reasonably satisfied that the Merger shall be recorded as a "recapitalization" for financial reporting purposes.

               VII........................................Consents.




               VIII.......................................All consents,
approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company after giving effect to the transactions contemplated by this Agreement (including the Financing).

               IX.........................................All consents listed on
Schedule 4.9 of the Disclosure Schedule shall have been obtained.

               X..........................................Material Changes.


          Since March 31, 1998, there shall not have been any Material Adverse Change with respect to the Company and, to the knowledge of the Company, there shall have been no potential or threatened Material Adverse Change with respect to the Company.

               XI.........................................Financing.



          The funding contemplated by the Financing Letters shall have been obtained.

               XII........................................Certain Other
Agreements.



               XIII.......................................The  Persons listed in
Schedule 7.3(g) shall have entered into, as applicable, (a) the employment agreements and (b) one or more agreements relating to their respective equity interests in the Company after the Effective Time, in each case on the terms and conditions substantially consistent with the terms and conditions of such agreements set forth on
Schedule 7.3(g) hereto.

               XIV........................................The Stockholders party to the Voting Agreement shall have performed their obligations under the Voting Agreement in all material respects.

               XV.........................................That certain
Stockholders Agreement, dated as of October 8, 1992, and as amended as of July 3, 1996, by and among the Company, Stephen Russell and Hanseatic Corp. shall be terminated and of no further force or effect and any and all rights conferred to such parties therein shall have been waived pending the consummation of the Merger.

               XVI........................................Financial Information.
Ernst & Young LLP shall have completed its audit, in accordance with generally accepted auditing standards, of the Company's balance sheet as of June 30, 1998 and the corresponding statement of income, change in stockholders' equity and cash flows for the fiscal year ended June 30, 1998, and shall have issued an unqualified report with respect thereto (including that such audited financial statements are in accordance with GAAP).


ARTICLE XVII.

                                  MISCELLANEOUS

          1...................................................Termination.

               I..........................................Termination.


          This Agreement may be terminated prior to the Effective Time as follows (notwithstanding any approval of the Merger by the stockholders of the Company):

               II.........................................by mutual written consent of Sub and the Company at any time;

               III........................................by  Sub or the Company
if the Closing shall not have occurred on or before November 30, 1998, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

               IV.........................................by  either the Company or Sub, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

               V..........................................by  either the Company or Sub, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

               VI.........................................by Sub if the Board of
Directors of the Company shall have (A) withdrawn or modified or amended, in a manner adverse to Sub, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger, (B) approved, recommended or endorsed an Acquisition Proposal (including a tender or exchange offer for Company Common Stock) or shall have failed to reconfirm its recommendation of this Agreement and the Merger within five business days of Sub's request that it do so, (C) failed to call the Stockholders Meeting or failed as promptly as practicable to mail the Proxy Statement to its stockholders or failed to include in such statement the recommendation referred to above, (D) in response to the commencement of any tender offer of exchange offer for more then 20% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer; or (E) resolved to do any of the foregoing;

               VII........................................by   the   Company  if
prior to the Effective Time, in good faith, based upon written advice from outside counsel and in order to prevent the Board of Directors from breaching its fiduciary duty, the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse to Sub, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Company Common Stock, in either case, that is determined, by the Board of Directors of the Company to be on financial terms more favorable to the Company's stockholders than the Merger, provided that the Company shall be in compliance with Section 6.4; or

               VIII.......................................by  either the Company or Sub if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger is voted upon, the requisite stockholder adoption and approval shall not have been obtained.

                         The party desiring to terminate this Agreement pursuant
to Sections 8.1(a)(ii)-(vii) shall give written notice of such termination to the other party in accordance with Section 8.3.

               IX.........................................Effect of Termination.



          If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or such party's officers, directors, employees or representatives, except (i) that the agreements contained in Sections 6.4,
8.8 and 8.13 hereof shall survive the termination hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

               X..........................................Procedure Upon
Termination.


          In the event of termination of this Agreement pursuant to Section 8.1:

               XI.........................................Each party shall redeliver all documents, work papers and other material of any other party and any and all copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

               XII........................................No confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by law; and

               XIII.......................................The Confidentiality
Letter shall survive in accordance with its terms.

          1...................................................Assignment.


          Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of all other parties to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, with respect to the provisions of Section 6.8 hereof, shall inure to the benefit of the persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof, `and no other person shall have any right, benefit or obligation hereunder.

          2...................................................Notices.


          All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to the Company, addressed to:

               Celadon Group, Inc.
               One Celadon Drive
               Indianapolis, IN  46236-4207
               Attention: Stephen Russell
               Telecopy: (317) 890-8099

          With a copy to:

               Proskauer Rose LLP
               1585 Broadway
               New York, NY  10037
               Attention:  Arnold Jacobs, Esq.
               Telecopy:  (212) 969-2900

          If to Sub, addressed to:

               Laredo Acquisition Corp.
               c/o Odyssey Investment Partners, LLC
               280 Park Avenue, 38th Floor
               New York, NY   10017
               Attention:  Brian Kwait
               Telecopy:  (212) 351-7925

          With a copy to:

               Latham & Watkins
               885 Third Avenue
               Suite 1000
               New York, NY  10022
               Attention:  Richard Trobman, Esq.

               Telecopy:  (212) 751-4864

          or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          3............................................................Entire
Agreement;  Waivers.


          This  Agreement,  together  with all  exhibits  and  schedules  hereto
(including,   without limitation,  the  Disclosure  Schedule),  and  the  other agreements referred to herein, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The Confidentiality Letter shall terminate at the Effective Time.

          4............................................................Multiple
Counterparts.


          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5......................................................Invalidity.


          In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          6............................................................Titles.


          The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          7............................................................Fees  and
Expenses.


          Except as provided in Section 6.4 hereof, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          8.................................................Cumulative Remedies.


          All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

          9..........................................GOVERNING LAW.


          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

          10................................................Amendment.


          This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto shall terminate at the Effective Time.

          11.....................................Public Announcements.


          Neither Sub, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement and the Voting Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by applicable law, court process or the quotation requirements of NASDAQ. In addition to the foregoing, Sub and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

          12.......................................Enforcement of Agreement.

          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          13............................................Non-survival of
Representations,   Warranties.


          The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

          14...........................................Interpretive Provisions.

               I...................................................The     words
"hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

               II..................................................Accounting
terms used but not otherwise defined herein shall have the meanings given to such terms under GAAP.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.




                                                     LAREDO ACQUISITION CORP.

                                                     By:________________________

                                                     Name:______________________

                                                     Title:_____________________



                                                     CELADON GROUP, INC.

                                                     By:________________________

                                                     Name:______________________

                                                     Title:_____________________

                                                                            Page
                                                                            ----


                                TABLE OF CONTENTS

ARTICLE I.  DEFINITIONS ...............................................2

     1.1.  Defined Terms ..............................................2
     1.2.  Other Defined Terms ........................................7

ARTICLE II.  THE MERGER ...............................................8

     2.1.  The  Merger ................................................8
     2.2.  Effective Time .............................................8
     2.3.  Closing ....................................................8
     2.4.  Certificate of Incorporation and By-Laws ...................8
     2.5.  Directors ..................................................9
     2.6.  Officers ...................................................9

ARTICLE III.  EFFECT OF MERGER ON SECURITIES OF SUB AND THE
                COMPANY ...............................................9

     3.1.  Conversion of Sub Common Stock. ............................9
     3.2.  Conversion of Company Common Stock. ........................9
     3.3.  Options ....................................................10
     3.4.  Warrants ...................................................10
     3.5.  Exchange of Certificates ...................................10
     3.6.  Dissenting Shares ..........................................12

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE
                COMPANY ...............................................13

     4.1.  Organization and Capitalization ............................13
     4.2.  Authorization ..............................................14
     4.3.  Subsidiaries ...............................................14
     4.4.  Absence of Certain Changes or Events. ......................15
     4.5.  Title to Assets; Absence of Liens and Encumbrances, etc. ...15
     4.6.  Contracts and Commitments ..................................17

                                                                            Page
                                                                            ----

     4.7.  Permits ....................................................18
     4.8.  No Conflict or Violation ...................................19
     4.9.  Consents and Approvals .....................................19
     4.10. SEC Documents; Financial Statements, etc. ..................19
     4.11. Undisclosed Liabilities ....................................20
     4.12. Litigation .................................................20
     4.13. Labor Matters ..............................................20
     4.14. Compliance with Law ........................................21
     4.15. No Brokers .................................................21
     4.16. Proprietary Rights .........................................22
     4.17. Employee Plans .............................................22
     4.18. Tax Matters ................................................24
     4.19. Insurance ..................................................26
     4.20. Customers and Suppliers ....................................26
     4.21. Compliance with Environmental Laws. ........................26
     4.22. No Other Agreements to Sell the Assets or Shares of the
                 Company or its Subsidiaries ..........................28
     4.23. Prohibited Payments ........................................28
     4.24. Opinion of Financial Advisor ...............................28
     4.25. Board Recommendation .......................................28
     4.26. Required Company Vote ......................................28
     4.27. Proxy Statement; Schedule 13E-3. ...........................29

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF SUB .....................29

     5.1.  Organization ...............................................29
     5.2.  Authorization ..............................................29
     5.3.  Consents and Approvals .....................................29
     5.4.  No Conflict or Violation ...................................30
     5.5.  Proxy Statement ............................................30
     5.6.  Financing ..................................................30

ARTICLE VI.  COVENANTS OF THE COMPANY AND SUB .........................30

     6.1.  Maintenance of Business Prior to Closing ...................30
     6.2.  Investigation by Sub .......................................32
     6.3.  Consents and Efforts .......................................33
     6.4.  Other Offers ...............................................34

                                                                            Page
                                                                            ----

     6.5.  Meeting of Stockholders ....................................36
     6.6.  Proxy Statement ............................................37
     6.7.  Schedule 13E-3 .............................................37
     6.8.  Director and Officer Liability .............................37
     6.9.  Notices of Certain Events ..................................38
     6.10. Further Assurances .........................................39
     6.11. Resignation of Directors ...................................39
     6.12. Financial Statements, Etc ..................................39

ARTICLE VII.  CONDITIONS TO THE MERGER ................................39

     7.1.  Conditions to the Obligations of Each Party. ...............39
     7.2.  Conditions to the Obligations of the Company. ..............40
     7.3.  Conditions to the Obligations of Sub. ......................40

ARTICLE VIII.  MISCELLANEOUS ..........................................42
     8.1.  Termination ................................................42
     8.2.  Assignment .................................................44
     8.3.  Notices ....................................................45
     8.4.  Entire Agreement; Waivers ..................................45
     8.5.  Multiple Counterparts ......................................46
     8.6.  Invalidity .................................................46
     8.7.  Titles .....................................................46
     8.8.  Fees and Expenses ..........................................46
     8.9.  Cumulative Remedies ........................................46
     8.10. GOVERNING LAW ..............................................46
     8.11. Amendment ..................................................46
     8.12. Public Announcements .......................................47
     8.13. Enforcement of Agreement ...................................47
     8.14. Non-survival of Representations, Warranties ................47
     8.15. Interpretive Provisions ....................................47

                                     ANNEX B

          262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinary meant by those words and also membership or membership interest of a member of a nonstock corporation; and words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipt in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that apprisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable.

          (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which apprisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistance secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is give prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsection (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (b) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The  Court  shall  direct  the  payment  of the fair  value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)



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                                                                         ANNEX C

                                                                   June 23, 1998


Board of Directors
Celadon Group, Inc.
One Celadon Drive
Indianapolis, IN  46236-4207

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.033 per share (the "Shares) of Celadon Group, Inc. (the "Company") (other than a portion of such shares held by certain officers, directors and employees of the Company as set forth on Schedule A to the Merger Agreement (as herein after defined) (the "Rollover Shares") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 23, 1998 (the "Merger Agreement"), by and between the Company and Laredo Acquisition Corp. ("Sub"). The Merger Agreement provides for, among other things, a merger of Sub with and into the Company pursuant to which each outstanding Share (other than the Rollover Shares and Treasury Securities (as defined in the Merger Agreement)), will be converted into the right to receive $20.00 in cash (the "Transaction"). The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

In connection with rendering our opinion, we have reviewed drafts of the Merger Agreement and related documents, and for purposes hereof, we have assumed that the final forms of these documents will not differ in any material respect from the drafts provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the trucking industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Transaction or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our





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opinion  is  necessarily  based on  economic  and  market  conditions  and other circumstances as they exist and can be evaluated by us as of the date hereof.

It should be noted that in the context of our engagement by the Company, we were authorized only to solicit indications of interest in acquiring all or any part of the Company from private investment groups.

In the ordinary course of our business, we may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as financial advisor to the Company in connection with the proposed Transaction and will receive a fee for our services, which is contingent upon the consummation of the Transaction. Our opinion addresses only the fairness from a financial point of view to the shareholders of the Company (other than the holders of the Rollover Shares) of the consideration to be received by such shareholders pursuant to the Transaction, and we do not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement. In addition, our opinion does not address the solvency of the Company or any other entity following consummation of the Transaction or at any time.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and except for inclusion in its entirety in any proxy statement required to be circulated to shareholders of the Company relating to the Transaction, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder with respect to how such holder should vote with respect to the Transaction, and should not be relied upon by any shareholder as such.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the $20.00 per Share cash consideration to be received by the shareholders of the Company pursuant to the Transaction is fair to such shareholders (other than the holders of the Rollover Shares) from a financial point of view.

Very truly yours, WASSERSTEIN PERELLA & CO., INC.


Board of Directors of Celadon Group, Inc. June 23, 1998





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